U.S. $600,000,000

                AMENDED AND RESTATED CREDIT AGREEMENT

                     Dated as of August 1, 1997

                        NINE WEST GROUP INC.,

                   NINE WEST UK HOLDINGS LIMITED,

                        NINE WEST ASIA LTD.,

                  NINE WEST MELBOURNE PTY LTD, and

                    NINE WEST CANADA CORPORATION,

                            as Borrowers,


                    THE GUARANTORS NAMED HEREIN,

                           as Guarantors,


                     CITICORP SECURITIES, INC.,

                            as Arranger,


                           CITIBANK, N.A.,

                    as Administrative Agent, and


                      THE LENDERS PARTY HERETO


                           TABLE OF CONTENTS

                                                                   Page

                               ARTICLE I

                   DEFINITIONS AND ACCOUNTING TERMS. . . . . . . . .  2

            1.1.  Defined Terms. . . . . . . . . . . . . . . . . . .  2
            1.2.  Computation of Time Periods. . . . . . . . . . . . 31
            1.3.  Accounting Terms . . . . . . . . . . . . . . . . . 31
            1.4.  Certain Terms. . . . . . . . . . . . . . . . . . . 31

                              ARTICLE II

                    AMOUNTS AND TERMS OF THE LOANS . . . . . . . . . 32

            2.1.  The Revolving Credit Loans . . . . . . . . . . . . 32
            2.2.  The Letters of Credit. . . . . . . . . . . . . . . 32
            2.3.  Making the Loans . . . . . . . . . . . . . . . . . 33
            2.4.  Fees . . . . . . . . . . . . . . . . . . . . . . . 36
            2.5.  Amendment, Reduction and Termination of the
                   Commitments . . . . . . . . . . . . . . . . . . . 37
            2.6.  Repayment; Evidence of Indebtedness. . . . . . . . 37
            2.7.  Prepayments. . . . . . . . . . . . . . . . . . . . 38
            2.8.  Conversion/Continuation Option . . . . . . . . . . 39
            2.9.  Interest . . . . . . . . . . . . . . . . . . . . . 40
            2.10.  Interest Rate Determination . . . . . . . . . . . 41
            2.11.  Increased Costs . . . . . . . . . . . . . . . . . 42
            2.12.  Illegality. . . . . . . . . . . . . . . . . . . . 42
            2.13.  Capital Adequacy. . . . . . . . . . . . . . . . . 43
            2.14.  Payments and Computations . . . . . . . . . . . . 43
            2.15.  Taxes . . . . . . . . . . . . . . . . . . . . . . 45
            2.16.  Sharing of Payments, Etc. . . . . . . . . . . . . 48
            2.17.  Letter of Credit Facility . . . . . . . . . . . . 49
            2.18.  Substitution of Lenders . . . . . . . . . . . . . 55
            2.19.  The Swing Loans . . . . . . . . . . . . . . . . . 57
            2.20.  The Competitive Loans . . . . . . . . . . . . . . 59
            2.21.  The Multicurrency Loans . . . . . . . . . . . . . 62
            2.22.  Currency Equivalents. . . . . . . . . . . . . . . 63

                              ARTICLE III

                              CONDITIONS . . . . . . . . . . . . . . 64

            3.1.  Conditions Precedent to Effectiveness. . . . . . . 64
            3.2.  Additional Conditions Precedent to Effectiveness . 65
            3.3.  Conditions Precedent to Each Loan and Letter of Credit 66

                              ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES . . . . . . . . . 67

            4.1.  Corporate Existence; Compliance with Law . . . . . 67
            4.2.  Corporate Power; Authorization; Enforceable Obligations 68
            4.3.  Taxes. . . . . . . . . . . . . . . . . . . . . . . 69
            4.4.  Full Disclosure. . . . . . . . . . . . . . . . . . 70
            4.5.  Financial Matters. . . . . . . . . . . . . . . . . 70
            4.6.  Litigation . . . . . . . . . . . . . . . . . . . . 71
            4.7.  Margin Regulations . . . . . . . . . . . . . . . . 71
            4.8.  Subsidiaries . . . . . . . . . . . . . . . . . . . 71
            4.9.  ERISA. . . . . . . . . . . . . . . . . . . . . . . 72
            4.10.  Liens . . . . . . . . . . . . . . . . . . . . . . 73
            4.11.  No Burdensome Restrictions; No Defaults . . . . . 73
            4.12.  No Other Ventures . . . . . . . . . . . . . . . . 74
            4.13.  Investment Company Act; Public Utility Holding
                   Company Act . . . . . . . . . . . . . . . . . . . 75
            4.14.  Insurance . . . . . . . . . . . . . . . . . . . . 75
            4.15.  Labor Matters . . . . . . . . . . . . . . . . . . 75
            4.16.  Force Majeure . . . . . . . . . . . . . . . . . . 75
            4.17.  Use of Proceeds . . . . . . . . . . . . . . . . . 76
            4.18.  Environmental Protection. . . . . . . . . . . . . 76
            4.19.  Intellectual Property . . . . . . . . . . . . . . 77
            4.20.  Title.. . . . . . . . . . . . . . . . . . . . . . 78
            4.21.  Certain Indebtedness. . . . . . . . . . . . . . . 78
            4.22.  Restricted Payments . . . . . . . . . . . . . . . 78

                               ARTICLE V

                          FINANCIAL COVENANTS. . . . . . . . . . . . 79

            5.1.  Maximum Leverage Ratio . . . . . . . . . . . . . . 79
            5.2.  Fixed Charge Coverage Ratio. . . . . . . . . . . . 79
            5.3.  Maintenance of Net Worth . . . . . . . . . . . . . 79

                              ARTICLE VI

                         AFFIRMATIVE COVENANTS . . . . . . . . . . . 79

            6.1.  Compliance with Laws, Etc. . . . . . . . . . . . . 80
            6.2.  Payment of Taxes, Etc. . . . . . . . . . . . . . . 80
            6.3.  Maintenance of Insurance . . . . . . . . . . . . . 80
            6.4.  Preservation of Corporate Existence, Etc.. . . . . 80
            6.5.  Access . . . . . . . . . . . . . . . . . . . . . . 81
            6.6.  Keeping of Books . . . . . . . . . . . . . . . . . 81
            6.7.  Maintenance of Properties, Etc.. . . . . . . . . . 81
            6.8.  Performance and Compliance with Other Covenants. . 82
            6.9.  Application of Proceeds. . . . . . . . . . . . . . 82
            6.10.  Financial Statements. . . . . . . . . . . . . . . 82
            6.11.  Reporting Requirements. . . . . . . . . . . . . . 83
            6.12.  Employee Plans. . . . . . . . . . . . . . . . . . 87
            6.13.  Fiscal Year . . . . . . . . . . . . . . . . . . . 88
            6.14.  Environmental . . . . . . . . . . . . . . . . . . 88
            6.15.  Cash Management System. . . . . . . . . . . . . . 88

                              ARTICLE VII

                          NEGATIVE COVENANTS . . . . . . . . . . . . 88

            7.1.  Liens, Etc.. . . . . . . . . . . . . . . . . . . . 88
            7.2.  Indebtedness . . . . . . . . . . . . . . . . . . . 91
            7.3.  Sale/Leasebacks. . . . . . . . . . . . . . . . . . 92
            7.4.  Restricted Payments. . . . . . . . . . . . . . . . 92
            7.5.  Mergers, Borrower Stock Issuances, Sale of Assets, Etc. 93
            7.6.  Investments in Other Persons . . . . . . . . . . . 94
            7.7.  Maintenance of Ownership of Subsidiaries . . . . . 96
            7.8.  Change in Nature of Business . . . . . . . . . . . 96
            7.9.  Modification of Material Agreements. . . . . . . . 96
            7.10.  Accounting Changes. . . . . . . . . . . . . . . . 96
            7.11.  Contingent Obligations. . . . . . . . . . . . . . 96
            7.12.  Transactions with Affiliates. . . . . . . . . . . 97
            7.13.  No New Subsidiaries . . . . . . . . . . . . . . . 98
            7.14.  Terms of Guarantors' Stock. . . . . . . . . . . . 98
            7.15.  No Speculative Transactions . . . . . . . . . . . 98

                             ARTICLE VIII

                           EVENTS OF DEFAULT . . . . . . . . . . . . 98

            8.1.  Events of Default. . . . . . . . . . . . . . . . . 98
            8.2.  Remedies . . . . . . . . . . . . . . . . . . . . .101
            8.3.  Actions in Respect of Letters of Credit. . . . . .102

                              ARTICLE IX

                       THE ADMINISTRATIVE AGENT. . . . . . . . . . .104

            9.1.  Authorization and Action . . . . . . . . . . . . .104
            9.2.  Administrative Agent's Reliance, Etc.. . . . . . .104
            9.3.  Citibank and Affiliates. . . . . . . . . . . . . .105
            9.4.  Lender Credit Decision . . . . . . . . . . . . . .105
            9.5.  Indemnification. . . . . . . . . . . . . . . . . .106
            9.6.  Successor Administrative Agent . . . . . . . . . .106

                               ARTICLE X

                               GUARANTY. . . . . . . . . . . . . . .107

            10.1.  Guaranty. . . . . . . . . . . . . . . . . . . . .107
            10.2.  Guaranty Absolute . . . . . . . . . . . . . . . .107
            10.3.  Waiver. . . . . . . . . . . . . . . . . . . . . .108
            10.4.  No Subrogation, Etc.. . . . . . . . . . . . . . .110
            10.5.  Amendments, Etc.. . . . . . . . . . . . . . . . .110
            10.6.  No Waiver; Remedies . . . . . . . . . . . . . . .110
            10.7.  Continuing Guaranty; Termination. . . . . . . . .111
            10.8.  Contribution. . . . . . . . . . . . . . . . . . .112
            10.9.  Reinstatement . . . . . . . . . . . . . . . . . .112
            10.10.  Amendment to Subsidiary Security Agreements. . .112

                               ARTICLE XI

                             MISCELLANEOUS . . . . . . . . . . . . .113

            11.1.  Amendments, Etc.. . . . . . . . . . . . . . . . .113
            11.2.  Notices, Etc. . . . . . . . . . . . . . . . . . .113
            11.3.  No Waiver; Remedies . . . . . . . . . . . . . . .114
            11.4.  Costs; Expenses; Indemnities. . . . . . . . . . .114
            11.5.  Right of Set-off. . . . . . . . . . . . . . . . .117
            11.6.  Binding Effect. . . . . . . . . . . . . . . . . .118
            11.7.  Assignments and Participations. . . . . . . . . .118
            11.8.  Additional Borrowers. . . . . . . . . . . . . . .122
            11.9.  Governing Law . . . . . . . . . . . . . . . . . .122
            11.10.  Submission to Jurisdiction; Service of Process .122
            11.11.  Section Titles . . . . . . . . . . . . . . . . .124
            11.12.  Execution in Counterparts. . . . . . . . . . . .124
            11.13.  Entire Agreement . . . . . . . . . . . . . . . .124
            11.14.  Confidentiality. . . . . . . . . . . . . . . . .124
            11.15.  Waiver of Jury Trial . . . . . . . . . . . . . .125
            11.16.  Surrender of Original Notes. . . . . . . . . . .125


                               SCHEDULES


Schedule I         -- Commitments
Schedule II        -- Applicable Lending Offices and Addresses for Notices
Schedule III -- Applicable Base Rate Margin, Facility Fee and Letter of Credit Fees
Schedule 4.3(c)    -- Tax Matters
Schedule 4.8       -- Subsidiaries
Schedule 4.22      -- Certain Indebtedness
Schedule 7.1       -- Existing Liens
Schedule 7.6       -- Existing Investments



                               EXHIBITS


Exhibit A       -  Form of Notice of Borrowing
Exhibit B       -  Form of Notice of Conversion or Continuation
Exhibit C       -  Form of Letter of Credit Reimbursement Agreement
Exhibit D       -  Form of Letter of Credit Request
Exhibit E       -  Pledge Amendment
Exhibit F       -  Intentionally Omitted
Exhibit G-1     -  Opinion of Simpson, Thacher & Bartlett
Exhibit G-2     -  Form of Opinion of Joel K. Bedol, Esq.
Exhibit G-3     -  Form of U.K. Counsel Opinion
Exhibit G-4     -  Form of Bermuda Counsel Opinion
Exhibit G-5     -  Form of Canadian Counsel Opinion
Exhibit G-6     -  Form of Australian Counsel Opinion
Exhibit H       -  Form of Assignment and Acceptance
Exhibit I       -  Form of Competitive Bid Request
Exhibit J       -  Form of Notice of Competitive Bid Request
Exhibit K       -  Form of Competitive Bid
Exhibit L       -  Form of Competitive Bid Accept/Reject Letter
Exhibit M       -  Form of Local Currency Guaranty
Exhibit N       -  Form of Borrower Accession Agreement


         AMENDED AND RESTATED CREDIT AGREEMENT, dated as of August 1, 1997, among Nine West Group Inc., a Delaware corporation (the "Company"), Nine West UK Holdings Limited, an English corporation ("Nine West UK"), Nine West Asia Ltd., a Bermuda exempted company ("Nine West Asia"), Nine West Canada Corporation, an Ontario corporation ("Nine West Canada"), Nine West Melbourne Pty Ltd, a corporation organized under the laws of the State of Victoria, Australia ("Nine West Melbourne") (each of the Company, Nine West UK, Nine West Asia, Nine West Canada and Nine West Melbourne being a "Borrower" and collectively the "Borrowers"), those parties listed on the signature pages hereof as guarantors (each individually a "Guarantor" and collectively the "Guarantors"), the financial institutions listed on the signature pages hereof as lenders (each individually a "Lender" and collectively the "Lenders"), Citibank, N.A., a national banking association ("Citibank") and any other Lender which issues letters of credit hereunder (each an "Issuer" and together the "Issuers") and Citibank, as administrative agent for the Lenders and the Issuers (in such capacity, the "Administrative Agent").

                         W I T N E S S E T H:

         WHEREAS, the Company, the Lenders, Citibank, as issuer of letters of credit and as Administrative Agent, are party to an Amended and Restated Credit Agreement, dated as of August 2, 1996, as amended by Amendment No. 1 thereto dated as of May 23, 1997 and Amendment No. 2 thereto dated as of July 1, 1997 (the "Existing Credit Agreement"); and

         WHEREAS, the Company has requested and the Lenders have agreed to amend and restate the Existing Credit Agreement upon the terms and subject to the conditions set forth herein;

         NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:


                               ARTICLE I

                   DEFINITIONS AND ACCOUNTING TERMS

         1.1. Defined Terms. As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         "Accepted Competitive Bid" shall mean the Competitive Bid or Bids that are accepted by the Company.

         "Accounts" has the meaning specified in the Security Agreement and the Subsidiary Security Agreement.

         "Administrative Agent" has the meaning specified in the first paragraph of this Agreement.

         "Affiliate" means, as to any Person, any Subsidiary of such Person and any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person and includes each officer or director or general partner of such Person, and each Person (other than a Passive Institutional Investor) who is the beneficial owner of 10% or more of any class of voting Stock of such Person. For the purposes of this definition, "control" means the possession of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

         "Agreement" means this Amended and Restated Credit Agreement, together with all Schedules and Exhibits, as the same may be amended, supplemented or otherwise modified from time to time.

         "Alternative Currency" means any currency (other than Dollars) which is freely transferable and convertible into Dollars.

         "Applicable Base Rate Margin" has the meaning set forth on
Schedule III.

         "Applicable Lending Office" means, with respect to each Lender, its Domestic Lending Office in the case of a Base Rate Loan denominated in Dollars and its Eurodollar Lending Office in the case of a Eurodollar Rate Loan denominated in Dollars or such other office of such Lender otherwise selected by such Lender pursuant to Section 2.3(l) and, in the case of each Multicurrency Loan denominated in an Alternative Currency, the lending office of each Multicurrency Lender as such Multicurrency Lender may from time to time specify to the Company and the Administrative Agent for the making of loans in such Alternative Currency.

         "Applicable LIBOR Margin" has the meaning set forth on Schedule III.

         "Applicable Margin" means the Applicable Base Rate Margin or the Applicable LIBOR Margin, as the case may be.

         "Asset Sale" means any sale or other disposition, or series of sales or other dispositions (including, without limitation, by merger or consolidation, and whether by operation of law or otherwise), made on or after the Effective Date by any Loan Party to any Person of any asset or assets which individually yields or in the aggregate for a series of related transactions yield proceeds or have a Fair Market Value in excess of $5,000,000; provided, however, that any sale or other disposition permitted pursuant to clause (i)(A), (ii) (other than with respect to sale/leaseback transactions),
(iii), (iv), (v) or (vi) of Subsection 7.5(c) shall not constitute an Asset Sale for purposes of this Agreement.

         "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an Eligible Assignee, in substantially the form of Exhibit H, and accepted by the Administrative Agent.

         "Available Credit" means, at any time, an amount equal to (a) the then effective Revolving Credit Commitments of the Lenders minus (b) the sum of
(i) the outstanding principal amount of the Revolving Credit Loans at such time,
(ii) the Letter of Credit Undrawn Amounts at such time, (iii) the outstanding principal amount of the Competitive Loans at such time, (iv) the outstanding principal amount of the Swing Loans at such time, (v) the outstanding principal amount of the Multicurrency Loans at such time and (vi) the Reimbursement Obligations at such time.

         "Base Rate" means a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall be equal at any time to the then highest of:

         (a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank's base rate;

         (b) the sum (adjusted to the nearest 1/8 of one percent or, if there is no nearest 1/8 of one percent, to the next higher 1/8 of one percent) of
(i) 1/2 of one percent per annum, plus (ii) the rate per annum obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if any such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for Citibank in respect of liabilities consisting of or including (among other liabilities) three-month U.S. dollar nonpersonal time deposits in the United States, plus (iii) the average during such three-week period of the maximum annual assessment rates payable to the Federal Deposit Insurance Corporation (or any successor) by banks which are members of the Bank Insurance Fund for insuring U.S. dollar deposits in the United States; and

         (c) the sum (adjusted to the nearest 1/8 of one percent or, if there is no nearest 1/8 of one percent, to the next higher 1/8 of one percent) of
(i) 1/2 of one percent per annum plus (ii) the Federal Funds Rate.

         "Base Rate Loan" means any outstanding principal amount of the Loans of any Lender that bears interest with reference to the Base Rate.

         "Borrower" has the meaning specified in the first paragraph of this Agreement.

         "Borrowing" means a borrowing consisting of Loans (other than Multicurrency Loans) to the same Borrower made on the same day by the Lenders ratably according to their respective Commitments.

         "Business Day" means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to a Eurodollar Rate Loan, a day on which dealings are also carried on in the London interbank market, and, if the applicable Business Day relates to a payment in an Alternative Currency, a day on which banks are open for business in the country of issue of such Alternative Currency.

         "Capital Expenditures" means, for any Person for any period, the aggregate of (a) all cash expenditures made by such Person and its Subsidiaries, except interest capitalized during construction, during such period for property, plant or equipment, including, without limitation, renewals, improvements, replacements and capitalized repairs, that would be reflected as additions to property, plant or equipment on a consolidated balance sheet of such Person and its Subsidiaries prepared in conformity with GAAP and
(b) without duplication, the principal amount of all Indebtedness incurred or assumed to finance any such additions to property, plant and equipment; provided, however, that Capital Expenditures shall not include any expenditures made to replace any Operating Assets sold, taken or otherwise disposed of or subject to a loss with other Operating Assets, or to repair any damage to Operating Assets, to the extent such expenditures do not exceed the aggregate amount of proceeds payable to such Person and its Subsidiaries in connection with such sale, taking, other disposition, loss or damage and are made within 180 days before or after such receipt or a binding agreement to construct or otherwise acquire an interest in other Operating Assets or repair such damage is entered into within 180 days before or after such receipt and such acquisition, construction or repair is completed within one year of such receipt.

         "Capitalized Lease" means, as to any Person, any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in conformity with GAAP.

         "Capitalized Lease Obligations" means, as to any Person, the capitalized amount of all obligations of such Person or any of its Subsidiaries under Capitalized Leases, as determined on a consolidated basis in conformity with GAAP.

         "Cash Equivalents" means (a) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States government or any agency thereof, (b) overnight bank deposits made with any Lender, (c) certificates of deposit, time deposits of any nature and bankers' acceptances of any Lender, or any commercial bank organized under the laws of the United States of America or any state thereof that has a combined capital and surplus of at least $300,000,000, having maturities of one year or less from the date of acquisition, (d) commercial paper of an issuer rated at least "A-1" by Standard & Poor's Rating Group or "P-1" by Moody's Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments, and (e) repurchase obligations for underlying securities of the type described in clause (a) above, provided that (i) such repurchase obligations do not have a term of longer than seven days from the date of acquisition thereof and (ii) such repurchase obligations are with a counterparty that is a financial institution organized or licensed under the laws of the United States of America or any state thereof that has a combined capital and surplus of at least $300,000,000.

         "Cash Interest Expense" means, for any Person for any period, the Net Interest Expense of such Person for such period, plus (a) interest expense capitalized during construction for such period to the extent deducted in the determination of such Net Interest Expense, less (b) Non-Cash Interest Expense of such Person for such period.

         "Change of Control" means the occurrence of any Person or group (other than a Permitted Investor), determined in accordance with Section 13(d) of the Exchange Act, together with any Affiliates thereof, having become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of Stock of the Company representing at least 25% of the voting Stock of the Company, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise.

         "Cincinnati Properties" means the Company's warehouses and office building in Cincinnati, Ohio.

         "Closing Date" means August 4, 1997.

         "Code" means the Internal Revenue Code of 1986 (or any successor legislation thereto), as amended from time to time.

         "Collateral" means all property and interests in property and proceeds thereof now owned or hereafter acquired by any Loan Party (other than Accounts sold by the Company in connection with the Receivables Securitization) in or upon which a Lien is purported to be granted in favor of the Secured Parties under any of the Collateral Documents, except to the extent such property or interests have been released from such Lien in accordance with the terms of the applicable Collateral Document.

         "Collateral Documents" means the Security Agreement, the Subsidiary Security Agreements, the Pledge Agreement, the Mortgages, and any other document executed and delivered by a Loan Party granting a Lien in favor of the Secured Parties on any of its property to secure payment of the Obligations.

         "Commitment" means, as to any Lender, such Lender's Revolving Credit Commitment, and "Commitments" means the aggregate Revolving Credit Commitments of all Lenders.

         "Competitive Bid" means an offer to make a Competitive Loan pursuant to Section 2.20.

         "Competitive Bid Accept/Reject Letter" means a notification made by the Company pursuant to Section 2.20(e) in substantially the form of Exhibit L.

         "Competitive Bid Rate" means, as to any Competitive Bid made pursuant to Section 2.20(c), (i) in the case of a Eurodollar Competitive Loan, the Eurodollar Competitive Borrowing Margin, and (ii) in the case of a Fixed Rate Loan, the fixed rate of interest offered by the Lender making such Competitive Bid.

         "Competitive Bid Request" means a request made pursuant to
Section 2.20 in substantially the form of Exhibit I.

         "Competitive Borrowing" means a borrowing consisting of a Competitive Loan or concurrent Competitive Loans from the Lender or Lenders whose Competitive Bid or Bids for such Borrowing have been accepted by the Company under the bidding procedure described in Section 2.20.

         "Competitive Loan" means a Loan from a Lender to the Company pursuant to the bidding procedure described in Section 2.20.

         "Competitive Loan Obligation" has the meaning specified in
Section 2.3(j).

         "Contaminant" means any substance regulated or forming the basis of liability under any Environmental Law, including, without limitation, any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, and any constituent of any such substance or waste.

         "Contingent Obligation" means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any Indebtedness or Contractual Obligation of another Person, if the purpose or intent of such Person in incurring the Contingent Obligation is to provide assurance to the obligee of such Indebtedness or Contractual Obligation that such Indebtedness or Contractual Obligation will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Indebtedness or Contractual Obligation will be protected (in whole or in part) against loss in respect thereof. Contingent Obligations of a Person include, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of an obligation of another Person, and (b) any liability of such Person for an obligation of another Person through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise),
(ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another Person, (iii) to make take-or-pay or similar payments, if required, regardless of non-performance by any other party or parties to an agreement, (iv) to purchase, sell or lease (as lessor or lessee) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such obligation or to assure the holder of such obligation against loss, or (v) to supply funds to or in any other manner invest in such other Person (including, without limitation, to pay for property or services irrespective of whether such property is received or such services are rendered), if in the case of any agreement described under subclause (i), (ii),
(iii), (iv) or (v) of this sentence the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the outstanding amount of the obligation so guaranteed or otherwise supported.

         "Contractual Obligation" of any Person means any obligation, agreement, undertaking or similar provision of any security issued by such Person or of any agreement, undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument (excluding, in each of the foregoing cases, a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its properties is subject.

         "Convertible Subordinated Notes" means the 5-1/2% Convertible Subordinated Notes due 2003 of the Company issued on June 26, 1996.

         "Corporate Rating" means a Long-Term Issuer Credit Rating assigned by the Corporate Credit Rating Service of S&P.

         "Current Assets" means, with respect to any Person at any date, the total consolidated current assets of such Person and its Subsidiaries at such date, determined in conformity with GAAP.

         "Current Liabilities" means, with respect to any Person at any date, the total consolidated current liabilities of such Person and its Subsidiaries at such date, determined in conformity with GAAP, less the current portion of any Indebtedness for Borrowed Money of such Person and its Subsidiaries at such date determined on a consolidated basis in conformity with GAAP.

         "Default" means any event which with the passing of time or the giving of notice or both would become an Event of Default.

         "Documentary Letter of Credit" means a Letter of Credit in support of trade obligations of the Company or any of its Subsidiaries incurred in the ordinary course of business.

         "DOL" means the United States Department of Labor, or any successor thereto.

         "Dollar Equivalent" has the meaning given to it in Section 2.22.

         "Dollars" and the sign "$" each mean the lawful money of the United States of America.

         "Domestic Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" opposite its name on Schedule II or such other office of such Lender as such Lender may from time to time specify to the Company and the Administrative Agent.

         "Domestic Subsidiary" means each Subsidiary of the Company incorporated under the laws of any state of the United States of America or the District of Columbia.

         "EBITDA" means, for any Person for any period, the Net Income (Loss) of such Person for such period taken as a single accounting period, plus (a) the sum of the following amounts of such Person and its Subsidiaries for such period determined on a consolidated basis in conformity with GAAP to the extent included in the determination of such Net Income (Loss): (i) depreciation expense, (ii) amortization expense, (iii) interest expense, (iv) income tax expense, (v) extraordinary losses (and other losses on Asset Sales not otherwise included in extraordinary losses determined on a consolidated basis in conformity with GAAP), and (vi) non-cash charges (including the cumulative effect of accounting changes) less (b) the sum of the following amounts of such Person and its Subsidiaries determined on a consolidated basis in conformity with GAAP to the extent included in the determination of such Net Income (Loss):
(i) extraordinary gains (and other gains on Asset Sales not otherwise included in extraordinary gains determined on a consolidated basis in conformity with
GAAP), (ii) the Net Income (Loss) of any other Person that is accounted for by the equity method of accounting except to the extent of the amount of dividends or distributions paid to such Person, (iii) the Net Income (Loss) of any other Person acquired by such Person or a Subsidiary of such Person in a transaction accounted for as a pooling of interests for any period prior to the date of such acquisition, and (iv) non-cash credits (including the cumulative effect of accounting changes).

         "Effective Date" means the date on which this Amended and Restated Credit Agreement becomes effective in accordance with Section 3.1.

         "Eligible Assignee" means (a) a commercial bank organized or licensed under the laws of the United States, or any State thereof, and having a combined capital and surplus of at least $500,000,000, (b) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having a combined capital and surplus of at least $500,000,000,
(c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having a combined capital and surplus of at least $500,000,000, as long as such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD or the Cayman Islands,
(d) the central bank of any country which is a member of the OECD, (e) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having a combined capital and surplus of at least $500,000,000,
(f) any Lender, and (g) any Affiliate of any Lender.

         "Environmental Laws" means all federal, state and local laws, statutes, ordinances and regulations, now or hereafter in effect, and in each case as amended or supplemented from time to time, and any binding judicial or administrative interpretation thereof, including, without limitation, any judicial or administrative order, consent decree or judgment relating to the regulation and protection of human health, safety, the environment or natural resources (including, without limitation, ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include, but are not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.) ("CERCLA"); the Hazardous Material Transportation Act, as amended (49 U.S.C. Section 1801 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C.
Section 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 6901 et seq.) ("RCRA"); the Toxic Substances Control Act, as amended (15 U.S.C. Section 2601 et seq.); the Clean Air Act, as amended (42 U.S.C. Section 7401 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. Section 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. Section 651 et seq.); and the Safe Drinking Water Act, as amended (42 U.S.C. Section 300f et seq.), and their state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statute, including, without limitation, the New Jersey Industrial Site Recovery Act (N.J. Stat. Ann. Section 13:1K-6 et seq.) ("ISRA").

         "Environmental Liabilities and Costs" means, as to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including, without limitation, all fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including, without limitation, any thereof arising under any Environmental Law, Permit, order or agreement with any Governmental Authority or other Person, and which relate to any environmental, health or safety condition, or a Release or threatened Release, and result from the past, present or future operations of, or ownership of property by, such Person or any of its Subsidiaries.

         "Environmental Lien" means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

         "Environmental Reports" means the environmental reports prepared as a condition precedent to the Existing Credit Agreement and delivered to the Administrative Agent.

         "ERISA" means the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time.

         "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Company or any of its Subsidiaries within the meaning of Section 414 (b), (c), (m) or (o) of the Code.

         "ERISA Event" means (a) a Reportable Event with respect to a Title IV Plan or a Multiemployer Plan, (b) the withdrawal of the Company, any of its Subsidiaries or any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (c) the complete or partial withdrawal of the Company, any of its Subsidiaries or any ERISA Affiliate from any Multiemployer Plan, (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA,
(e) the institution by the PBGC of proceedings to terminate a Title IV Plan or Multiemployer Plan, (f) the failure to make any contribution required by applicable law to a Qualified Plan, (g) the insolvency or notice of reorganization of a Multiemployer Plan, or (h) any other event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under
Section 4007 of ERISA.

         "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

         "Eurodollar Competitive Borrowing Margin" means, as to any Eurodollar Competitive Loan, the margin (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) to be added to or subtracted from the Eurodollar Rate in order to determine the interest rate applicable to such Loan, as specified in the Competitive Bid relating to such Loan.

         "Eurodollar Competitive Loan" means any Competitive Loan bearing interest at a rate determined by reference to the Eurodollar Rate in accordance with the provisions of Article II.

         "Eurodollar Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Eurodollar Lending Office" below its name on Schedule II (or, if no such office is specified, its Domestic Lending Office) or such other office of such Lender as such Lender may from time to time specify to the Company and the Administrative Agent.

         "Eurodollar Rate" means, for any Interest Period, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate of interest determined by the Administrative Agent to be the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in U.S. dollars are offered by the principal office of Citibank in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to the Eurodollar Rate Loan of Citibank during such Interest Period and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period.

         "Eurodollar Rate Loan" means any outstanding principal amount of the Loans of any Lender that, for an Interest Period, bears interest at a rate determined with reference to the Eurodollar Rate.

         "Eurodollar Rate Reserve Percentage" for any Interest Period means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities which includes deposits by reference to which the Eurodollar Rate is determined) having a term equal to such Interest Period.

         "Event of Default" has the meaning specified in Section 8.1.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Existing Credit Agreement" has the meaning given to that term in the Recitals to this Agreement.

         "Facility" means the Lenders' Commitments to make Revolving Credit Loans and the Multicurrency Loan Facility.

         "Facility Fee" has the meaning specified in Subsection 2.4(a).

         "Facility Rating" has the meaning set forth on Schedule III.

         "Factoring Program" means the sale by the Company and the Guarantors of Accounts of non-United States account debtors.

         "Fair Market Value" means (a) with respect to any asset (other than a marketable security) at any date, the value of the consideration obtainable in a sale of such asset at such date assuming a sale by a willing seller to a willing purchaser dealing at arm's length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as reasonably determined by the seller, or, if such asset shall have been the subject of a relatively contemporaneous appraisal by an independent third party appraiser, the basic assumptions underlying which have not materially changed since its date, as set forth in such appraisal, and (b) with respect to any marketable security at any date, the closing sale price of such security on the business day (on which any national securities exchange is open for the normal transaction of business) next preceding such date, as appearing in any published list of any national securities exchange or in the National Market List of the National Association of Securities Dealers, Inc. or, if there is no such closing sale price of such security, the final price for the purchase of such security quoted on such business day by a financial institution of recognized standing which regularly deals in securities of such type.

         "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

         "Fee Letter" has the meaning specified in Subsection 2.4(b).

         "Fiscal Quarter" means a fiscal quarter of the Company and its consolidated Subsidiaries for financial accounting purposes.

         "Fiscal Year" means the period of 52 or 53 weeks, as the case may be, ending on the Saturday nearest to January 31 of each year, with such Fiscal Year ending in January or February, as the case may be, being referred to for purposes of identification by the year of the immediately preceding calendar year.

         "Fixed Charges" means, for any Person for any period, the sum, without duplication, of (a) the Cash Interest Expense of such Person for such period,
(b) all rentals under leases of real, personal or mixed property in respect of such period payable in cash during such period by such Person and each of its Subsidiaries determined on a consolidated basis in conformity with GAAP, (c) the principal amount of Indebtedness for Borrowed Money of such Person and each of its Subsidiaries determined on a consolidated basis in conformity with GAAP having a scheduled due date during such period, (d) all amounts having a scheduled due date during such period payable by such Person and each of its Subsidiaries determined on a consolidated basis in conformity with GAAP, on Capitalized Lease Obligations, (e) all dividends payable in cash during such period by such Person and its Subsidiaries on any outstanding common or preferred stock in respect of such period other than to the Company and its Subsidiaries, (f) the total estimated federal income tax liability payable by such Person in respect of such period, and (g) Capital Expenditures of such Person made during such period net of the aggregate principal amount of Indebtedness constituting a Capital Expenditure incurred or assumed by such Person during such period but not payable during such period.

         "Fixed Rate Borrowing" means a Borrowing comprised of one or more Fixed Rate Loans.

         "Fixed Rate Loan" means any Competitive Loan bearing interest at a fixed percentage rate per annum (expressed in the form of a decimal to no more than four decimal places) specified by the Lender making such Loan in its Competitive Bid.

         "Foreign Loan Party" means each of Nine West UK, Nine West Asia, Nine West Canada, Nine West Melbourne and any other Person which becomes a Borrower hereunder and which is not organized under the laws of any State of the United States of America or the District of Columbia.

         "Foreign Venture" means any Subsidiary of the Company other than a Guarantor or a North American Venture.

         "Funding" means Nine West Funding Corporation, a Delaware corporation.

         "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination except that, for purposes of Article V, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the audited financial statements referred to in
Section 4.5.

         "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Guarantor" means Nine West Distribution Corporation, Nine West Manufacturing Corporation, Nine West Footwear Corporation, Nine West Development Corporation, Nine West Boot Corporation, Community Urban Redevelopment of Duck Creek, Inc. and each other Domestic Subsidiary that is a Wholly-Owned Subsidiary, other than Pappagallo and Funding, that is required to become a Guarantor hereunder.

         "Guaranty" means the guaranty set forth in Article X hereof and any other guaranty previously executed by the Company or a Guarantor with respect to the Obligations, as each such guaranty may be amended, supplemented or otherwise modified from time to time.

         "Indebtedness" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including, without limitation, reimbursement and all similar obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured) or for the deferred purchase price of property or services, (b) all indebtedness of such Person evidenced by notes, bonds, debentures or similar instruments, (c) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all Capitalized Lease Obligations of such Person, (e) all Contingent Obligations of such Person, (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value (other than with Stock or Stock Equivalents of such Person in respect of which such Person has no purchase, redemption, retirement, defeasance or other acquisition obligation) any Stock or Stock Equivalents of such Person, (g) all obligations of such Person under Interest Rate Contracts, (h) all Indebtedness referred to in clause (a), (b), (c), (d), (e), (f) or (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, Accounts and general intangibles) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and
(i) in the case of any Loan Party, all monetary obligations constituting Obligations.

         "Indebtedness for Borrowed Money" means, for any Person, all indebtedness for borrowed money or evidenced by notes, bonds, debentures or similar evidences of indebtedness of such Person and its Subsidiaries on a consolidated basis in conformity with GAAP, all obligations of such Person and its Subsidiaries on a consolidated basis in conformity with GAAP for the deferred purchase price of any property service or business (other than trade accounts payable incurred in the ordinary course of business constituting Current Liabilities), and all Capitalized Lease Obligations of such Person and its Subsidiaries on a consolidated basis in conformity with GAAP. For purposes of this definition, "indebtedness for borrowed money" shall not include the unmatured portion of any reimbursement or similar obligations with respect to surety bonds, letters of credit and bankers' acceptances.

         "Indemnitee" has the meaning specified in Section 11.4.

         "Initial Lender" means each financial institution whose name is set forth on the signature pages of this Agreement.

         "Interest Period" means, (1) in the case of any Fixed Rate Loan, the period commencing on the date of the related Competitive Borrowing and ending on the date specified in the Competitive Bid in which the offer to make such Fixed Rate Loans was extended, which period shall not be earlier than seven days or later than 180 days after the date of such Competitive Borrowing, and (2) in the case of any Eurodollar Rate Loan, (a) initially, the period commencing on the date such Eurodollar Rate Loan is made or on the date of conversion of a Base Rate Loan to such Eurodollar Rate Loan and ending one, two, three or six months thereafter, as selected by the Company in the applicable Notice of Borrowing, Notice of Conversion or Continuation or Competitive Bid Request given to the Administrative Agent pursuant to Section 2.3, 2.8 or 2.20, respectively, and
(b) thereafter, if such Loan is continued, in whole or in part, as a Eurodollar Rate Loan pursuant to Section 2.8, a period commencing on the last day of the immediately preceding Interest Period therefor and ending one, two, three or six months thereafter, as selected by the Company in the applicable Notice of Conversion or Continuation given to the Administrative Agent pursuant to Section 2.8; provided, however, that all of the foregoing provisions in clause (2) relating to Interest Periods are subject to the following:

             (i) if any Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

             (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

             (iii) the Company may not select any Interest Period in respect of Loans having an aggregate principal amount of less than $1,000,000; and

             (iv) there shall be outstanding at any one time no more than 10 Interest Periods in the aggregate.

         "Interest Rate Contracts" means interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate insurance, and other agreements or arrangements designed to provide protection against fluctuations in interest rates.

         "Investments" has the meaning specified in Section 7.6.

         "Inventory" has the meaning specified in the Security Agreement and the Subsidiary Security Agreement.

         "Investment Grade" means, with respect to the Company's long-term senior unsecured indebtedness either (i) a rating of (A) "Baa3" or higher by Moody's and (B) either (x) "BBB-" or higher by S&P or (y) a Corporate Credit Rating of investment grade assigned by S&P, with all such applicable ratings being maintained for a period of three consecutive months, or (ii) a rating of "Baa3" or higher by Moody's or "BBB-" or higher by S&P, with either of such ratings being maintained for a period of six consecutive months; provided, however, that the Company's long term senior unsecured indebtedness shall not be regarded as Investment Grade for the purposes of the Loan Documents if one Rating Agency assigns a rating which is more than one "notch" below investment grade.

         "IRS" means the Internal Revenue Service, or any successor thereto.

         "Issuer" means (a) Citibank, in its capacity as initial issuer of Letters of Credit, and (b) any other Lender requested by the Company which has agreed to issue Letters of Credit.

         "L/C Cash Collateral Account" has the meaning specified in Subsection 8.3(a).

         "Letter of Credit" means any letter of credit issued for the account of the Company or any of its Subsidiaries by any Issuer pursuant to Section 2.17.

         "Letter of Credit Obligations" means, at any time, the aggregate of all liabilities at such time of the Company to all Issuers with respect to Letters of Credit, whether or not any such liability is contingent, and includes the sum of (a) the Reimbursement Obligations at such time and (b) the Letter of Credit Undrawn Amounts at such time.

         "Letter of Credit Reimbursement Agreement" has the meaning specified in Subsection 2.17(c).

         "Letter of Credit Request" has the meaning specified in Subsection 2.17(d).

         "Letter of Credit Undrawn Amounts" means, at any time, the aggregate undrawn face amount of all Letters of Credit outstanding at such time.

         "Leverage Ratio" has the meaning set forth on Schedule III.

         "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever in respect of property intended to assure payment of any Indebtedness or other obligation, including, without limitation, any conditional sale or other title retention agreement, the interest of a lessor under a Capitalized Lease Obligation, any financing lease having substantially the same economic effect as any of the foregoing, and the filing, under the Uniform Commercial Code or comparable law of any jurisdiction, of any financing statement naming the owner of the asset to which such Lien relates as debtor.

         "Loan" means a Revolving Credit Loan, a Swing Loan, a Multicurrency Loan or a Competitive Loan.

         "Loan Documents" means, collectively, this Agreement, the Guaranty, each Local Currency Guaranty, each Letter of Credit Reimbursement Agreement, the Collateral Documents, the Fee Letter and any documentation signed by a Loan Party relating to any Multicurrency Loan.

         "Loan Party" means each Borrower, each Guarantor and any other Person who executes and delivers any Loan Document (other than any Lender, the Administrative Agent, any Issuer or any Affiliate of any of them).

         "Local Currency Borrower" means (a) any North American Venture, Foreign Venture or Minority Interest Venture incorporated in a jurisdiction other than the United States of America or any State thereof which borrows a Local Currency Loan or (b) any such North American Venture or Foreign Venture which requests the issuance of a Local Currency Letter of Credit.

         "Local Currency Guaranty" means each guaranty which is permitted pursuant to Section 7.11(c) substantially in the form of Exhibit M in favor of a Local Currency Lender providing for the guaranty by the Company of a Local Currency Borrower's obligations under a Local Currency Loan and/or a Local Currency Letter of Credit specifically identified therein, which guaranty is secured by the Collateral to the extent that all the Obligations are so secured.

         "Local Currency Lender" means any Lender or any Affiliate of any such Lender which makes a Local Currency Loan or issues a Local Currency Letter of Credit to a Local Currency Borrower.

         "Local Currency Letter of Credit" means any letter of credit issued for the account of a Local Currency Borrower (other than a Minority Interest Venture) which has the benefit of a Local Currency Guaranty.

         "Local Currency Loan" means any loan made to a Local Currency Borrower by a Local Currency Lender which has the benefit of a Local Currency Guaranty.

         "Majority Lenders" means, at any time, Lenders holding at least 51% of the Commitments; provided, however, that if the Commitments have been terminated, it means Lenders holding at least 51% of the outstanding Loans.

         "Material Adverse Change" means a material adverse change in any of
(a) the condition (financial or otherwise), business, performance, prospects, operations or properties of the Company and its Subsidiaries taken as one enterprise, (b) the ability of the Borrowers to repay the Obligations or of any Loan Party to perform its obligations under any Loan Document, or (c) the rights and remedies of the Lenders, the Issuers or the Administrative Agent under the Loan Documents, taken as a whole.

         "Material Adverse Effect" means an effect that results in or causes, or has a reasonable likelihood of resulting in or causing, a Material Adverse Change.

         "Minority Interest Venture" means any corporation, partnership or other business entity (a) of which 50% or less (but more than 0%) of the outstanding Stock having ordinary voting power to elect a majority of the board of directors, managers, trustees or other controlling persons, is, at the time, directly or indirectly, owned or controlled by the Company and/or one or more Subsidiaries of the Company (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency) and (b) which conducts a business similar to that conducted by any Borrower or Guarantor.

         "Moody's" means Moody's Investor Services, Inc.

         "Mortgages" means the mortgages or deeds of trust made or required herein to be made by the Company or any of the Guarantors in form and substance satisfactory to the Administrative Agent, in its reasonable judgment, as such Mortgages may be amended, supplemented or otherwise modified from time to time.

         "Multicurrency Borrowing" means a borrowing consisting of a Multicurrency Loan.

         "Multicurrency Lender" means each Lender whose name is set forth in
Part III of Schedule I or such other Lender which agrees to act as a Multicurrency Lender hereunder.

         "Multicurrency Loan" means a Loan made by a Multicurrency Lender to any Borrower pursuant to Section 2.21.

         "Multicurrency Loan Facility" means the facility whereby the Multicurrency Lenders may agree to make Multicurrency Loans.

         "Multiemployer Plan" means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, and to which the Company, any of its Subsidiaries or any ERISA Affiliate is making, is obligated to make, has made or been obligated to make in the six years preceding the date of termination, contributions on behalf of participants who are or were employed by any of them.

         "NationsBank Loan" means the obligations of the Company under that certain term loan or term loans made pursuant to a credit agreement dated as of May 23, 1997 between the Company and NationsBank of Texas, N.A. in an aggregate principal amount of up to $25,000,000 to finance the Company's acquisition of all of the capital stock of The Shoe Studio Group Limited, a company located in the United Kingdom.

         "Net Income (Loss)" means, for any Person for any period, the aggregate of net income (or loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis in conformity with GAAP.

         "Net Interest Expense" means, for any Person for any period, gross interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis in conformity with GAAP, less (a) the following for such Person and its Subsidiaries determined on a consolidated basis in conformity with GAAP: the sum of (i) interest capitalized during construction for such period, (ii) interest income for such period, and (iii) gains for such period on Interest Rate Contracts (to the extent not included in interest income above and to the extent not deducted in the calculation of such gross interest expense), plus (b) the following for such Person and its Subsidiaries determined on a consolidated basis in conformity with GAAP: the sum of (i) losses for such period on Interest Rate Contracts (to the extent not included in such gross interest expense), and (ii) the amortization of upfront costs or fees for such period associated with Interest Rate Contracts (to the extent not included in gross interest expense).

         "Net Worth" of any Person means, at any date, the excess of the Total Assets of such Person at such date over the Total Liabilities of such Person at such date.

         "Non-Cash Interest Expense" means, for any Person for any period, the sum of the following amounts to the extent included in Net Interest Expense of such Person for such period: (a) the amount of amortized debt discount and debt issuance costs, (b) charges relating to write-ups or write-downs in the book or carrying value of existing Indebtedness, and (c) interest payable in evidences of Indebtedness or otherwise not payable in cash during such period.

         "North American Venture" means any Domestic Subsidiary (other than a Guarantor, Funding and Pappagallo) and any Subsidiary of the Company incorporated, organized or formed under the laws of Canada or any province of Canada.

         "Notice of Borrowing" has the meaning specified in Subsection 2.3(a).

         "Notice of Competitive Bid Request" means a notice provided pursuant to Section 2.20 in substantially the form of Exhibit J.

         "Notice of Continuation or Conversion" has the meaning specified in Subsection 2.8.

         "Obligations" means the Loans, the Letter of Credit Obligations and all other advances, debts, liabilities, obligations, covenants and duties owing by any Borrower to the Administrative Agent, any Lender, any Issuer, any Affiliate of any of them or any Indemnitee, of every type and description, present or future, whether or not evidenced by any note, guaranty or other instrument, arising under this Agreement or under any other Loan Document, whether or not for the payment of money, whether arising by reason of an extension of credit, opening or amendment of a Letter of Credit or payment of any draft drawn thereunder, loan, guaranty, indemnification, any Interest Rate Contract entered into to provide protection against fluctuations in interest rate exposure under the Loan Documents, or in any other manner, whether direct or indirect (including, without limitation, those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired under this Agreement or any other Loan Document. The term "Obligations" includes, without limitation, all interest, charges, expenses, fees, attorneys' fees and disbursements and any other sum chargeable to any Borrower under this Agreement or any other Loan Document and all obligations of the Company to cash collateralize Letter of Credit Obligations.

         "Open Year" has the meaning specified in Subsection 4.3(c).

         "Operating Assets" means assets employed by any Loan Party in the operation of its business (including, without limitation, assets constituting property, plant or equipment but excluding assets held for investment).

         "Other Taxes" has the meaning specified in Subsection 2.15(b).

         "Pappagallo" means The Shops for Pappagallo, Inc., an Ohio corporation.

         "Passive Institutional Investor" means any broker, dealer, bank, insurance company, investment company, investment adviser, employee benefit plan, pension fund or other institutional investor directly or indirectly owning Stock of the Company to the extent such Person acquires such ownership in the ordinary course of its business and acquires and continues to hold such ownership not with the purpose nor the effect of changing or directing the control, management or policies of such Person.

         "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

         "Pension Plan" means an employee pension benefit plan, as defined in
Section 3(2) of ERISA (other than a Multiemployer Plan), which is not an individual account plan, as defined in Section 3(34) of ERISA, and which the Company, any of its Subsidiaries or, if a Title IV Plan, any ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

         "Permit" means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under an applicable Requirement of Law.

         "Permitted Investor" means (a) a Passive Institutional Investor,
(b) any group, as determined in accordance with Section 13(d) of the Exchange Act, consisting solely of Passive Institutional Investors, (c) Jerome Fisher, his Affiliates, immediate family members and lineal descendants, and (d) Vincent Camuto, his Affiliates, immediate family members and lineal descendants.

         "Person" means an individual, partnership, corporation (including, without limitation, a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a Governmental Authority.

         "Pledge Agreement" means the pledge agreement dated as of May 23, 1995, executed by the Company, as amended by Amendment No. 1 thereto dated as of December 28, 1995, Amendment No. 2 thereto dated as of August 2, 1996 and Amendment No. 3 thereto, in the form of Exhibit E, and as such agreement may be further amended, supplemented or otherwise modified from time to time.

         "Qualified Plan" means an employee pension benefit plan, as defined in
Section 3(2) of ERISA, which is intended to be tax-qualified under Section 401(a) of the Code, and which the Company, any of its Subsidiaries or any ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them, other than a Multiemployer Plan or plan subject to Section 4063 of ERISA.

         "Ratable Portion" or "ratably" means, with respect to any Lender, the quotient obtained by dividing the Commitment of such Lender by the Commitments of all Lenders; provided, however, that if the Commitments have been terminated, it means the quotient obtained by dividing the outstanding principal amount of the Loans of such Lender by the outstanding principal amount of all Loans of all Lenders.

         "Rating Agency" means each of Moody's and S&P.

         "Receivables Purchase Agreement" means (i) the Receivables Purchase Agreement dated as of December 28, 1995, between the Company and Funding, and
(ii) the Receivables Purchase Agreement dated as of December 28, 1995, between the Company and Nine West Footwear Corporation, as each may be amended, supplemented or otherwise modified from time to time.

         "Receivables Securitization" means the transactions described and contemplated in the Receivables Purchase Agreement.

         "Register" has the meaning specified in Subsection 11.7(c).

         "Reimbursement Obligations" means all matured reimbursement or repayment obligations of the Company to each Issuer for payment by such Issuer of any draft drawn under Letters of Credit pursuant to Letter of Credit Reimbursement Agreements.

         "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration, in each case of any Hazardous Material, into the indoor or outdoor environment or into or out of any property owned or operated by such Person, including, without limitation, the movement of Contaminants through or in the air, soil, surface water, ground water or property.

         "Remedial Action" means all actions required to (a) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release of Contaminants so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, or
(c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

         "Reportable Event" means any of the events described in Sections 4043(c)(1), (2), (3), (5), (6), (8) or (9) of ERISA.

         "Requirement of Law" means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and all federal, state, local and foreign laws, rules and regulations, and all orders, judgments, decrees or other determinations of any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

         "Responsible Officer" means, with respect to any Person, any of the executive officers of such Person including, without limitation, any Senior Vice President of such Person.

         "Revolving Credit Borrowing" means a Borrowing consisting of Revolving Credit Loans made on the same day by the Lenders ratably according to their respective Revolving Credit Commitments.

         "Revolving Credit Commitment" means, as to each Lender, the commitment of such Lender to make Revolving Credit Loans to the Borrowers pursuant to
Section 2.1 in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Lender's name on Part I of Schedule I under the caption "Revolving Credit Commitment," as such amount may be reduced or modified pursuant to this Agreement, and, in the case of each Swing Bank, "Revolving Credit Commitment" includes the Swing Commitment of such Swing Bank.

         "Revolving Credit Loan" means a Loan made by a Lender to any Borrower pursuant to Section 2.1.

         "Revolving Credit Note" means a promissory note of the Borrowers delivered pursuant to Section 2.6(h), substantially in the form of the original Notes referred to in Section 11.16.

         "S&P" means Standard & Poors Ratings Group.

         "Secured Parties" means the Lenders, the Issuers and the Administrative Agent.

         "Securitization Documents" means each agreement, document and instrument entered into by the Company, a Guarantor or Funding in connection with the Receivables Securitization, including without limitation, the Receivables Purchase Agreement, the promissory note(s) of Funding in favor of the Company made in connection therewith and the promissory note(s) of the Company in favor of Funding made in connection therewith.

         "Security Agreement" means the security agreement dated as of May 23, 1995, executed by the Company, as amended by Amendment No. 1 thereto dated as of December 28, 1995 and Amendment No. 2 thereto dated as of August 2, 1996, and as such agreement may be further amended, supplemented or otherwise modified from time to time.

         "Senior Notes" means the 8 3/8% Senior Notes due 2005 of the Company, containing at all times terms and conditions satisfactory to the Majority Lenders, in their reasonable judgment.

         "Senior Subordinated Notes" means the 9% Senior Subordinated Notes due 2007 of the Company, containing at all times terms and conditions satisfactory to the Majority Lenders, in their reasonable judgment.

         "Solvent" means, with respect to any Person, that the value of the assets of such Person (both at fair value and present fair saleable value) is, on the date of determination, greater than the total amount of liabilities (including, without limitation, contingent and unliquidated liabilities) of such Person as of such date and that, as of such date, such Person is able to pay all liabilities of such Person as such liabilities mature and does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities of any Person at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

         "Standby Letter of Credit" means a Letter of Credit other than a Documentary Letter of Credit.

         "Stock" means shares of capital stock, beneficial or partnership interests, participations or other equivalents (regardless of how designated) of or in a corporation or equivalent entity, whether voting or non-voting, and includes, without limitation, common stock and preferred stock.

         "Stock Equivalents" means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

         "Subsidiary" means, with respect to any Person, any corporation, partnership or other business entity of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors, managers, trustees or other controlling persons, is, at the time, directly or indirectly, owned or controlled by such Person and/or one or more Subsidiaries of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency); provided, however, that the receivables master trust established by Funding in connection with the Receivables Securitization shall not constitute a Subsidiary of the Company or any of its Subsidiaries.

         "Subsidiary Security Agreement" means each of (i) the Subsidiary Security Agreement, dated May 23, 1995, made by each of Nine West Footwear Corporation, Nine West Distribution Corporation, Nine West Boot Corporation, Nine West Manufacturing Corporation and Community Urban Redevelopment of Duck Creek, Inc. in favor of the Administrative Agent, as amended by Amendment No. 1, dated December 28, 1995 and Amendment No. 2, dated August 2, 1996, and (ii) the Subsidiary Security Agreement, dated August 2, 1996, made by Nine West Development Corporation in favor of the Administrative Agent, as such agreements may be further amended, supplemented or otherwise modified from time to time.

         "Swing Bank" means each Lender whose name is set forth on Part II of
Schedule I or such other Lender which agrees to act as a Swing Bank hereunder.

         "Swing Commitment" means, as to each Swing Bank, the commitment of such Swing Bank to make Swing Loans to the Borrowers pursuant to Section 2.20 in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Swing Bank's name on Part II of Schedule I under the caption "Swing Commitment," as such amount may be reduced or modified pursuant to this Agreement.

         "Swing Loan" means a Loan made by a Swing Bank to the Company pursuant to Section 2.19.

         "Swing Loan Borrowing" means a borrowing consisting of a Swing Loan.

         "Tax Affiliate" means, as to any Person, (a) any Subsidiary of such Person, and (b) any Affiliate of such Person with which such Person files or is eligible to file consolidated, combined or unitary tax returns.

         "Tax Returns" has the meaning specified in Section 4.3.

         "Taxes" has the meaning specified in Subsection 2.15(a).

         "Termination Date" means the earliest of (a) five years from the Closing Date and (b) the date of termination in whole of the Commitments pursuant to Section 2.5 or 8.2.

         "Title IV Plan" means a Pension Plan, other than a Multiemployer Plan, which is covered by Title IV of ERISA.

         "Total Assets" of any Person means, at any date, the total assets of such Person and its Subsidiaries at such date determined on a consolidated basis in conformity with GAAP.

         "Total Liabilities" of any Person means, at any date, all obligations which in conformity with GAAP would be included in determining total liabilities as shown on the liabilities side of a consolidated balance sheet of such Person and its Subsidiaries at such date, and in any event includes, without limitation, all Indebtedness of such Person or any of its Subsidiaries at such date whether or not the same would be so shown.

         "Wholly-Owned Subsidiary" means, with respect to any Person, any Subsidiary of such Person of which 100% (other than director's qualifying shares) of the outstanding Stock having ordinary voting power to elect all of the directors, managers, trustees or other controlling persons, is, at the time, directly or indirectly, owned or controlled by such Person and/or one or more Wholly-Owned Subsidiaries of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).

         "Withdrawal Liability" means, as to the Company at any time, the aggregate amount of the liabilities of the Company, any of its Subsidiaries or any ERISA Affiliate pursuant to Section 4201 of ERISA, and any increase in contributions required to be made pursuant to Section 4243 of ERISA, with respect to all Multiemployer Plans.

         "Working Capital" means, for any Person at any date, the amount by which the Current Assets of such Person at such date exceeds the Current Liabilities of such Person at such date.

         1.2. Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding" and the word "through" means "to and including."

         1.3. Accounting Terms. All accounting terms not specifically defined herein shall be construed in conformity with GAAP and all accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in conformity with GAAP.

         1.4. Certain Terms. (a) The words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole, and not to any particular Article, Section, Subsection or clause in this Agreement. References herein to an Exhibit, Schedule, Article, Section, Subsection or clause refer to the appropriate Exhibit or Schedule to, or Article, Section, Subsection or clause in this Agreement.

         (b) The terms "Lender," "Issuer," and "Administrative Agent" include their respective successors and the terms "Lender" and "Issuer" include each assignee of such Lender or Issuer who becomes a party hereto pursuant to Section 11.7.

         (c) Upon the appointment of any successor Administrative Agent pursuant to Section 9.6, references to Citibank in Section 9.3 and in the definitions of Eurodollar Rate shall be deemed to refer to the successor then acting as the Administrative Agent.


                              ARTICLE II

                    AMOUNTS AND TERMS OF THE LOANS

         2.1. The Revolving Credit Loans. (a) On the terms and subject to the conditions contained in this Agreement, on the Effective Date each Lender severally agrees to make a loan (each a "Revolving Credit Loan") to the Company in an aggregate amount sufficient to repay the principal amount of all Revolving Credit Loans outstanding on the Effective Date; provided, however, to the extent that any Lender has Revolving Credit Loans outstanding under the Existing Credit Agreement ("Existing Revolving Credit Loans") and is making a Revolving Credit Loan on the Effective Date, such Existing Revolving Credit Loans shall be deemed a Revolving Credit Loan made on the Effective Date.

         (b) On the terms and subject to the conditions contained in this Agreement, each Lender severally agrees to make from and after the Effective Date Revolving Credit Loans to the Borrowers from time to time on any Business Day during the period from the date hereof until the Business Day preceding the Termination Date in an aggregate amount not to exceed at any time outstanding such Lender's Revolving Credit Commitment; provided, however, that at no time shall any Lender be obligated to make a Revolving Credit Loan in excess of such Lender's Ratable Portion of the Available Credit. In no event shall any Swing Bank be obligated to make any Revolving Credit Loan or Swing Loan or participate in any Letter of Credit if the sum of outstanding Revolving Credit Loans and Swing Loans made or to be made by such Swing Bank and its aggregate participation in the Letter of Credit Undrawn Amounts and Reimbursement Obligations would exceed its Revolving Credit Commitment at such time.

         (c) Within the limits of each Lender's Revolving Credit Commitment, amounts prepaid pursuant to Section 2.7 may be reborrowed under this Section 2.1.

         2.2. The Letters of Credit. All Letter of Credit Undrawn Amounts outstanding on the Effective Date with respect to Letters of Credit issued by an Issuer shall become on the Effective Date Letter of Credit Undrawn Amounts outstanding hereunder owed to such Issuer.

         2.3. Making the Loans. (a) Each Revolving Credit Borrowing shall be made on notice, given by the Company on behalf of itself or one or more of the other Borrowers, as the case may be, to the Administrative Agent not later than 12:00 P.M. (New York City time) on the Business Day of the proposed Revolving Credit Borrowing, in the case of Revolving Credit Loans that are to be made as Base Rate Loans, and on the third Business Day prior to the date of the proposed Revolving Credit Borrowing, in the case of Revolving Credit Loans that are to be made as Eurodollar Rate Loans. Each such notice (a "Notice of Borrowing") shall be in substantially the form of Exhibit A, specifying therein (i) the date of such proposed Revolving Credit Borrowing, (ii) the aggregate amount of such proposed Revolving Credit Borrowing, (iii) the amount thereof, if any, requested to be Eurodollar Rate Loans, (iv) the initial Interest Period or Periods for any such Eurodollar Rate Loans, and (v) the identity of the Borrower of such proposed Revolving Credit Borrowing. The Revolving Credit Loans shall be made as Base Rate Loans unless (subject to Section 2.12) the Notice of Borrowing specifies that all or a pro rata portion thereof shall be Eurodollar Rate Loans; provided, however, that the aggregate of the Eurodollar Rate Loans for each Interest Period must be in an amount of not less than $1,000,000 or an integral multiple of $1,000,000 in excess thereof; and provided, further, that no more than ten Interest Periods may be outstanding for all Loans at any time.

         (b) The Administrative Agent shall give to each Lender prompt notice of the Administrative Agent's receipt of a Notice of Borrowing and, if Eurodollar Rate Loans are properly requested in such Notice of Borrowing, the applicable interest rate under Subsection 2.9(b). Each Lender shall, before 2:00 p.m. (New York City time) on the date of the proposed Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at its address referred to in Section 11.2, in immediately available funds, such Lender's Ratable Portion of such proposed Borrowing. After the Administrative Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Company or such other Borrower or Borrowers, as the case may be, at the Administrative Agent's aforesaid address.

         (c) Each Revolving Credit Borrowing shall be in an aggregate amount of not less than $1,000,000 or an integral multiple of $1,000,000 in excess thereof.

         (d) Each Notice of Borrowing shall be irrevocable and binding on the Company and each other Borrower, if any, on whose behalf the Notice of Borrowing was made (if applicable). In the case of any proposed Borrowing which the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Loans, the relevant Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such proposed Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including, without limitation, loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund any Eurodollar Rate Loan to be made by such Lender as part of such proposed Borrowing when such Eurodollar Rate Loan, as a result of such failure, is not made on such date, assuming for such purpose that such Lender will fund such Eurodollar Rate Loan in the London interbank eurodollar market with a loan of the same amount and Interest Period as such Eurodollar Rate Loan.

         (e) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any proposed Borrowing that such Lender will not make available to the Administrative Agent such Lender's Ratable Portion of such Borrowing, the Administrative Agent may assume that such Lender has made such Ratable Portion available to the Administrative Agent on the date of such Borrowing in accordance with this Section 2.3 and the Administrative Agent may, in reliance upon such assumption, make available to the relevant Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such Ratable Portion available to the Administrative Agent, such Lender and the relevant Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available until the date such amount is repaid to the Administrative Agent, at (i) in the case of each Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender's Loan as part of such Borrowing for purposes of this Agreement. If a Borrower shall repay to the Administrative Agent such corresponding amount, such payment shall not relieve such Lender of any obligation it may have to such Borrower hereunder.

         (f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

         (g) Each Swing Loan Borrowing shall be made upon such notice as the Swing Bank and the Company shall agree and shall bear interest at a rate to be agreed between the Swing Bank and the Company.

         (h) Each Multicurrency Borrowing shall be made on such notice as the Multicurrency Lenders and the Company or the relevant Borrower shall agree and shall bear interest at a rate to be agreed between the Multicurrency Lenders and the Company (on behalf of the relevant Borrower).

         (i) Each Competitive Borrowing shall be made, in the case of a Eurodollar Competitive Borrowing, three Business Days following the Administrative Agent's receipt of the Company's decision to accept a Competitive Bid and, in the case of a Fixed Rate Borrowing, the same Business Day as the Administrative Agent's receipt of the Company's decision to accept a Competitive Bid, all in accordance with the provisions of Section 2.20(d).

         (j)  In connection with the Competitive Loans, the Administrative
Agent shall give prompt notice to the Lender or Lenders whose Competitive Bid was accepted of such acceptance. Each Lender whose Competitive Bid was accepted shall, before 12:00 P.M. (New York City time) on the date of the proposed Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at its address referred to in Section 11.2, in immediately available funds, the amount committed by such Lender in its Competitive Bid(s) (a Lender's "Competitive Loan Obligation"). After the Administrative Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Company at the Administrative Agent's aforesaid address.

         (k) Each Notice of Borrowing or Accepted Competitive Bid shall be irrevocable and binding on the Company (and, in the case of each Notice of Borrowing, each other Borrower on whose behalf the Notice of Borrowing was delivered, if applicable). In the case of any proposed Borrowing which the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Loans and in the case of the Competitive Loans, the Company shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing or Accepted Competitive Bid for such proposed Borrowing or Loan the applicable conditions set forth in Article III, including, without limitation, any loss (including, without limitation, loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Loan to be made by such Lender as part of such proposed Borrowing when such Loan, as a result of such failure, is not made on such date.

         (l) Each Lender may book any Loan at any Applicable Lending Office selected by such Lender and may change its Applicable Lending Office with respect to any Loan from time to time. Each Lender may, by written notice to the Administrative Agent and the Company, designate replacement or additional Applicable Lending Offices through which Loans will be made by it and for whose account payments are to be made.

         2.4. Fees. (a) The Company agrees to pay to each Lender a facility fee (the "Facility Fee") on such Lender's Commitment from the date hereof until the Termination Date at the rates, and payable at the times, specified on
Schedule III.

         (b) The Company has agreed to pay to the Administrative Agent an administrative agency fee, the amount and dates of payment of which are embodied in a separate agreement, dated July 14, 1997, between the Company and Citibank (the "Fee Letter").

         (c) The Company has agreed to pay to the Administrative Agent for the account of each Lender (other than Citibank), an upfront fee calculated at the following rates:

             (i) For each Lender whose Commitment is $50,000,000 or more: 0.080% of such Lender's Commitment.

             (ii)  For each Lender whose Commitment is
         $40,000,000 to $49,999,999:  0.065% of such Lender's Commitment.

             (iii) For each Lender whose Commitment is $25,000,000 to $39,999,999: 0.050% of such Lender's Commitment.

Upfront Fees are payable on or before the Effective Date.

         2.5.  Amendment, Reduction and Termination of the Commitments.
(a) On the Effective Date, the "Revolving Credit Commitments" outstanding under the Existing Credit Agreement shall be amended as set forth under the heading "Revolving Credit Commitments" in Part I of Schedule I.

         (b) The Company (on behalf of itself and the other Borrowers) may, upon at least three Business Days' prior notice to the Administrative Agent, terminate in whole or reduce ratably in part the unused portions of the respective Revolving Credit Commitments of the Lenders; provided, however, that each partial reduction shall be in the aggregate amount of not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof. Amounts so reduced or terminated pursuant to this Section 2.5 will not be available for reborrowing.

         2.6. Repayment; Evidence of Indebtedness. (a) Each Borrower shall repay the entire unpaid principal amount of the Revolving Credit Loans made to it on the Termination Date.

         (b) The Company shall repay the entire unpaid principal amount of each Competitive Loan on the last day of the Interest Period applicable to such Loan and on the Termination Date.

         (c) The Company shall repay the entire unpaid principal amount of the Swing Loans on the Termination Date to the extent not theretofore repaid pursuant to Section 2.19.

         (d) Each Borrower shall repay the entire unpaid principal amount of the Multicurrency Loans made to it on the Termination Date to the extent not theretofore repaid pursuant to Section 2.21.

         (e) Each Lender shall maintain in accordance with its usual practice an account or accounts with respect to the indebtedness to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid such Lender from time to time under this Agreement.

         (f) The Administrative Agent shall maintain accounts in accordance with its usual practice in which it will record (i) the amount of each Loan made (other than Multicurrency Loans) and the Interest Period applicable thereto,
(ii) the amount of any principal or interest due and payable by each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from any Borrower and each Lender's share thereof, if applicable.

         (g) The entries made in the accounts maintained pursuant to paragraphs (e) and (f) of this Section 2.6 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of any Borrower to repay the Loans in accordance with their terms.

         (h) Notwithstanding any other provision of the Agreement, in the event that any Lender requests that the Company and the other Borrowers execute and deliver a promissory note or notes payable to such Lender, substantially in the form of the original Notes described in Section 11.16, in order to evidence the indebtedness owing to such Lender by the Company and the other Borrowers hereunder, the Company and such other Borrowers will promptly execute and deliver such note or notes to such Lender, and the interests evidenced by such note or notes shall at all times (including after assignment of all or part of such interests) be evidenced by one or more notes payable to the payee named therein or its registered assigns.

         2.7. Prepayments. (a) No Borrower shall have the right to prepay the principal amount of any Loan other than as provided in this Section 2.7.

         (b) Each Borrower may (i) upon at least three Business Days' prior notice to the Administrative Agent, in the case of Eurodollar Rate Loans and
(ii) on or after the date of written notice to the Administrative Agent, in the case of Base Rate Loans, stating in such notice the proposed date and aggregate principal amount of the prepayment, prepay the outstanding principal amount of the Swing Loans or Revolving Credit Loans, as the case may be, in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that each partial prepayment of Revolving Credit Loans shall be in an aggregate principal amount not less than $1,000,000 or integral multiples of $1,000,000 in excess thereof. Upon the giving of such notice of prepayment, the principal amount of the Swing Loans or Revolving Credit Loans, as the case may be, specified to be prepaid shall become due and payable on the date specified for such prepayment.

         (c) The Company shall, within five Business Days of the end of each calendar month (or more frequently as the Company may desire) while any Multicurrency Loans are outstanding, notify the Administrative Agent in writing of the principal amount, Multicurrency Lender, Borrower, currency and maturities of all Multicurrency Loans then outstanding and shall immediately prepay an aggregate principal amount of the Multicurrency Loans then outstanding equal to the amount, if any, by which the Dollar Equivalent of all Multicurrency Loans then outstanding exceeds $250,000,000. Any such prepayment shall be applied towards the Multicurrency Loans in such manner as the Company shall direct. The aggregate principal amount of Multicurrency Loans shall be determined based on the Dollar Equivalent of the outstanding Multicurrency Loans in the relevant Alternative Currency at 11:00 a.m. (New York time) on the date of any such prepayment.

         2.8. Conversion/Continuation Option. The Company (on behalf of itself and the other Borrowers) may elect (a) at any time to convert Base Rate Loans or any portion thereof to Eurodollar Rate Loans, or (b) at the end of any Interest Period with respect thereto, to convert Eurodollar Rate Loans or any portion thereof into Base Rate Loans or to continue such Eurodollar Rate Loans or any portion thereof for an additional Interest Period; provided, however, that the aggregate of the Eurodollar Loans for each Interest Period must be in the amount of $1,000,000 or an integral multiple of $1,000,000 in excess thereof. Each conversion or continuation shall be allocated among the Lenders in accordance with their respective Ratable Portions. Each such election shall be in substantially the form of Exhibit B hereto (a "Notice of Conversion or Continuation") and shall be made by giving the Administrative Agent at least
(x) three Business Days' prior written notice thereof, in the case of the conversion of Base Rate Loans into Eurodollar Rate Loans or the continuation of Eurodollar Rate Loans, and (y) one Business Day's prior written notice thereof, in the case of the conversion of Eurodollar Rate Loans into Base Rate Loans, in each case specifying (i) the amount and type of Loan being converted or continued, (ii) in the case of a conversion to or a continuation of Eurodollar Rate Loans, the Interest Period therefor, and (iii) in the case of a conversion, the date of conversion (which date shall be a Business Day and, if a conversion from Eurodollar Rate Loans, shall also be the last day of the Interest Period therefor). The Administrative Agent shall promptly notify each Lender of its receipt of a Notice of Conversion or Continuation and of the contents thereof. Notwithstanding the foregoing, (x) no conversion in whole or in part of Base Rate Loans to Eurodollar Rate Loans, and no continuation in whole or in part of Eurodollar Rate Loans upon the expiration of any Interest Period therefor, shall be permitted at any time at which an Event of Default shall have occurred and be continuing, and (y) any such conversion during the continuance of a Default shall not be permitted in respect of Eurodollar Rate Loans having an Interest Period longer than one month. If, within the time period required under the terms of this Section 2.8, the Administrative Agent does not receive a Notice of Conversion or Continuation from the Company containing a permitted election to continue any Eurodollar Rate Loans for an additional Interest Period, then, upon the expiration of the Interest Period therefor, such Loans will be automatically converted to Base Rate Loans. Each Notice of Conversion or Continuation shall be irrevocable. No conversion of any Swing Loan to a Eurodollar Rate Loan may be made.

         2.9. Interest. Each Borrower shall pay interest on the unpaid principal amount of each Loan made to it from the date thereof until the principal amount thereof shall be paid in full, at the following rates per annum:

         (a) For Base Rate Loans, at a rate per annum equal at all times to the Base Rate in effect from time to time plus the Applicable Base Rate Margin, payable in arrears quarterly on the first day of each January, April, July and October, on the Termination Date and on the date any Base Rate Loan is converted or paid in full (but only on the Base Rate Loan so converted or paid in full); provided, however, that during the continuance of an Event of Default, all Base Rate Loans shall bear interest, payable on demand, at a rate per annum equal at all times to 2.00% per annum above the Base Rate in effect from time to time plus the Applicable Base Rate Margin.

         (b) For Eurodollar Rate Loans other than Competitive Loans, at a rate per annum equal at all times during the applicable Interest Period for each such Eurodollar Rate Loan to the sum of the Eurodollar Rate for such Interest Period plus the Applicable LIBOR Margin in effect, payable in arrears on the last day of such Interest Period, on the Termination Date and, if such Interest Period has a duration of more than three months, on each day during such Interest Period which occurs every three months from the first day of such Interest Period; provided, however, that during the continuance of an Event of Default, all Eurodollar Rate Loans shall bear interest, payable on demand, at a rate per annum equal at all times to 2.00% above the Eurodollar Rate in effect from time to time plus the Applicable LIBOR Margin.

         (c) (i) For Eurodollar Rate Loans that are Competitive Loans, at a rate per annum equal at all times during the applicable Interest Period for each such Eurodollar Rate Loan to the sum of the Eurodollar Rate for such Interest Period plus or minus the Eurodollar Competitive Borrowing Margin for such Competitive Loan and (ii) for Fixed Rate Loans, at a rate per annum (computed based on a year of 365 or 366 days, as the case may be) equal at all times to the fixed rate of interest offered by the Lender making such Loan and accepted by the Company pursuant to Section 2.20; provided, however that interest on each Competitive Loan shall be payable on the last day of the applicable Interest Period, on the Termination Date and if such Interest Period has a duration of more than three months, on each day during such Interest Period which occurs every three months from the first day of such Interest Period.

         (d) For Multicurrency Loans, at a rate per annum to be agreed upon between the Multicurrency Lender and the Company (on behalf of the relevant Borrower) at the time of the making of each Multicurrency Loan

         (e) For the purposes of the Interest Act (Canada), the annual rate of interest to which each interest rate referred to in this Agreement is equal, and the annual rate to which each fee referred to herein is equal, is each such interest rate or fee multiplied by a fraction the numerator of which is the total number of days in the year and the denominator of which is 365 (in the case of interest or any such fee computed on the basis of a year of 365 days) or 360 (in the case of interest or any such fee computed on the basis of a year of 360 days).

         2.10.  Interest Rate Determination.

         (a) The Eurodollar Rate for each Interest Period for Eurodollar Rate Loans shall be determined by the Administrative Agent two Business Days before the first day of such Interest Period.

         (b) If, with respect to Eurodollar Rate Loans, the Majority Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period therefor will not adequately reflect the cost to such Majority Lenders of making such Loans or funding or maintaining their respective Eurodollar Rate Loans for such Interest Period, the Administrative Agent shall forthwith so notify the Company and the Lenders, whereupon:

             (i) each Eurodollar Loan will automatically, on the last day of the then existing Interest Period therefor, convert into a Base Rate Loan; and

             (ii)  the obligations of the Lenders to make Eurodollar Rate
     Loans or to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended until the Administrative Agent shall notify the Company that such Lenders have determined that the circumstances causing such suspension no longer exist.

         (c) Any increase or reduction in the Applicable Margin set forth on
Schedule III, as the case may be, shall take effect on the third Business Day following receipt by the Administrative Agent of any quarterly certificate delivered to the Administrative Agent pursuant to Section 6.10(a)(iv).

         2.11. Increased Costs. If, due to either (a) the introduction of or any change in or in the interpretation of any law or regulation (other than any change by way of imposition or increase of reserve requirements included in determining the Eurodollar Rate Reserve Percentage) or (b) compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost (other than with respect to taxes excluded from the definition of "Taxes") to any Lender of agreeing to make or making, funding or maintaining any Eurodollar Rate Loans, then the Company shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Company and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error. If the Company so notifies the Administrative Agent within five Business Days after any Lender notifies the Company of any increased cost pursuant to the foregoing provisions of this Section 2.11, the Borrowers may, at the Company's election, either (A) prepay in full all Eurodollar Rate Loans of such Lender then outstanding in accordance with Subsection 2.7(b) and, additionally, reimburse such Lender for such increased cost in accordance with this Section 2.11 or (B) convert all Eurodollar Rate Loans of all Lenders then outstanding into Base Rate Loans in accordance with
Section 2.8 and, additionally, reimburse such Lender for such increased cost in accordance with this Section 2.11.

         2.12. Illegality. Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans, then, on notice thereof and demand therefor by such Lender to the Company through the Administrative Agent, (a) the obligation of such Lender to make or to continue Eurodollar Rate Loans and to convert Base Rate Loans into Eurodollar Rate Loans shall terminate and (b) the Borrowers shall, at the Company's election, either prepay in full all Eurodollar Rate Loans of such Lender then outstanding, together with interest accrued thereon or convert such Eurodollar Rate Loans to Base Rate Loans; provided, however, that if the Company does not make such election within five Business Days of such notice, all such Eurodollar Rate Loans shall automatically convert into Base Rate Loans as of such fifth Business Day unless an earlier date for such conversion is required by law.

         2.13. Capital Adequacy. If (a) the introduction of or any change in or in the interpretation of any law or regulation, (b) compliance with any law or regulation, or (c) compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by any Lender or any corporation controlling any Lender and such Lender reasonably determines that such amount is based upon the existence of such Lender's Commitments and Loans and its other commitments and loans of this type, then, upon demand by such Lender (with a copy of such demand to the Administrative Agent), the Borrowers shall, at the Company's election, pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender's Commitments and Loans. A certificate as to such amounts submitted to the Company and the Administrative Agent by such Lender shall be conclusive and binding for all purposes absent manifest error.

         2.14. Payments and Computations. (a) Each Borrower shall make each payment required to be made by it hereunder, (i) in the case of a Loan or part thereof, in the currency in which such Loan is denominated at the time such Loan was made, (ii) in the case of interest, in the currency in which the Loan on which such interest is payable is denominated and (iii) in the case of fees, costs and expenses, in the currency in which the same were incurred.

         (b) Each Borrower shall make each payment hereunder (i) in the case of a payment amount denominated in Dollars, not later than 11:00 A.M. (New York City time) on the day when due, and (ii) in the case of a payment amount denominated in an Alternative Currency, not later than 11:00 A.M. local time at the place where payment is to be made, in each case in immediately available funds without set-off or counterclaim. All payments in Dollars shall be made to the Administrative Agent at its address referred to in Section 11.2. The Administrative Agent will promptly after receipt by it of any such payment cause to be distributed immediately available funds relating to the payment of principal or interest or fees in Dollars to the Lenders, in accordance with their respective Ratable Portions in the Loan being repaid for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement; provided, however, that following the Termination Date all such amounts shall be applied to the Obligations pro rata in accordance with the amounts owed to the Lenders and the Administrative Agent and that amounts payable pursuant to Sections 2.11, 2.13 and 2.15 shall be paid only to the affected Lender or Lenders. Payment received by the Administrative Agent after 11:00 A.M. (New York City time) shall be deemed to be received on the next Business Day. All payments in an Alternative Currency shall be made to the Multicurrency Lender which made such Multicurrency Loan at the address specified to the Multicurrency Borrower by such Multicurrency Lender.

         (c) All computations of interest in connection with Fixed Rate Borrowings shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Base Rate, the Eurodollar Rate and the Federal Funds Rate and of fees hereunder shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

         (d) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fee, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of any Eurodollar Rate Loan to be made in the next calendar month, such payment shall be made on the next preceding Business Day.

         (e) Unless the Administrative Agent shall have received notice from the Company (on behalf of itself and the other Borrowers, as applicable) prior to the date on which any payment is due hereunder to the Lenders that the Company or such other Borrower or Borrowers will not make such payment in full, the Administrative Agent may assume that the Company or any such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Company or such Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

         (f) With respect to the Competitive Loans, each payment of principal of any Competitive Borrowing shall be allocated pro rata among the Lenders participating in such Competitive Borrowing in accordance with the respective principal amounts of their outstanding Loans comprising such Competitive Borrowing. Each payment of interest on any Competitive Borrowing shall be allocated pro rata among the Lenders participating in such Competitive Borrowing in accordance with the respective amounts of accrued and unpaid interest on their outstanding Competitive Loans comprising such Competitive Borrowing.

         2.15. Taxes. (a) Any and all payments by a Loan Party under each Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, (i) in the case of each Lender, each Issuer and the Administrative Agent, taxes measured by its net income, and franchise taxes imposed on it, by any jurisdiction (or any political subdivision thereof) under the laws of which such Person is organized or qualified to do business, (ii) in the case of any Lender, taxes measured by its net income, and franchise taxes imposed on it, by the jurisdiction (or any political subdivision thereof) in which is located such Lender's Applicable Lending Office, (iii) in the case of each Lender, each Issuer and the Administrative Agent either organized under the laws of a jurisdiction in the United States or engaged in a trade or business within the United States or, if a tax treaty is applicable to such Person on the Effective Date (or the date of an Assignment and Acceptance), engaged in a trade or business within the United States through a permanent establishment, United States federal income taxes on its net income, and (iv) in the case of each Lender organized under the laws of a jurisdiction outside the United States, United States federal withholding tax payable with respect to payments by the Company which would not have been imposed had such Lender, to the extent required under Section 2.15(f), delivered to the Borrower and the Administrative Agent the forms prescribed thereunder (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If a Loan Party shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including, without limitation, deductions applicable to additional sums payable under this Section 2.15) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions, (iii) such Loan Party shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law, and (iv) such Loan Party shall deliver to the Administrative Agent evidence of such payment to the relevant taxing or other authority.

         (b) In addition, each Loan Party agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any political subdivision thereof or any applicable foreign jurisdiction which arise from any payment made under any Loan Document or from the execution, delivery or registration of, or otherwise with respect to, any Loan Document (collectively, "Other Taxes").

         (c) Each Loan Party will indemnify each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.15) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including, without limitation, for penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.

         (d) Within 30 days after the date of any payment of Taxes or Other Taxes, the Loan Party which made such payment will furnish to the Administrative Agent, at its address referred to in Section 11.2, the original or a certified copy of a receipt evidencing payment thereof.

         (e) Without prejudice to the survival of any other agreement of any Loan Party hereunder, the agreements and obligations of each Loan Party contained in this Section 2.15 shall survive the payment in full of the Obligations.

         (f) Prior to the Effective Date in the case of each initial Lender, and prior to the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter if either required by law or reasonably requested by the Company or the Administrative Agent (unless such Lender is unable to do so by reason of a change in law (including, without limitation, any statute, treaty, ruling, determination or regulation) occurring subsequent to the Effective Date or date of Assignment and Acceptance, as the case may be), each Lender organized under the laws of a jurisdiction outside the United States shall provide the Administrative Agent and the Company with two valid, accurate and complete original signed copies of IRS Form 4224 or Form 1001 or other applicable form, certificate or document prescribed by the IRS certifying as to such Lender's entitlement to full exemption from United States withholding tax with respect to all payments to be made to such Lender under this Agreement. Unless the Company and the Administrative Agent have received forms or other documents indicating that payments hereunder or under any Note are not subject to United States withholding tax, the Company or the Administrative Agent shall, in the case of payments to or for any Lender organized under the laws of a jurisdiction outside the United States, withhold taxes from such payments at the applicable statutory rate, or at a rate reduced by an applicable tax treaty (provided that the Company or the Administrative Agent, as the case may be, has received forms or other documents indicating that such reduced rate applies).

         (g) Without limiting the generality of subsection 2.15(f), if any portion of a Loan made to a Borrower is made available by a Lender organized under the laws of a jurisdiction outside the jurisdiction in which such Borrower is organized, at such Borrower's request such Lender shall provide the Administrative Agent and such Borrower with accurate and complete original signed copies of such tax and similar forms as may be required for such Lender to claim exemption from withholding taxes with respect to all payments to be made to such Lender under this Agreement that are imposed by the jurisdiction under the laws of which such Borrower is organized. In addition, each such Lender shall, at such Borrower's request, deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender.
Each such Lender shall promptly notify such Borrower and the Administrative Agent at any time such Lender determines that it is no longer in a position to provide any previously delivered certificate (or any other form of certification adopted by the relevant taxing authorities for such purpose) to such Borrower and the Administrative Agent.

         2.16. Sharing of Payments, Etc. (a) If, following the Termination Date, any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise but other than pursuant to Section 2.11, 2.13, 2.15, 2.19 or 2.20) on account of Loans made by it and there is any Reimbursement Obligation outstanding in respect of which the relevant Issuer has not received payment in full from the Lenders pursuant to Subsection 2.17(h), or if there are any Swing Loans outstanding and the Swing Bank has not received payment in full from the Lenders pursuant to a demand or notice made pursuant to Section 2.19(e), such Lender (a "Purchasing Lender") shall purchase a participation in all such Reimbursement Obligations in an amount equal to the lesser of such payment and the amount of such Reimbursement Obligations for which such Issuer has not so received payment in full and shall next purchase a participation in such Swing Loans in an amount equal to the lesser of the remaining amount of such payment obtained by such Lender and the amount of such Swing Loans for which the Swing Bank has not so received payment in full from such Lender. If, after giving effect to the foregoing, any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise but other than pursuant to Section 2.11,
2.13 or 2.15) on account of the Loans made by it resulting in such Lender receiving payment of a greater share of the aggregate amount of its Loans and accrued interest thereon than the share of any other Lender's Loans and accrued interest thereon received by such other Lender, then such other Lender shall forthwith purchase from the other Lenders such participations in their Loans as shall be necessary to cause such Purchasing Lender to share the excess payment ratably with each of them in accordance with the aggregate amount of principal of and accrued interest on their respective Loans.

         (b) If all or any portion of any payment received by a Purchasing Lender is thereafter recovered from such Purchasing Lender, such purchase from each selling Lender described in paragraph (a) above (a "Selling Lender") shall be rescinded and such Selling Lender shall repay to the Purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Selling Lender's ratable share (according to the proportion of (i) the amount of such Selling Lender's required repayment to (ii) the total amount so recovered from the Purchasing Lender) of any interest or other amount paid or payable by the Purchasing Lender in respect of the total amount so recovered. Each Borrower agrees that any Purchasing Lender purchasing a participation from another Selling Lender pursuant to this Section 2.16 may, to the fullest extent permitted by law, exercise all its rights of payment (including, without limitation, the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.

         2.17. Letter of Credit Facility. (a) On the terms and subject to the conditions contained in this Agreement, each Issuer agrees to issue one or more Letters of Credit at the request of the Company for the account of the Company or one or more Borrowers from time to time during the period commencing on the date hereof and ending seven calendar days prior to the Termination Date; provided, however, that no Issuer shall be under any obligation to issue any Letter of Credit if:

             (i) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Issuer from issuing such Letter of Credit or any Requirement of Law applicable to such Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuer shall prohibit, or request that such Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuer with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuer is not otherwise compensated) not in effect on the date hereof or result in any unreimbursed loss, cost or expense which was not applicable, in effect or known to such Issuer as of the date hereof and which such Issuer in good faith deems material to it;

             (ii) such Issuer shall have received written notice from the Administrative Agent, any Lender or the Company, on or prior to the requested date of issuance of such Letter of Credit, that one or more of the applicable conditions contained in Article III is not then satisfied;

             (iii) after giving effect to the issuance of such Letter of Credit, the aggregate Letter of Credit Obligations, outstanding Swing Loans, outstanding Competitive Loans, outstanding Multicurrency Loans and the outstanding Revolving Credit Loans would exceed the Commitments;

             (iv) after giving effect to the issuance of such Letter of Credit, the sum of (A) the Letter of Credit Undrawn Amounts at such time and (B) the Reimbursement Obligations at such time exceeds $150,000,000;

             (v) after giving effect to the issuance of such Letter of Credit, the sum of the Letter of Credit Undrawn Amounts and the Reimbursement Obligations in respect of Letters of Credit denominated in a currency other than Dollars exceeds $50,000,000; or

             (vi) fees due in connection with a requested issuance have not been paid.

None of the Lenders (other than the Issuers) shall have any obligation to issue any Letter of Credit.

         (b) In no event shall the expiration date of any Letter of Credit be (other than as a result of an extension thereof approved by the Issuer) more than one year after the date of issuance thereof, nor shall the expiration date of any Letter of Credit fall after seven calendar days preceding the Termination Date unless on the date of issuance thereof, the Company or such other relevant Borrower shall have cash collateralized such Letter of Credit to the reasonable satisfaction of the Administrative Agent and the relevant Issuer. The Company shall, within five Business Days of the end of each calendar month, notify the Administrative Agent in writing of the Letter of Credit Undrawn Amounts with respect to each Letter of Credit denominated in a currency other than Dollars in order to determine whether the sublimit set forth in Section 2.17 (a)(v) has been exceeded, and the Company shall pay to the Administrative Agent in immediately available funds (for deposit in the L/C Cash Collateral Account referred to in Section 8.3) an amount in Dollars equal to any such excess. The Administrative Agent shall, if requested by any Borrower which has deposited cash collateral pursuant to this Section 2.17(b), release from the L/C Cash Collateral Account to such Borrower any cash collateral which is no longer required by this Section 2.17(b).

         (c) Prior to the issuance of each Letter of Credit, and as a condition of such issuance and of the participation of each Lender (other than the Issuer of such Letters of Credit) in the Letter of Credit Obligations arising with respect thereto, the Company and any other Borrower for whose account a Letter of Credit is to be issued shall have delivered to such Issuer a letter of credit reimbursement agreement, in substantially the form of Exhibit C (a "Letter of Credit Reimbursement Agreement"), signed by the Company or such other Borrower, and such other documents or items as may be required pursuant to the terms thereof. In the event of any conflict between the terms of any Letter of Credit Reimbursement Agreement and this Agreement, the terms of this Agreement shall govern.

         (d) In connection with the issuance of each Letter of Credit, the Company (on behalf of itself or one or more Borrowers) shall give the relevant Issuer and the Administrative Agent at least two Business Days' prior written notice (a "Letter of Credit Request"), in substantially the form of Exhibit D (or in such other written or electronic form as is acceptable to the Issuer), of the requested issuance of such Letter of Credit. Such notice shall be irrevocable and shall specify the Issuer of such Letter of Credit, the stated amount of the Letter of Credit requested, which stated amount shall not be less than $5,000, the date of issuance of such requested Letter of Credit (which day shall be a Business Day), the date on which such Letter of Credit is to expire (which date shall be a Business Day), and the Person for whose benefit the requested Letter of Credit is to be issued. Such notice, to be effective, must be received by the relevant Issuer and the Administrative Agent not later than 11:00 A.M. (New York City time) on the last Business Day on which notice can be given under the immediately preceding sentence.

         (e) Subject to the terms and conditions of this Section 2.17 and provided that the applicable conditions set forth in Article III are satisfied, the relevant Issuer shall, on the requested date, issue a Letter of Credit on behalf of the Company or such other Borrower in accordance with such Issuer's usual and customary business practices. On the date of the proposed issuance of the Letter of Credit, the Administrative Agent shall confirm to the relevant Issuer that the applicable conditions in Article III are satisfied.

         (f) Immediately upon the issuance by an Issuer of a Letter of Credit in accordance with the terms and conditions of this Agreement, such Issuer shall be deemed to have sold and transferred to each Lender, and each Lender shall be deemed irrevocably and unconditionally to have purchased and received from such Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Lender's Ratable Portion of the Revolving Credit Commitments, in such Letter of Credit and the obligations of the Company or such other Borrower with respect thereto (including, without limitation, all Letter of Credit Obligations with respect thereto) and any security therefor and guaranty pertaining thereto.

         (g) In determining whether to pay under any Letter of Credit, the relevant Issuer shall not have any obligation relative to the Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the relevant Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not put such Issuer under any resulting liability to any Lender.

         (h) In the event that any Issuer makes any payment under any Letter of Credit and the Company or such other Borrower shall not have repaid such amount to such Issuer pursuant to Subsection 2.17(l), such Issuer shall promptly notify the Administrative Agent, which shall promptly notify each Lender of such failure, and each Lender shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuer the amount of such Lender's Ratable Portion of such payment in Dollars and in immediately available funds. If the Administrative Agent so notifies such Lender prior to 11:00 A.M. (New York City time) on any Business Day, such Lender shall make available to the Administrative Agent for the account of such Issuer its Ratable Portion of the amount of such payment on such Business Day in immediately available funds. If and to the extent such Lender shall not have so made such Lender's Ratable Portion of the amount of such payment available to the Administrative Agent for the account of such Issuer, such Lender agrees to pay to the Administrative Agent for the account of such Issuer forthwith on demand such amount together with interest thereon, for each day from such date until the date such amount is repaid to the Administrative Agent for the account of such Issuer, at the Federal Funds Rate. The failure of any Lender to make available to the Administrative Agent for the account of such Issuer its Ratable Portion of any such payment shall not relieve any other Lender of its obligation hereunder to make available to the Administrative Agent for the account of such Issuer its Ratable Portion of any payment on the date such payment is to be made, but no Lender shall be responsible for the failure of any other Lender to make available to the Administrative Agent for the account of the Issuer such other Lender's Ratable Portion of any such payment.

         (i) Whenever any Issuer receives a payment of a Reimbursement Obligation as to which the Administrative Agent has received for the account of such Issuer any payment from a Lender pursuant to Section 2.16 or Subsection 2.17(h), such Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each Lender, in immediately available funds, an amount equal to such Lender's pro rata share of such payment based on the respective amounts the Lenders have paid in respect of such Reimbursement Obligation.

         (j) Upon the request of any Lender, the Issuer of any Letter of Credit shall furnish to such Lender copies of any Letter of Credit Reimbursement Agreement to which such Issuer is a party and such other documentation as may reasonably be requested by such Lender.

         (k) The obligations of the Lenders to make payments to the Administrative Agent for the account of the Issuers with respect to Letters of Credit shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances (except as expressly provided in Subsection 2.17(g)), including, without limitation, any of the following circumstances:

             (i) any lack of validity or enforceability of this Agreement or any of the Collateral Documents;

             (ii) the existence of any claim, set-off, defense or other right which the Company or such other Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Issuer, any Lender or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transaction (including, without limitation, any underlying transaction between the Company or such other Borrower and the beneficiary named in any Letter of Credit);

             (iii) any draft, certificate or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

             (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Collateral Documents; or

             (v)  the occurrence of any Default or Event of Default.

         (l) The Company or such other Borrower, as the case may be, agrees to pay to the Issuer of any Letter of Credit the amount of all Reimbursement Obligations owing to such Issuer under any Letter of Credit issued for its account no later than the time specified in the applicable Letter of Credit Reimbursement Agreement, irrespective of any claim, set-off, defense or other right which the Company or such other Borrower may have at any time against such Issuer or any other Person. If the Company or such other Borrower, as the case may be, does not pay (either from the proceeds of a Borrowing or otherwise) any such Reimbursement Obligation when due, such Reimbursement Obligation shall be payable on demand with interest thereon computed from the date on which such Reimbursement Obligation arose to the date of repayment in full of such loan, at the rate of interest applicable to past due Revolving Credit Loans bearing interest at a rate based on the Base Rate during such period. If any payment made by or on behalf of the Company or such other Borrower, as the case may be, and received by such Issuer with respect to any Letter of Credit is rescinded or must otherwise be returned by such Issuer for any reason and if such Issuer has made payment to the Administrative Agent on account thereof pursuant to Subsection 2.17(i), each Lender shall, upon notice by such Issuer, forthwith pay over to such Issuer an amount equal to such Lender's pro rata share of the amount which must be so returned by such Issuer based on the respective amounts paid in respect thereof to the Lenders pursuant to Subsection 2.17(i).

         (m) The Company and each other Borrower agrees to pay the following amounts with respect to Letters of Credit issued for its respective account:

             (i) to the Administrative Agent for the account of the Issuer of any Standby Letter of Credit, with respect to each Standby Letter of Credit issued by such Issuer, an issuance fee equal to 0.125% per annum (or such lesser percentage per annum as may be agreed to between the Company and such Issuer) of the maximum amount available from time to time to be drawn under such Standby Letter of Credit, payable quarterly in arrears on the first day of each Fiscal Quarter and on the termination of such Standby Letter of Credit, and calculated on the basis of a 360-day year and the actual number of days elapsed;

             (ii) to the Administrative Agent for the account of the Issuer of any Documentary Letter of Credit, with respect to each Documentary Letter of Credit issued by such Issuer, an issuance fee equal to 0.10% per annum (or such lesser percentage per annum as may be agreed to between the Company and such Issuer) of the maximum amount available from time to time to be drawn under such Documentary Letter of Credit, payable quarterly in arrears on the first day of each Fiscal Quarter and on the termination of such Documentary Letter of Credit, and calculated on the basis of a 360-day year and the actual number of days elapsed;

             (iii) to the Administrative Agent for the ratable benefit of the Lenders, with respect to each Standby Letter of Credit, a fee equal to a percentage, calculated as set forth on Schedule III, of the maximum amount available from time to time to be drawn under such Standby Letter of Credit, payable quarterly in arrears on the first day of each Fiscal Quarter and on the termination of such Standby Letter of Credit, and calculated on the basis of a 360-day year and the actual number of days elapsed; provided that during the continuance of an Event of Default, such fee shall be increased by 2.00% per annum and shall be payable on demand;

             (iv) to the Administrative Agent for the ratable benefit of the Lenders, with respect to each Documentary Letter of Credit, a fee equal to a percentage, calculated as set forth on Schedule III, of the maximum amount available from time to time to be drawn under such Documentary Letter of Credit (in the case of any Letter of Credit denominated in a currency other than Dollars, based on the average undrawn amount thereof, using the Dollar Equivalent, as determined by the Administrative Agent), payable quarterly in arrears on the first day of each Fiscal Quarter and on the termination of such Documentary Letter of Credit, and calculated on the basis of a 360-day year and the actual number of days elapsed provided that during the continuance of an Event of Default, such fee shall be increased by 2.00% per annum and shall be payable on demand; and

             (v) to the Issuer of any Letter of Credit, with respect to the issuance, amendment or transfer of each Letter of Credit and each drawing made thereunder, documentary and processing charges in accordance with such Issuer's standard schedule for such charges in effect at the time of issuance, amendment, transfer or drawing, as the case may be.

         (n) For purposes of this Agreement, the amount of the Letter of Credit Undrawn Amount and the Reimbursement Obligation in respect of any Letter of Credit denominated in a currency other than Dollars shall be equal to the Dollar Equivalent thereof on any date of determination, as determined by the Administrative Agent.

         2.18. Substitution of Lenders. In the event that (a) (i) any Lender makes a claim under Section 2.11 or 2.13, (ii) it becomes illegal for any Lender to continue to fund or make any Eurodollar Rate Loan pursuant to Section 2.12,
(iii) the Company is required to make any payment pursuant to Section 2.15 that is attributable to any Lender, or (iv) any Lender is in default of any of its obligations hereunder or shall take or be the subject of any action or proceeding of a type described in Subsection 8.1(f), (b) in the case of clause
(a)(i) above, as a consequence of increased costs in respect of which such claim is made, the effective rate of interest payable to such Lender under this Agreement with respect to its Loans materially exceeds the effective average annual rate of interest payable to the Majority Lenders under this Agreement and
(c) Lenders holding at least 75% of the Commitments are not subject to such increased costs or illegality, payment or proceedings (any such Lender, an "Affected Lender"), the Company may substitute another financial institution for such Affected Lender hereunder, upon reasonable prior written notice (which written notice must be given within 90 days following the occurrence of any of the events described in clauses (a)(i), (ii), (iii) or (iv)) by the Company to the Administrative Agent and the Affected Lender that the Company intends to make such substitution, which substitute financial institution must be an Eligible Assignee and, if not a Lender, reasonably acceptable to the Administrative Agent, provided that if more than one Lender claims increased costs, illegality or right to payment arising from the same act or condition and such claims are received by the Company within 30 days of each other then the Company may substitute all, but not (except to the extent the Company has already substituted one of such Affected Lenders before the Company's receipt of the other Affected Lenders' claim) less than all, Lenders making such claims.
In the event that the proposed substitute financial institution is reasonably acceptable to the Administrative Agent and the written notice was properly issued under this Section 2.18, the Affected Lender shall sell and the substitute financial institution shall purchase, pursuant to an Assignment and Acceptance, all rights and claims of such Affected Lender under the Loan Documents and the substitute financial institution shall assume and the Affected Lender shall be relieved of its Commitments and all other theretofore unperformed obligations of the Affected Lender under the Loan Documents (other than in respect of any damages (other than exemplary or punitive damages, to the extent permitted by applicable law) in respect of any such unperformed obligations). Upon the effectiveness of such sale, purchase and assumption (which, in any event shall be conditioned upon the payment in full by the relevant Borrowers to the Affected Lender in cash of all fees, unreimbursed costs and expenses and indemnities accrued and unpaid through such effective date), the substitute financial institution shall become a "Lender" hereunder for all purposes of this Agreement having a Revolving Credit Commitment in the amount of such Affected Lender's Revolving Credit Commitment assumed by it and such Revolving Credit Commitment of the Affected Lender shall be terminated, provided that all indemnities under the Loan Documents shall continue in favor of such Affected Lender.

         2.19. The Swing Loans. (a) Each Swing Bank on the terms and subject to the conditions contained in this Agreement (including Section 3.3), agrees to make loans (each a "Swing Loan") to the Company from time to time on any Business Day during the period from the date hereof until the Termination Date as provided herein in an aggregate amount at any time outstanding not to exceed the lesser of (i) the difference between $20,000,000 and the sum of the aggregate outstanding principal amount of the Swing Loans previously made or
(ii) the Available Credit; provided, however, that at no time may the aggregate outstanding balance of Swing Loans exceed $20,000,000; and provided, further, that each Swing Loan must be repaid in full within 10 days of its making or upon any Revolving Credit Borrowing hereunder and shall in any event mature no later than the Termination Date. In no event shall any Swing Bank be obligated to make any Swing Loan or Revolving Credit Loan if the sum of outstanding Swing Loans and Revolving Credit Loans made or to be made by such Swing Bank and its aggregate participation in the Letter of Credit Undrawn Amounts and Reimbursement Obligations would exceed its Revolving Credit Commitment or if the Swing Loans made or to be made by such Swing Bank would exceed its Swing Commitment. Within the limits set forth in the first sentence of this Section 2.19, amounts prepaid pursuant to Section 2.7 may be reborrowed under this
Section 2.19. The Company shall notify promptly the Administrative Agent by telecopier, in accordance with Section 11.2, upon any reduction in the aggregate outstanding principal amount of the Swing Loans. The Available Credit shall be reduced by the amount of any Swing Loan made and each Lender's Ratable Portion of the Available Credit shall be reduced by its Ratable Portion of such reduction. Conversely, the Available Credit shall be increased by the amount of any repayment of any Swing Loan and each Lender's Ratable Portion of the Available Credit shall be increased by its Ratable Portion of such repayment.

         (b) In order to request a Swing Loan, the Company shall telecopy to the Administrative Agent a duly completed request (a "Swing Loan Request"), to be received by the Administrative Agent not later than 1:00 P.M., New York City time, on the day of the proposed borrowing. The amount of each Swing Bank's Swing Loan will be the proportion of the amount requested which its Swing Commitment bears to the aggregate of the Swing Commitments of all Swing Banks on the date of receipt of the Swing Loan Request. The Administrative Agent shall promptly notify each Swing Bank of the details of the requested Swing Loan. Subject to the terms of this Agreement, each Swing Bank shall make its Swing Loan available to the Administrative Agent which will make such amounts available to the Company on the date of the relevant Swing Loan Request.

         (c) Each Swing Bank shall notify the Administrative Agent in writing (which may be by telecopy) weekly, by no later than 10:00 a.m. (New York City time) on the first Business Day of each week, of the aggregate principal amount of the Swing Loans then outstanding, and each Lender shall, at such times and in the manner provided in subsection (e) below, pay to the Administrative Agent, for the account of each Swing Bank, such Lender's Ratable Portion of such outstanding Swing Loans.

         (d) During the continuance of an Event of Default, a Swing Bank may demand that each Lender pay to the Administrative Agent, for the account of the Swing Bank, in the manner provided in subsection (e) below, such Lender's Ratable Portion of all or a portion of the outstanding Swing Loans, which demand shall be made through the Administrative Agent, shall be in writing and shall specify the outstanding principal amount of Swing Loans demanded to be paid.

         (e) The Administrative Agent shall forward each notice referred to in subsection (c) above and each demand referred to in subsection (d) above to each Lender on the day such notice or such demand is received by the Administrative Agent (except that any such notice or demand received by the Administrative Agent after 2:00 p.m. (New York City time) on any Business Day or received on a day that is not a Business Day shall not be required to be forwarded to the Lenders by the Administrative Agent until the next succeeding Business Day), together with a statement prepared by the Administrative Agent specifying the amount of each Lender's Ratable Portion of the aggregate principal amount of the Swing Loans stated to be outstanding in such notice or demanded to be paid pursuant to such demand, and, notwithstanding whether or not the conditions precedent set forth in Section 3.3 shall have been satisfied, each Lender shall, before 11:00 a.m. (New York City time) on the Business Day next succeeding the date of such Lender's receipt of such written statement, make available to the Administrative Agent, in immediately available funds, for the account of such Lender, the amount specified in such statement. Upon such payment by a Lender, such Lender shall be deemed to have made a Revolving Credit Loan to the Borrower. The Administrative Agent shall use such funds to repay the Swing Loans to the Swing Bank. To the extent that any Lender fails to make such payment available to the Administrative Agent for the account of the Swing Bank, the Company shall repay such Swing Loan on demand.

         (f) During the continuance of a Default under Section 8.1(f), each Lender shall acquire, without recourse or warranty, an undivided participation in each Swing Loan otherwise required to be repaid by such Lender pursuant to subsection (e) above, which participation shall be in a principal amount equal to such Lender's Ratable Portion of such Swing Loan, by paying to the Swing Bank on the date on which such Lender would otherwise have been required to make a payment in respect of such Swing Loan pursuant to subsection (e) above, in immediately available funds, an amount equal to such Lender's Ratable Portion of such Swing Loan. If such amount is not in fact made available by such Lender to the Swing Bank on such date, the Swing Bank shall be entitled to recover such amount on demand from such Lender together with interest accrued from such date at the Federal Funds Rate for three Business Days and thereafter at the rate of interest then applicable to Base Rate Loans.

         (g) From and after the date on which any Lender is deemed to have made a Revolving Credit Loan pursuant to subsection (e) above with respect to any Swing Loan or purchases an undivided participation interest in a Swing Loan pursuant to subsection (f) above, a Swing Bank shall promptly distribute to such Lender such Lender's pro rata share of all payments of principal of and interest received by the Swing Bank on account of such Swing Loan other than those received from a Lender pursuant to Section 2.19(d).

         2.20. The Competitive Loans. (a) On the terms and subject to the Competitive Bid Procedure set forth in this Section 2.20, the Company may request Competitive Bids of the Lenders and each Lender may make available to the Company one or more Competitive Loans. The amount of any Competitive Borrowing made at any time shall not exceed the Available Credit at such time. Each such Competitive Borrowing shall be comprised of one or more Eurodollar Competitive Loans or Fixed Rate Loans.

         (b) In order to request Competitive Bids, the Company shall hand deliver or telecopy to the Administrative Agent a duly completed Competitive Bid Request, to be received by the Administrative Agent (i) in the case of a Eurodollar Competitive Borrowing, not later than 10:30 A.M., New York City time, four Business Days before a proposed Competitive Borrowing and (ii) in the case of a Fixed Rate Borrowing, not later than 10:30 A.M., New York City time, one Business Day before a proposed Competitive Borrowing. Such Competitive Bid Request shall be accompanied by a fee of $2,500 payable to the Administrative Agent for its account. A Competitive Bid Request that does not conform substantially to the format of Exhibit I may be rejected in the Administrative Agent's discretion (exercised in good faith), and the Administrative Agent shall promptly notify the Company of such rejection by telecopier. Each Competitive Bid Request shall refer to this Agreement and specify (x) whether the Borrowing then being requested is to be a Eurodollar Borrowing or a Fixed Rate Borrowing,
(y) the date of such Borrowing (which shall be a Business Day) and the aggregate principal amount thereof which shall be in a minimum principal amount of $1,000,000 or an integral multiple thereof and (z) the Interest Period with respect thereto. After its receipt of a Competitive Bid Request that is not rejected as aforesaid and receipt of payment of the $2,500 fee referred to above, the Administrative Agent shall promptly (and in any event by 5:00 P.M., New York City time, on the date of such receipt if such receipt occurs by the time specified in the first sentence of this paragraph), by sending a Notice of Competitive Bid Request by telecopier, invite the Lenders to bid, on the terms and subject to the conditions of this Agreement, to make Competitive Loans pursuant to the Competitive Bid Request.

         (c) Each Lender may, in its sole discretion, make one or more Competitive Bids to the Company responsive to a Competitive Bid Request. Each Competitive Bid must be in the form of Exhibit K hereto and be received by the Administrative Agent via telecopier (i) in the case of a Eurodollar Competitive Borrowing, not later than 10:00 A.M., New York City time, three Business Days before a proposed Competitive Borrowing and (ii) in the case of a Fixed Rate Borrowing, not later than 10:00 A.M., New York City time, on the day of a proposed Competitive Borrowing. Multiple bids will be acceptable. Competitive Bids that do not conform substantially to the format of Exhibit K may be rejected by the Administrative Agent after conferring with, and upon the instruction of, the Borrower, and the Administrative Agent shall notify the Lender making such nonconforming bid of such rejection as soon as practicable. Each Competitive Bid shall refer to this Agreement and specify (x) the principal amount of the Competitive Loan or Loans that the Lender is willing to make to the Company (which amount may exceed such Lender's Revolving Credit Commitment, shall be in a minimum principal amount of $1,000,000 or an integral multiple thereof and which may equal the entire principal amount of the Competitive Borrowing requested by the Borrower), (y) the Competitive Bid Rate or Rates at which the Lender is prepared to make the Competitive Loan or Loans and (z) the Interest Period and the last day thereof. A Competitive Bid submitted pursuant to this paragraph (c) shall be irrevocable (subject to the satisfaction of the conditions to borrowing set forth in Article III).

         (d) The Administrative Agent shall promptly (and in any event by 10:30 A.M., New York City time, on the date on which such Competitive Bids shall have been made) notify the Company by telecopier of all the Competitive Bids made, the Competitive Bid Rate and the principal amount of each Competitive Loan in respect of which a Competitive Bid was made and the identity of the Lender that made each bid. The Administrative Agent shall send a copy of all Competitive Bids to the Company for its records as soon as practicable after completion of the bidding process set forth in this Section 2.20.

         (e) The Company may in its sole and absolute discretion, subject only to the provisions of this paragraph (e), accept or reject any Competitive Bid referred to in paragraph (c) above. The Company shall notify the Administrative Agent by telephone, confirmed by telecopier in the form of a Competitive Bid Accept/Reject Letter, whether and to what extent it has decided to accept or reject any of or all the bids referred to in paragraph (c) above, (x) in the case of a Eurodollar Competitive Borrowing, not later than 11:00 A.M., New York City time, four Business Days before a proposed Competitive Borrowing, and (y) in the case of a Fixed Rate Borrowing, not later than 11:00 A.M., New York City time, one Business Day before a proposed Competitive Borrowing; provided, however, that (i) the failure by the Company to give such notice shall be deemed to be a rejection of all the bids referred to in paragraph (c) above, (ii) the Company shall not accept a bid made at a particular Competitive Bid Rate if it has decided to reject a bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by the Company shall not exceed the principal amount specified in the Competitive Bid Request, (iv) if the Company shall accept a bid or bids made at a particular Competitive Bid Rate but the amount of such bid or bids shall cause the total amount of bids to be accepted by it to exceed the amount specified in the Competitive Bid Request, then the Company shall accept a portion of such bid or bids in an amount equal to the amount specified in the Competitive Bid Request less the amount of all other Competitive Bids accepted with respect to such Competitive Bid Request, which acceptance, in the case of multiple bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such bid at such Competitive Bid Rate, and (v) except pursuant to clause (iv) above, no bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of $1,000,000. A notice given by the Company pursuant to this paragraph (e) shall be irrevocable.

         (f)  The Administrative Agent shall promptly notify each bidding
Lender whether or not its Competitive Bid has been accepted (and if so, in what amount and at what Competitive Bid Rate) by telecopy sent by the Administrative Agent, and each successful bidder will thereupon become bound, subject to the other applicable conditions hereof, to make the Competitive Loan in respect of which its bid has been accepted; provided, however, that at no time may the aggregate outstanding principal amount of such Competitive Loans exceed the Available Credit. The Available Credit shall be reduced by the amount of any Competitive Loan made and each Lender's Ratable Portion of the Available Credit shall be reduced by its Ratable Portion of such reduction. Conversely, the Available Credit shall be increased by the amount of any repayment of any Competitive Loan and each Lender's Ratable Portion of the Available Credit shall be increased by its Ratable Portion of such repayment.

         (g) A Competitive Bid request shall not be made within five Business Days after the date of any previous Competitive Bid Request, unless the Company and the Administrative Agent shall mutually agree otherwise.

         (h) If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such bid directly to the Company at least fifteen minutes earlier than the latest time at which the other Lenders are required to submit their bids to the Administrative Agent pursuant to paragraph (c) above.

         (i) All notices required by this Section 2.20 shall be given in accordance with Section 11.2.

         2.21. The Multicurrency Loans. (a) Each Multicurrency Lender, in its sole discretion and on the terms and subject to the conditions set forth in this Agreement, may make available to each Borrower one or more Multicurrency Loans during the period from the date hereof until the Termination Date in an aggregate amount for all such Multicurrency Loans at any time outstanding not to exceed the lesser of (i) the difference between $250,000,000 and the Dollar Equivalent of the sum of the aggregate outstanding principal amount of all Multicurrency Loans previously made and (ii) the Available Credit; provided, however, that at no time may the Dollar Equivalent of the aggregate outstanding balance of Multicurrency Loans exceed $250,000,000; and provided, further, that each Multicurrency Loan shall mature no later than the Termination Date. All Multicurrency Loans shall be in an Alternative Currency or Dollars, but otherwise will contain such terms and conditions as may be agreed between the Company (on behalf of the relevant Borrower) and the Multicurrency Lender. The Available Credit shall be reduced by the Dollar Equivalent of any Multicurrency Loan made and each Lender's Ratable Portion of the Available Credit shall be reduced by its Ratable Portion of such reduction. Conversely, the Available Credit shall be increased by the amount of any repayment of any Multicurrency Loan and each Lender's Ratable Portion of the Available Credit shall be increased by its Ratable Portion of such repayment. The aggregate amount of the sum of a Multicurrency Lender's Multicurrency Loans, its Revolving Credit Loans and its participation in Letter of Credit Undrawn Amounts, Reimbursement Obligations and Swing Loans may exceed such Multicurrency Lender's Revolving Credit Commitment.

         (b) Multicurrency Loans shall be made on such notice as the relevant Borrower and the Multicurrency Lender may agree. The Company shall, within 5 Business Days of the end of each calendar month (or more frequently as the Company may desire), notify the Administrative Agent with details of outstanding Multicurrency Loans as required by Section 2.7(c).

         (c) Each Multicurrency Lender shall notify the Administrative Agent in writing (i) by no later than 10:30 a.m. New York City time on the first Business Day of each week, of the aggregate principal amount of Multicurrency Loans made by it then outstanding, and (ii) by no later than 10:30 a.m. New York City time on each day on which a Multicurrency Loan is made or to be made by such Multicurrency Lender or any such Multicurrency Loan is repaid, the amount, the Borrower and the currency of such Multicurrency Loan or repayment, as the case may be.

         (d) All notices required by this Section 2.21 shall be given in accordance with Section 11.2.

         2.22. Currency Equivalents. (i) The Dollar Equivalent (the "Dollar Equivalent") of any Alternative Currency shall be determined by using the quoted spot rate from Bloomberg Financial Markets at close of business (New York time) one Business Day prior to the date on which such equivalent is to be determined or, if such rate is not available, the quoted spot rate at which the Administrative Agent's principal office in London offers to exchange Dollars for such Alternative Currency in London at 11:00 A.M. (London time) one Business Day prior to the date on which such equivalent is to be determined. The Dollar Equivalent of each Multicurrency Loan shall be recalculated hereunder on each date that it shall be necessary to determine the unused portion of each Lender's Commitment, or any or all Loans outstanding on such date, it being understood that all payments of principal or interest on Loans shall be made in the currency in which such Loans were made.


                              ARTICLE III

                              CONDITIONS

         3.1. Conditions Precedent to Effectiveness. This Agreement shall become effective on the date (the "Effective Date") on which the Administrative Agent shall have received the following, each dated the Effective Date unless otherwise indicated, in form and substance satisfactory to the Administrative Agent and in sufficient copies for each Lender and, unless waived by the Administrative Agent, in the case of each below-referenced document submitted in a language other than English, together with a certified English translation thereof:

         (a) Certified copies of (i) the resolutions of the Board of Directors of each Loan Party approving each Loan Document to which it is a party, and
(ii) all documents evidencing other necessary corporate action and required governmental and third party approvals, licenses and consents required to be obtained by any Loan Party with respect to each Loan Document and the transactions contemplated thereby.

         (b) A copy of the articles or certificate of incorporation or other organizational documents of each Loan Party, certified (except in the case of a Foreign Loan Party) as of a recent date by the Secretary of State of the state of incorporation of such Loan Party, together with, except in the case of any Foreign Loan Party, certificates of such official attesting to the good standing of each such Loan Party, and a copy of the certificate of incorporation, By-Laws, memorandum and articles of association or other equivalent organizational documents, if any, of each Loan Party, certified as of the Effective Date by the Secretary or an Assistant Secretary of each such Loan Party (or, in the case of any Foreign Loan Party, any other Responsible Officer thereof).

         (c) A certificate of the Secretary or an Assistant Secretary of each Loan Party or, in the case of any Foreign Loan Party, any other Responsible Officer thereof, certifying the names and true signatures of each officer of such Loan Party who has been authorized to execute and deliver any Loan Document or other document required hereunder to be executed and delivered by or on behalf of such Loan Party.

         (d) Amendment No. 3 to the Pledge Agreement, duly executed by the Company and the Administrative Agent.

         (e) A favorable opinion of (i) Simpson Thacher & Bartlett, special counsel to the Loan Parties, substantially in the form of Exhibit G-1,
(ii) Joel K. Bedol, Esq., general counsel to the Loan Parties, substantially in the form of Exhibit G-2, (iii) Herbert Smith, English counsel to the Loan Parties, substantially in the form of Exhibit G-3, (iv) Appleby, Spurling & Kempe, Bermuda counsel to the Loan Parties, substantially in the form of Exhibit G-4, (v) Fasken Campbell Godfrey, Canadian counsel to the Loan Parties, substantially in the form of Exhibit G-5, and (vi) Mallesons Stephen Jaques, Australian counsel to the Loan Parties, substantially in the form of Exhibit G-6, and as to such other matters as any Lender through the Administrative Agent may reasonably request.

         (f)  A certificate, signed by a Responsible Officer of each Loan
Party, stating that each of the conditions specified in Subsections 3.2(a) and
(c), and 3.3(a) and (b) has been satisfied or will be satisfied on the Effective Date.

         (g) Letter of Credit Reimbursement Agreements executed by each Borrower for whose account a Letter of Credit may be issued.

         (h) Such additional documents, information and materials as the Administrative Agent may reasonably request.

         3.2. Additional Conditions Precedent to Effectiveness. The effectiveness of this Agreement is subject to the further conditions precedent that:

         (a) All costs and accrued and invoiced unpaid fees and expenses (including, without limitation, legal fees and expenses of the Administrative Agent) required to be paid to the Lenders and the Administrative Agent and its Affiliates in connection with the financing contemplated hereby on or before the Effective Date, including, without limitation, those referred to in Sections 2.4, 2.17 and 11.4, to the extent then due and payable, shall have been paid.

         (b) The NationsBank Loan shall be repaid in full on the Closing Date with the proceeds of the initial Loans.

         (c) Nothing shall have occurred since February 1, 1997 which any Lender, in its reasonable judgment, shall have determined has had or can reasonably be expected to have a material adverse effect on the rights and remedies of the Lenders taken as a whole or on the ability of the Borrowers and the Guarantors to perform their obligations under the Loan Documents.

         (d) No Lender, in its reasonable judgment, shall have determined that there is any claim, action, suit, investigation, litigation or proceeding (including, without limitation, shareholder or derivative litigation) pending or threatened in any court or before any arbitrator or Governmental Authority which would have a material adverse effect on (i) the condition (financial or otherwise), operations, business, properties or prospects of the Company and its Subsidiaries taken as a whole, or (ii) the transactions contemplated by the Loan Documents.

         (e) No Lender, in its reasonable judgment, shall have determined that there exists any judgment, order, injunction or other restraint prohibiting or imposing materially adverse conditions upon or the transactions contemplated by the Loan Documents.

         (f) Each Lender shall be satisfied, in its reasonable judgment, that there has been since the date hereof, no material adverse change in respect of
(i) the corporate, capital, legal and management structure of the Company and its Subsidiaries, and (ii) the nature and status of all Contractual Obligations, and all securities, labor, tax, ERISA, employee benefit, environmental, health and safety matters, in each case, involving or affecting the Company or any of its Subsidiaries.

         (g) The conditions precedent in Section 3.3 shall have been satisfied.

         3.3. Conditions Precedent to Each Loan and Letter of Credit. The obligation of each Lender to make any Loan and of each Issuer to issue any Letter of Credit shall be subject to the further conditions precedent that:

         (a) The following statements shall be true on the Effective Date and on the date of such Loan or issuance, before and after giving effect thereto and to the application of the proceeds therefrom and to such issuance (and the acceptance by the relevant Borrower of the proceeds of such Loan or such Letter of Credit shall constitute a representation and warranty by the Company that on the date of such Loan or issuance such statements are true):

             (i) The representations and warranties of each Loan Party contained in Article IV and in the other Loan Documents are correct on and as of such date as though made on and as of such date, except to the extent such representations and warranties relate solely to an earlier date, in which case such representations and warranties were correct on and as of such earlier date; and

             (ii) No Default or Event of Default will result from any Loan being made or Letter of Credit being issued on such date.

         (b) The making of such Loan or the issuance of such Letter of Credit on such date does not violate any Requirement of Law and is not enjoined, temporarily, preliminarily or permanently.

         (c) The Administrative Agent shall have received such additional documents, information and materials as any Lender or any Issuer, through the Administrative Agent, may reasonably request.


                              ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES

         To induce the Lenders and the Administrative Agent to enter into this Agreement, each Loan Party represents and warrants that:

         4.1. Corporate Existence; Compliance with Law. Each Loan Party and each of its Subsidiaries (a) is a corporation or other type of Person duly incorporated or otherwise duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (b) is duly qualified as a foreign corporation or other Person and in good standing under the laws of each jurisdiction where such qualification is necessary, except for failures that in the aggregate have no Material Adverse Effect,
(c) has, in the case of each Loan Party, all requisite corporate or other comparable power and authority and the legal right to own, pledge, mortgage and operate its properties, to lease the property it operates under lease and to conduct its business as now or currently proposed to be conducted, (d) is in compliance with its certificate of incorporation and by-laws or other comparable governing documents, (e) is in compliance with all other applicable Requirements of Law except for such non-compliances that in the aggregate have no Material Adverse Effect, and (f) has all necessary licenses, permits, consents or approvals from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, operation and conduct, except for licenses, permits, consents, approvals or filings which can be obtained or made by the taking of ministerial action to secure the grant or transfer thereof and such failures that, in the aggregate, have no Material Adverse Effect.

         4.2.  Corporate Power; Authorization; Enforceable Obligations.
(a) The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the consummation of the transactions related to the financing contemplated hereby:

             (i) are within such Loan Party's corporate or other comparable powers;

             (ii) have been duly authorized by all necessary corporate or other comparable action, including, without limitation, the consent of stockholders where required;

             (iii) do not and will not (A) contravene any Loan Party's certificate of incorporation or by-laws or other comparable governing documents, (B) violate any other applicable Requirement of Law applicable to any Loan Party (including, without limitation, Regulations G, T, U and X of the Board of Governors of the Federal Reserve System), or any order or decree of any Governmental Authority or arbitrator applicable to any Loan Party, (C) conflict with or result in the breach of, or constitute a default under, or result in or permit the termination or acceleration of, any Contractual Obligation of any Loan Party, other than (x) any provision in any of the Collateral purporting to prohibit the assignment thereof or the grant of a security interest therein and (y) the Subordination Agreement, dated as of January 24, 1997, between Nine West Boot Corporation and Texas Boot, Inc., but none of which provisions give rise to any liability of any Secured Party and all of which provisions, in the aggregate, have no Material Adverse Effect to the extent effective, or
     (D) result in the creation or imposition of any Lien upon any of the property of any Loan Party, other than those in favor of the Secured Parties pursuant to the Collateral Documents and other Liens permitted hereby; and

             (iv) do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person, other than those which have been obtained or made and copies of which have been or will be delivered to the Administrative Agent pursuant to Section 3.1, and each of which on the Effective Date will be in full force and effect.

         (b) Each Loan Document has been duly executed and delivered by each Loan Party party thereto. Each Loan Document is the legal, valid and binding obligation of each Loan Party party thereto, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law).

         4.3. Taxes. (a) All federal, state, local and foreign tax returns, reports and statements (collectively, the "Tax Returns") required to be filed by any Loan Party or any of its Tax Affiliates have been filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct in all material respects, and all taxes, charges and other impositions reflected therein or otherwise due and payable have been paid, except (i) where contested in good faith and by appropriate proceedings (unless the failure to contest has no Material Adverse Effect), (ii) if adequate reserves therefor have been established on the books of such Loan Party or Subsidiary in conformity with GAAP, and (iii) where all such non-payments and non-filings in the aggregate have no Material Adverse Effect.

         (b) Proper and accurate amounts have been withheld by each Loan Party and each of its Tax Affiliates from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective Governmental Authorities, except where the failures to so withhold or pay in the aggregate have no Material Adverse Effect.

         (c) Set forth on Schedule 4.3(c) hereto is a complete and accurate list, as of the date hereof, of each taxable year of each Loan Party and each of its Tax Affiliates for which federal income Tax Returns have been filed and for which the expiration of the applicable statute of limitations for assessment or collection has not occurred by reason of extension or otherwise (an "Open Year").

         (d) The aggregate unpaid amount, as of the date hereof, of adjustments to the federal income tax liability of any Loan Party and each of its Tax Affiliates proposed to such Loan Party or its Tax Affiliates by the IRS with respect to Open Years does not exceed $500,000. No issues have been raised by the Internal Revenue Service in respect of Open Years that, in the aggregate, have a Material Adverse Effect.

         (e) The aggregate unpaid amount, as of the date hereof, of adjustments to the state, local and foreign tax liability of any Loan Party and its Tax Affiliates proposed to such Loan Party or its Tax Affiliates by all state, local and foreign taxing authorities (other than amounts arising from adjustments to federal income Tax Returns) does not exceed $500,000. No issues have been raised by such taxing authorities that, in the aggregate, have a Material Adverse Effect.

         4.4. Full Disclosure. (a) The written statements prepared or furnished by or on behalf of any Loan Party or any of its Affiliates in connection with any of the Loan Documents in respect of such Loan Party or any of its Subsidiaries do not, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading as of the respective dates when furnished and in light of the circumstances existing when made.

         (b) The consolidated statements of financial condition and consolidated statements of operations of the Company and its Subsidiaries previously delivered to each of the Lenders are the audited (as to those delivered pursuant to Section 6.10(b)) or unaudited (as to all others) consolidated financial statements of the Company and its Subsidiaries, as of the dates and for the periods specified therein.

         (c) As of the date hereof, all facts known to the Company which are material to an understanding of the financial condition, business, properties and prospects of the Company and its Subsidiaries taken as one enterprise, have been disclosed to the Lenders.

         4.5. Financial Matters. (a) The consolidated balance sheet of the Company and its Subsidiaries as at February 1, 1997, and the related consolidated statements of income, stockholders' equity and cash flows of the Company and its Subsidiaries for the fiscal year then ended, certified by Deloitte & Touche LLP, copies of which have been furnished to each Lender, fairly present the consolidated financial condition of the Company and its Subsidiaries as at such date and the consolidated results of the operations of the Company and its Subsidiaries for the period ended on such date, all in conformity with GAAP.

         (b) Since February 1, 1997, there has been no Material Adverse Change and there have been no events or developments that, in the aggregate, have had a Material Adverse Effect.

         (c) Neither the Company nor any of its Subsidiaries had at February 1, 1997 any material obligation, contingent liability or liability for taxes, long-term leases or unusual forward or long-term commitment which is not reflected in the balance sheet at such date referred to in subsection (a) above or in the notes thereto.

         (d) The Company is, and on a consolidated basis the Company and its Subsidiaries are, Solvent.

         4.6. Litigation. There are no pending or, to the knowledge of any Loan Party, threatened actions, investigations or proceedings affecting any Loan Party or any of its Subsidiaries before any court, Governmental Authority or arbitrator, other than those that in the aggregate, if adversely determined, have no Material Adverse Effect. The performance of any action by any Loan Party required or contemplated by any of the Loan Documents is not restrained or enjoined (either temporarily, preliminarily or permanently), and no material adverse condition has been imposed by any Governmental Authority or arbitrator upon either of the foregoing transactions.

         4.7. Margin Regulations. No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Borrowing will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

         4.8. Subsidiaries. (a) Set forth on Schedule 4.8 hereto is a complete and accurate list showing all Subsidiaries of the Company as of the date hereof and, as to each such Subsidiary, the jurisdiction of its incorporation, the number of shares of each class of Stock authorized, the number outstanding on the date hereof and the percentage of the outstanding shares of each such class owned (directly or indirectly) by the Company. Except as set forth on Schedule 4.8 hereto, as of the Effective Date, no Stock of any Subsidiary of the Company is subject to any outstanding option, warrant, right of conversion or purchase or any similar right in favor of a Person other than the Company or any of its Subsidiaries. All of the outstanding capital Stock of each Subsidiary of the Company has been validly issued, is fully paid and non-assessable and, except as set forth on Schedule 4.8 hereto, is owned as of the
Effective Date by the Company or a Subsidiary of the Company, free and clear of all Liens (other than the Liens in favor of the Secured Parties created pursuant to the Collateral Documents and other Liens permitted by Section 7.1).

         (b) Pappagallo is not engaged in any business other than the direct ownership of, and all or substantially all of its assets consist of, 100% of the issued and outstanding Stock of Compania de Calzados de Exportacion, S.L., a Spain corporation.

         4.9. ERISA. (a) Each Qualified Plan is qualified under Section 401 of the Code, and the trusts created thereunder are exempt from tax under the provisions of Section 501 of the Code, except where all such failures to be qualified or exempt, as the case may be, in the aggregate, have no Material Adverse Effect.

         (b) None of the Company, any of its Subsidiaries or any ERISA Affiliate, with respect to any Qualified Plan, has failed to make any contribution or pay any amount due as required by Section 412 of the Code or
Section 302 of ERISA.

         (c) There has been no, nor is there reasonably expected to occur any, ERISA Event or event described in Section 4068 of ERISA with respect to any Title IV Plan, which in either event has had or will have a Material Adverse Effect.

         (d) There are no pending or, to the knowledge of the Company, threatened claims, actions or lawsuits (other than claims for benefits in the normal course), asserted or instituted against (i) any Qualified Plan or Multiemployer Plan, or its assets, (ii) any fiduciary with respect to any Qualified Plan or Multiemployer Plan, or (iii) the Company, any of its Subsidiaries or any ERISA Affiliate with respect to any Qualified Plan or Multiemployer Plan, other than those that in the aggregate, if adversely determined, have no Material Adverse Effect.

         (e) None of the Company, any of its Subsidiaries or any ERISA Affiliate has incurred or has any reasonable likelihood of incurring any Withdrawal Liability under Section 4201 of ERISA as a result of a complete or partial withdrawal from a Multiemployer Plan (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in any such liability) in excess of $5,000,000 or that have a Material Adverse Effect.

         (f) Neither the Company nor any of its Subsidiaries has engaged in a prohibited transaction, as defined in Section 4975 of the Code or Section 406 of ERISA, in connection with any Qualified Plan or Multiemployer Plan, which would subject or has any reasonable likelihood of subjecting the Company or any of its Subsidiaries (after giving effect to any exemption) to a tax on prohibited transactions imposed by Section 4975 of the Code or any other liability, in either case, in excess of $5,000,000 or which in the aggregate have a Material Adverse Effect.

         4.10. Liens. There are no Liens of any nature whatsoever on any properties of the Company or any of its Subsidiaries other than those permitted by Section 7.1. The Liens granted by the Loan Parties to the Administrative Agent pursuant to the Collateral Documents are fully perfected first priority Liens in and to the Collateral, other than (a) any Collateral covered by any Collateral Document (other than the Mortgages) that is not subject to Article 8 or 9 of the Uniform Commercial Code as in effect in any applicable jurisdiction, and (b) any items of Collateral, if any, not required to be delivered to the Administrative Agent on or prior to the Effective Date pursuant to the Collateral Documents to the extent the possession thereof by a secured party is required under the Uniform Commercial Code of any applicable jurisdiction in order to perfect a Lien thereon.

         4.11. No Burdensome Restrictions; No Defaults. (a) None of the Loan Parties or any of their respective Subsidiaries is a party to any Contractual Obligation the compliance with which has a Material Adverse Effect or the performance of which by any thereof, either unconditionally or upon the happening of an event, will result in the creation of a Lien (other than a Lien granted pursuant to a Loan Document or otherwise permitted hereby) on the property or assets of any thereof.

         (b) None of the Loan Parties nor any of their respective Subsidiaries is in default under or with respect to any Contractual Obligation owed by it and, to the knowledge of any Loan Party, no other party is in default under or with respect to any Contractual Obligation owed to any Loan Party or any of its Subsidiaries, other than, in either such case, those defaults which in the aggregate have no Material Adverse Effect.

         (c)  No Default or Event of Default has occurred and is continuing.

         (d) There is no Requirement of Law applicable to the Company or any of its Subsidiaries, the compliance with which by the Company or any of its Subsidiaries has a Material Adverse Effect.

         (e) No Loan Party is subject to any Contractual Obligation restricting or limiting its ability to declare or make any dividend payment or other distribution on account of any shares of any class of its Stock or its ability to purchase, redeem, or otherwise acquire for value or make any payment in respect of any such shares or any shareholder rights.

         (f) No Loan Party has entered into or become subject to, directly or indirectly, including, without limitation, as a non-party Subsidiary of a party to any agreement, any agreement (other than a Loan Document or the indentures relating to the Convertible Subordinated Notes, the Senior Notes and the Senior Subordinated Notes) prohibiting or restricting in any manner (including, without limitation, by way of covenant, representation or event of default) (i) the incurrence, creation or assumption of any Indebtedness or of any Lien upon any of its property or the property of any Loan Party which Indebtedness or Liens are permitted by or arise pursuant to or in connection with any Loan Document, except customary restrictions in a Capitalized Lease or other purchase money financing agreement permitted hereunder and relating solely to the asset financed thereunder and customary restrictions contained in any partnership or shareholder agreement or similar agreement or instrument in respect of any Stock or Stock Equivalents of any Foreign Venture or North American Venture owned by any Loan Party, (ii) the sale, disposition or pledge of any of its property or the property of any Loan Party, except customary restrictions in a Capitalized Lease or other purchase money financing agreement permitted hereunder and relating solely to the asset financed thereunder and customary restrictions contained in any partnership or shareholder agreement or similar agreement or instrument in respect of any Stock or Stock Equivalents of any Foreign Venture or North American Venture owned by any Loan Party, (iii) the making of any Capital Expenditure by any Loan Party permitted hereby, or (iv) any amendment, supplement or modification to, or waiver under, this Agreement or any other Loan Document.

         4.12. No Other Ventures. No Loan Party or any Subsidiary thereof is engaged in any partnership or other joint venture with any other Person other than those permitted by Section 7.6.

         4.13.  Investment Company Act; Public Utility Holding Company Act.
(a) No Loan Party or any Subsidiary thereof is an "investment company," or "promoter" or "principal underwriter" for an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended. The making of the Loans by the Lenders, the application of the proceeds and repayment thereof by the respective Borrowers and the consummation of the transactions contemplated by the Loan Documents will not result in a violation by any Loan Party or any of its Subsidiaries of any provision of such Act or any rule, regulation or order issued by the Securities and Exchange Commission thereunder.

         (b) No Loan Party or any Subsidiary thereof is a "holding company" or an "affiliate" of a "holding company" or a "subsidiary company," of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         4.14. Insurance. All policies of insurance of any kind or nature owned by or issued to any Loan Party or any of its Subsidiaries, including, without limitation, policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers' compensation and employee health and welfare insurance, are in full force and effect and are of a nature and provide such coverage as is sufficient in the reasonable judgment of such Loan Party and as is customarily carried by companies of the size and character of such Person.

         4.15. Labor Matters. (a) There are no strikes, work stoppages, slowdowns or lockouts pending or threatened against or involving any Loan Party or any of its Subsidiaries, other than those which in the aggregate have no Material Adverse Effect.

         (b) There are no arbitrations or grievances pending against or involving any Loan Party or any of its Subsidiaries, nor are there any arbitrations or grievances threatened involving any Loan Party or any of its Subsidiaries, other than those which in the aggregate, if resolved adversely to such Loan Party or such Subsidiary, have no Material Adverse Effect.

         4.16. Force Majeure. Neither the business nor the properties of any Loan Party or any of its Subsidiaries are currently suffering from the effects of any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance), other than those which in the aggregate have no Material Adverse Effect.

         4.17. Use of Proceeds. This Agreement amends and restates the terms of indebtedness outstanding under the Existing Credit Agreement and the proceeds of the Loans and the Letters of Credit are being used by the Borrowers solely as follows: (i) to refinance such existing Indebtedness, (ii) for the payment of related transaction costs, fees and expenses, and (iii) for general working capital and general corporate purposes.

         4.18.  Environmental Protection.  (a)  The operations of any Loan
Party and each of its Subsidiaries or tenants comply with all Environmental Laws other than such non-compliances as, in the aggregate, have no Material Adverse Effect.

         (b) Each Loan Party and each of its Subsidiaries has obtained all environmental, health and safety Permits necessary for its operations, and all such Permits are in good standing, and each Loan Party and each of its Subsidiaries is in compliance with the terms and conditions of such Permits other than such failures and non-compliances as, in the aggregate, have no Material Adverse Effect.

         (c) No Loan Party or any Subsidiary thereof or any of their respective currently or previously owned or leased property or operations is subject to any threatened or outstanding order from or agreement with any Governmental Authority or other Person or is subject to any judicial or docketed administrative proceeding respecting (i) Environmental Laws, (ii) Remedial Action or (iii) any Environmental Liabilities and Costs arising from a Release or threatened Release, other than, in any such case, those which in the aggregate have no Material Adverse Effect.

         (d) There are no conditions or circumstances associated with the currently or previously owned or leased properties or operations of any Loan Party or any of its Subsidiaries which may give rise to any Environmental Liabilities and Costs other than those which in the aggregate have no Material Adverse Effect.

         (e) No Loan Party or any Subsidiary thereof is a treatment, storage or disposal facility requiring a permit under the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the regulations thereunder or any state analog. Each Loan Party and each of its Subsidiaries is in compliance with all applicable material financial responsibility requirements of all Environmental Laws, including, without limitation, those contained in 40 C.F.R., parts 264 and 265, subpart H, and any state equivalents.

         (f) Except as specifically disclosed in the Environmental Reports or disclosed to the Administrative Agent prior to the date hereof, there is not on or in the property owned, leased or operated by any Loan Party or any of its Subsidiaries (i) any underground storage tanks or surface impoundments, (ii) any exposed friable asbestos-containing materials or (iii) any polychlorinated biphenyls ("PCBs") used in electrical or other equipment, other than, in any such case, those which in the aggregate have no Material Adverse Effect.

         (g) No Loan Party or any Subsidiary thereof has filed or failed to file any material notice required under any applicable Environmental Law reporting a Release (other than notices of Releases occurring in compliance with a Permit issued pursuant to any Environmental Law).

         4.19. Intellectual Property. Each Loan Party is the legal and beneficial owner of all of the "Intellectual Property" and "Licenses" (as such terms are defined in the Security Agreement and the Subsidiary Security Agreement executed by Nine West Development Corporation) in which it purports to grant collateral assignments and security interests, having good title thereto, except where the failure of any of the foregoing to be true does not have in the aggregate a Material Adverse Effect. All such Intellectual Property and Licenses owned by such Loan Party are free and clear of any and all Liens, except (a) Liens granted pursuant to the Collateral Documents and (b) Liens permitted by Section 7.1. The Intellectual Property is subsisting and has not been adjudged invalid or unenforceable, in whole or in part, except for such invalidities and unenforceabilities which in the aggregate have no Material Adverse Effect. To the best of such Loan Party's knowledge, there is no infringement by any third party of the Intellectual Property or the rights arising thereunder except for such infringements and claims which in the aggregate have no Material Adverse Effect. No claim has been made that the use of any of the Intellectual Property infringes the rights of any third party and, to the best of such Loan Party's knowledge, neither the operation of such Loan Party's business and the businesses of its Subsidiaries nor the use of any of the Intellectual Property infringes any intellectual property rights owned or possessed by any third party except, in any such case, for such infringements which in the aggregate have no Material Adverse Effect. No Loan Party has assigned, transferred, conveyed or otherwise encumbered its right, title or interest in the Intellectual Property, other than pursuant to the Licenses, the Collateral Documents or as otherwise permitted hereby.

         4.20. Title. (a) Each Loan Party and its Subsidiaries own good and indefeasible title to, or valid leasehold interests in, all real and personal properties and assets purported to be owned by such Loan Party or any of its Subsidiaries including, without limitation, those reflected on the Company's most recent consolidated financial statements delivered pursuant to this Agreement and not disposed of as permitted hereunder, except for failures which in the aggregate have no Material Adverse Effect, and none of such properties and assets, is subject to any Lien, except Liens granted to the Secured Parties pursuant to the Loan Documents or otherwise permitted hereunder. Each Loan Party and its Subsidiaries have received all deeds, assignments, waivers, consents, non-disturbance and recognition or similar agreements, bills of sale and other documents, and have duly effected all recordings, filings and other actions necessary to establish, protect and perfect such Loan Party's and its Subsidiaries' right, title and interest in and to all such property, except for failures which in the aggregate have no Material Adverse Effect.

         (b) All Permits required to have been issued or appropriate to enable all real property owned or leased by each Loan Party or any of its Subsidiaries to be lawfully occupied and used for all of the purposes for which they are currently occupied and used have been lawfully issued and are in full force and effect, except as in the aggregate, have no Material Adverse Effect.

         4.21. Certain Indebtedness. Schedule 4.21 separately identifies all Indebtedness (other than trade payables and the Obligations) of each Loan Party which is outstanding on the date hereof and is to remain outstanding after the Effective Date, and (a) is for borrowed money, (b) was incurred outside of the ordinary course of the business or not in a manner and extent consistent with past practice, or (c) is material to the financial condition, business, operations or prospects of such Loan Party (or will be so material to the financial condition, business, operations or prospects of such Loan Party), $2,000,000 being hereby deemed material for purposes of this Section 4.21.

         4.22. Restricted Payments. Since February 1, 1997 (with respect to the Company) or the date hereof (with respect to any other Loan Party), except as permitted by Section 7.4 or 7.5, no Loan Party has (a) declared or made any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its Stock, or
(b) purchased, redeemed, or otherwise acquired for value or made any payment in respect of any of its Stock or Stock Equivalents.


                               ARTICLE V

                          FINANCIAL COVENANTS

         The Company agrees with the Lenders and the Administrative Agent that unless (a) the Majority Lenders otherwise consent in writing, or (b) (i) the Commitments have been terminated, (ii) all Loans, accrued or matured interest and fees, and other then accrued and payable monetary Obligations have been paid in full, and (iii) all then outstanding Letters of Credit have been terminated, paid in full or fully cash collateralized to the reasonable satisfaction of the Administrative Agent:

         5.1. Maximum Leverage Ratio. The Company shall maintain at the end of each Fiscal Quarter a ratio of (a) Indebtedness for Borrowed Money (determined on a consolidated basis for the Company and its Subsidiaries as of the date of determination) to (b) EBITDA for the four Fiscal Quarters ending on the date of determination, not in excess of 4.00:1.00.

         5.2. Fixed Charge Coverage Ratio. The Company shall maintain at the end of each Fiscal Quarter a ratio of (a) the sum of (i) EBITDA plus (ii) cash rentals payable by the Company and its Subsidiaries for the applicable period under leases of real, personal or mixed property to (b) Fixed Charges, in each case determined on the basis of the four Fiscal Quarters ending on the date of determination, not less than 1.00:1.00.

         5.3. Maintenance of Net Worth. The Company shall at all times maintain a Net Worth of not less than $260,000,000 plus 50% of the Net Income for each Fiscal Quarter commencing after February 1, 1997 without deduction for any Net Loss from any such Fiscal Quarter.


                              ARTICLE VI

                         AFFIRMATIVE COVENANTS

         Each Loan Party, on its behalf and on behalf of its Subsidiaries, agrees with the Lenders and the Administrative Agent that unless (a) the Majority Lenders otherwise consent in writing or (b) (i) the Commitments have been terminated, (ii) all Loans, accrued or matured interest and fees, and other then accrued and payable monetary Obligations have been paid in full, and (iii) all then outstanding Letters of Credit have been terminated, paid in full or fully cash collateralized to the reasonable satisfaction of the Administrative
Agent:

         6.1. Compliance with Laws, Etc. Each Loan Party shall, and shall cause each of its Subsidiaries to, comply in all material respects with all applicable Requirements of Law and Permits; provided, however, that no Loan Party shall be deemed in default of this Section 6.1 if all such non-compliances in the aggregate have no Material Adverse Effect.

         6.2. Payment of Taxes, Etc. Each Loan Party shall pay and discharge, and shall cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, all lawful governmental claims, taxes, assessments, charges and levies, except (a) where contested in good faith, by proper proceedings (unless the failure to contest has no Material Adverse Effect), (b) if adequate reserves therefor have been established on the books of such Loan Party or the appropriate Subsidiary in conformity with GAAP, and (c) if all such non-payments in the aggregate have no Material Adverse Effect.

         6.3. Maintenance of Insurance. Each Loan Party shall maintain, and shall cause to be maintained for each of its Subsidiaries, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Loan Party or such Subsidiary operates and such other insurance as may be reasonably requested by the Majority Lenders, and, in any event, all insurance required by any Collateral Document. All such general liability insurance shall name the Secured Parties as additional insureds and all such property insurance shall name the Administrative Agent as loss payee in respect of any incurrence involving the payment of insurance proceeds equal to or greater than $2,000,000 in respect of the Collateral. Notwithstanding anything to the contrary contained in any Collateral Document, as long as an Event of Default is not continuing, the Administrative Agent shall promptly after its receipt thereof turn over to the Company or the applicable Loan Party any proceeds of any such property insurance paid to the Administrative Agent. The Company will furnish to the Administrative Agent from time to time such information as may be reasonably requested by any Lender through the Administrative Agent as to such insurance.

         6.4. Preservation of Corporate Existence, Etc. Each Loan Party shall preserve and maintain, and shall cause each of its Subsidiaries to preserve and maintain, its corporate (or other comparable) existence, rights (charter and statutory) and franchises, except (a) with respect to any Guarantor, as permitted by Section 7.5, and (b) to the extent such Loan Party or any such Subsidiary determines in its reasonable judgment that it is not necessary or desirable to preserve or maintain any such franchise or right (or in the case of a North American Venture or a Foreign Venture, its existence).

         6.5. Access. Each Loan Party shall, from time to time at any reasonable time during normal business hours, permit the Administrative Agent or any agents or representatives thereof within five Business Days after a written request therefor (except that during a continuance of a Default or Event of Default, no such prior request shall be necessary), to (a) examine and make copies of and abstracts from the records and books of account of such Loan Party and each of its Subsidiaries, (b) visit the properties of such Loan Party and each of its Subsidiaries, (c) discuss the affairs, finances and accounts of such Loan Party and each of its Subsidiaries with any of their respective officers or directors, and (d) as long as a Responsible Officer of such Loan Party has been notified at least one Business Day in advance in respect thereof and officers of such Loan Party are permitted to participate, communicate directly with such Loan Party's independent certified public accountants, in each of cases (a), (b) and (c) in a manner that does not interfere in any material respect with the conduct of such Loan Party or any such Subsidiary's business. Such Loan Party shall authorize its independent certified public accountants to disclose to the Administrative Agent or any Lender any and all financial statements and other information of any kind as the Administrative Agent or any Lender (through the Administrative Agent) reasonably requests from such Loan Party and which such accountants have with respect to the business, financial condition, results of operations or other affairs of such Loan Party or any of its Subsidiaries.

         6.6. Keeping of Books. Each Loan Party shall keep, and shall cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of such Loan Party and each such Subsidiary.

         6.7. Maintenance of Properties, Etc. Each Loan Party shall maintain and preserve (a) all of its properties which are necessary in the conduct of its business in good working order and condition, and (b) all rights, permits, licenses, approvals and privileges (including, without limitation, all Permits) which are necessary in the conduct of its business; provided, however, that such Loan Party shall not be deemed in default of this Section 6.7 if all such failures in the aggregate have no and would have no Material Adverse Effect.

         6.8.  Performance and Compliance with Other Covenants.  Each Loan
Party shall perform and comply with, and shall cause each of its Subsidiaries to perform and comply with each Contractual Obligation to which it or any of its Subsidiaries is a party; provided, however, that such Loan Party shall not be deemed in default of this Section 6.8 if all such failures in the aggregate have no Material Adverse Effect.

         6.9. Application of Proceeds. The Borrowers shall use the entire amount of the proceeds of the Loans as provided in Section 4.17.

         6.10. Financial Statements. The Company shall furnish to the Administrative Agent for the benefit of the Lenders (with sufficient copies for each of the Lenders):

         (a) as soon as available and in any event within 50 days after the end of each Fiscal Quarter of each Fiscal Year, unaudited consolidated balance sheets and statements of retained earnings and cash flow of the Company and its Subsidiaries as of the end of such Fiscal Quarter and consolidated and consolidating (by wholesale and retail segments) statements of income of the Company and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, all prepared in conformity with GAAP and certified by the chief financial officer of the Company as fairly presenting the financial condition and results of operations of the Company and its Subsidiaries at such date and for such period, subject to normal year-end adjustments, together with (i) a certificate of said officer stating that no Default or Event of Default has occurred and is continuing or, if a Default or an Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which the Company proposes to take with respect thereto, (ii) a schedule in form satisfactory to the Administrative Agent of the computations used by the Company in determining compliance with all financial covenants contained herein, (iii) a written discussion and analysis by the management of the Company of the unaudited consolidated financial statements furnished in respect of such Fiscal Quarter and (iv) a certificate of said officer certifying as to the current Facility Rating and Leverage Ratio;

         (b) as soon as available and in any event within 95 days after the end of each Fiscal Year, consolidated balance sheets and statements of retained earnings and cash flow of the Company and its Subsidiaries as of the end of such year and consolidated and consolidating (by wholesale and retail segments) statements of income of the Company and its Subsidiaries for such Fiscal Year, all prepared in conformity with GAAP and certified, in the case of such consolidated financial statements, without qualification as to the scope of the audit or as to the Company being a going concern by Deloitte & Touche LLP, any other "Big Six" accounting firm or any other independent public accountants reasonably acceptable to the Majority Lenders, together with (i) a report by such accounting firm expressing negative assurance, based on its audit of the consolidated financial statements of the Company, as to compliance with the financial covenants contained in Article V and other covenants in this Agreement relating to financial or accounting matters, (ii) a schedule in form satisfactory to the Administrative Agent of the computations prepared by the Company and used in determining, as of the end of such Fiscal Year, the Company's compliance with all financial covenants contained herein, and (iii) a written discussion and analysis by the management of the Company of the consolidated financial statements furnished in respect of such Fiscal Year; and

         (c) promptly after the same are received by the Company, a copy of each management letter provided to the Company by its independent certified public accountants which refers in whole or in part to any material weakness in the internal control structure of the Company and its Subsidiaries on a consolidated basis.

         6.11. Reporting Requirements. The Company shall furnish to the Administrative Agent for the benefit of the Lenders (with sufficient copies for each of the Lenders):

         (a) as soon as available and in any event within the first 30 days of each Fiscal Year, an annual budget, business and financial plan of the Company and its Subsidiaries for such Fiscal Year, displaying on a quarterly basis anticipated balance sheets, forecasted revenues, EBITDA, net income, Capital Expenditures, cash flow, and working capital requirements all on a consolidated (in the case of anticipated balance sheets, statements of retained earnings and cash flow) and consolidated and consolidating (by wholesale and retail segments) basis (in all other cases).

         (b) (i) promptly and in any event within 30 days after the Company, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, and (ii) promptly and in any event within 10 days after the Company, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Qualified Plan, a written statement of the chief financial officer or other appropriate officer of the Company describing such ERISA Event or waiver request and the action, if any, which the Company, its Subsidiaries and ERISA Affiliates propose to take with respect thereto and a copy of any notice filed with the PBGC or the IRS pertaining thereto;

         (c) promptly and in any event within 10 days after receipt thereof, a copy of any correspondence the Company, any of its Subsidiaries or any ERISA Affiliate receives from the plan sponsor (as defined by Section 4001 (a)(10) of ERISA) of any Multiemployer Plan concerning potential withdrawal liability of the Company, its Subsidiaries and ERISA Affiliates in excess of $5,000,000 in the aggregate, or notice of any reorganization with respect to any Multiemployer Plan, together with a written statement of the chief financial officer or other appropriate officer of the Company of the action which the Company, its Subsidiaries and ERISA Affiliates propose to take with respect thereto;

         (d) promptly and in any event within 30 days after the adoption thereof, notice of (i) any amendment to a Title IV Plan which results in an increase in benefits in excess of $5,000,000 or the adoption of any new Title IV Plan that would provide benefits in excess of $5,000,000, and (ii) any amendment to, or adoption of, a new welfare benefit plan, which results in new or increased benefits for retirees, their spouses or their beneficiaries in excess of $5,000,000 in the aggregate;

         (e) promptly and in any event within 30 days after notice or knowledge thereof, notice that the Company or any of its Subsidiaries has become subject to the tax on prohibited transactions imposed by Section 4975 of the Code, together with a copy of Form 5330;

         (f) promptly and in any event within 10 days after receipt thereof by the Company, any of its Subsidiaries or any ERISA Affiliate, the Company shall furnish to the Administrative Agent a copy of each notice from the PBGC, received by the Company, any of its Subsidiaries or any ERISA Affiliate of the PBGC's intention to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan;

         (g) promptly and in any event within 10 days after the date that the Company, any of its Subsidiaries or any ERISA Affiliate files a notice of intent to terminate any Plan under a distress termination within the meaning of Section 4041(c) of ERISA, the Company shall furnish to the Administrative Agent a copy of each such notice;

         (h) promptly and in any event within 10 days after the date that the Company, any of its Subsidiaries or any ERISA Affiliate files a notice of intent to terminate any Title IV Plan, if such termination would require additional contributions in excess of $5,000,000 in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, the Company shall furnish to the Administrative Agent a copy of each notice;

         (i) promptly after the commencement thereof, notice of all actions, suits and proceedings before any domestic or foreign Governmental Authority or arbitrator, affecting any Loan Party or any of its Subsidiaries, except those which, if adversely determined, would have no Material Adverse Effect;

         (j) promptly and in any event within two Business Days after the Company becomes aware of the existence of (i) any Default or Event of Default, or (ii) any Material Adverse Change or any event, development or other circumstance which has a reasonable likelihood of causing or resulting in a Material Adverse Change, notice (which may be telephonic) in reasonable detail specifying the nature of the Default, Event of Default, development or circumstance, including, without limitation, the anticipated effect thereof, which notice if telephonic shall be promptly confirmed in writing within five days;

         (k) promptly after the sending or filing thereof, copies of all reports which the Company sends to its security holders generally, and copies of all reports and registration statements which the Company or any of its Subsidiaries files with the Securities and Exchange Commission or any national securities exchange;

         (l) upon the request of any Lender, through the Administrative Agent, copies of all federal, state and local tax returns and reports filed by the Company or any of its Subsidiaries in respect of taxes measured by income (excluding sales, use and like taxes);

         (m) promptly and in any event within 30 days of the Company learning of any of the following, written notice to the Administrative Agent of any of the following:

             (i) any Loan Party is or may be liable to any Person as a result of a Release or threatened Release which could reasonably be expected to subject such Loan Party to Environmental Liabilities and Costs of $5,000,000 or more;

             (ii) the receipt by any Loan Party of notification that any real or personal property of such Loan Party is subject to any Environmental Lien;

             (iii) the receipt by any Loan Party of any notice of violation of, or knowledge by such Loan Party that there exists a condition which could reasonably be expected to result in a violation by such Loan Party or any of its Subsidiaries of, any Environmental Law, except for violations the consequence of which in the aggregate would have no reasonable likelihood of subjecting the Loan Parties collectively to Environmental Liabilities and Costs of $5,000,000 or more;

             (iv) the commencement of any judicial or administrative proceeding or investigation alleging a violation of any Environmental Law, other than those the consequences of which in the aggregate would have no reasonable likelihood of subjecting the Loan Parties collectively to Environmental Liabilities and Costs of $5,000,000 or more;

             (v) any proposed acquisition of stock, assets or real estate, or any proposed leasing of property, or any other action by any Loan Party or any of its Subsidiaries other than those the consequences of which in the aggregate have or would have in the reasonable judgment of the Company no likelihood of subjecting the Loan Parties collectively to Environmental Liabilities and Costs of $5,000,000 or more; and

             (vi) any proposed action taken by any Loan Party or any of its Subsidiaries to commence, recommence or cease manufacturing, industrial or other operations other than those the consequences of which in the aggregate have or would have in the reasonable judgment of the Company no likelihood of requiring the Loan Parties to obtain additional environmental, health or safety Permits that collectively require the expenditure of $5,000,000 or more or become subject to additional Environmental Liabilities and Costs of $5,000,000 or more;

         (n) upon written request by any Lender through the Administrative Agent, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report delivered pursuant to this Agreement, other than those which in the aggregate have in the reasonable judgment of the Company no likelihood of subjecting the Loan Parties to Environmental Liabilities and Costs of $5,000,000 or more;

         (o) promptly and in any event within two Business Days thereof, notice of any (i) refusal of insurance for which any Loan Party has applied or
(ii) the termination of any insurance policy maintained by any Loan Party, in each case, for reasons of uninsurability;

         (p) promptly and in any event within five Business Days of entering into the same, a copy of each Local Currency Guaranty;

         (q) as soon as available and in any event within five days of the end of each Fiscal Quarter, a report showing the aggregate amount of Contingent Obligations incurred during such Fiscal Quarter under all Local Currency Guaranties, the name of each Local Currency Borrower, whether such Local Currency Borrower is a Subsidiary or a Minority Interest Venture, the name of the Local Currency Lender to such Local Currency Borrower, the amount (in the Dollar Equivalent as of the last Business Day of such Fiscal Quarter) of such Local Currency Lender's loan commitment, the total amount of any outstanding Local Currency Letters of Credit and the total amount of all outstanding Local Currency Loans (in the Dollar Equivalent as of the last Business Day of such Fiscal Quarter) of such Local Currency Borrower to such Local Currency Lender; and

         (r) such other information respecting the business, properties, condition, financial or otherwise, or operations of any Loan Party or any of its Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request.

         6.12. Employee Plans. With respect to any Pension Plan which is intended to be a Qualified Plan hereafter adopted or maintained by the Company, any of its Subsidiaries or any ERISA Affiliate, the Company shall (i) seek, and cause such of its Subsidiaries and ERISA Affiliates to seek, and receive determination letters from the IRS to the effect that such Qualified Plan is qualified within the meaning of Section 401(a) of the Code, and (ii) from and after the adoption of any such Qualified Plan, cause such plan to be qualified within the meaning of Section 401(a) of the Code and to be administered in all material respects in accordance with the requirements of ERISA and Section 401(a) of the Code.

         6.13. Fiscal Year. The Company shall maintain as its Fiscal Year the period of 52 or 53 weeks ending on the Saturday nearest to January 31 of each year.

         6.14. Environmental. The Company shall, at its cost, upon receipt of any notification or otherwise obtaining knowledge of any Release or other event that could reasonably be expected to result in the Loan Parties incurring Environmental Liabilities and Costs in excess of $5,000,000, conduct or pay for consultants to conduct tests or assessments of environmental conditions at such operations or properties, including, without limitation, the investigation and testing of subsurface conditions, and shall take such remedial, investigational or other action as required by Environmental Laws, as any Governmental Authority requires pursuant to Environmental Laws, or as is appropriate and consistent with good business practice.

         6.15. Cash Management System. Each Loan Party shall establish and maintain a cash management system which provides for all funds (subject to such exceptions as are reasonably satisfactory to the Administrative Agent) received by, or payable to, the Borrowers and the Guarantors to be deposited in or forwarded in such manner as may be reasonably requested by the Administrative Agent to cash concentration accounts maintained at Citibank or any Lender.


                              ARTICLE VII

                          NEGATIVE COVENANTS

         Each Loan Party, on behalf of itself and its Subsidiaries, agrees with the Lenders and the Administrative Agent that unless (a) the Majority Lenders otherwise consent in writing or (b) (i) the Commitments have been terminated,
(ii) all Loans, accrued or matured interest and fees, and other then accrued and payable monetary Obligations have been paid in full, and (iii) all then outstanding Letters of Credit have been terminated, paid in full or fully cash collateralized to the reasonable satisfaction of the Administrative Agent:

         7.1. Liens, Etc. No Loan Party shall create or suffer to exist any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign any right to receive income, except for:

         (a)  Liens created pursuant to the Loan Documents;

         (b) Purchase money Liens or purchase money security interests upon or in any property (other than Collateral) acquired or held by any Loan Party to secure the purchase price of such property or to secure Indebtedness incurred solely for the purpose of financing the acquisition of such property, and Liens existing on such property at the time of its acquisition (other than any such Lien created in contemplation of such acquisition); provided, however, that
(i) any such Lien is created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including, without limitation, the cost of construction) of the property subject thereto,
(ii) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost, (iii) such Lien does not extend to or cover any other property other than such item of property and any improvements on such item, and
(iv) the aggregate principal amount of the Indebtedness secured by the Liens permitted by this clause (b) shall not exceed $10,000,000 in the aggregate at any time outstanding;

         (c) Any Lien securing the renewal, extension, refinancing or refunding of any Indebtedness or other Obligation secured by any Lien permitted by subsections (b), (i), (j) or (k) of this Section 7.1 without any increase in excess of costs and expenses associated therewith in the outstanding aggregate principal amount of Indebtedness secured thereby or in the assets subject to such Lien;

         (d) Liens arising by operation of law in favor of materialmen, mechanics, warehousemen, carriers, lessors or other similar Persons incurred by any Loan Party or any Subsidiary thereof in the ordinary course of business which secure its obligations to such Person; provided, however, that (i) such Loan Party is not in default in respect of such obligations in an aggregate amount in excess of $5,000,000 or (ii) such Loan Party is in good faith and by appropriate proceedings diligently contesting such obligation, adequate provision is made for the payment thereof and all such Liens in the aggregate have no Material Adverse Effect;

         (e) Liens (excluding Environmental Liens) securing taxes, assessments or governmental charges, claims or levies to the extent such items are not required to be paid pursuant to Section 6.2;

         (f) Liens incurred or pledges and deposits made in the ordinary course of business (other than in respect of extensions of credit) in connection with workers' compensation, unemployment insurance, old-age pensions, other social security benefits and other obligations (other than Indebtedness) incurred in the ordinary course of business;

         (g) Liens securing the performance of bids, tenders, leases, contracts (other than for the repayment of borrowed money), statutory obligations, surety and appeal bonds and other obligations of like nature, incurred as an incident to and in the ordinary course of business, and judgment liens; provided, however, that all such Liens (i) in the aggregate do not have a Material Adverse Effect and (ii) do not secure directly or indirectly judgments (not covered by insurance or an indemnity from a creditworthy party who, in either case, has acknowledged coverage or is required to honor the same pursuant to a final judgment or order) in excess of $5,000,000;

         (h) Zoning restrictions, easements, licenses, reservations, restrictions on the use of real property or minor irregularities incident thereto which do not in the aggregate render title thereto unmarketable or impair, in any material manner, the use of such property for the purposes for which such property is held by any Loan Party;

         (i)  Liens in favor of lessors securing operating leases;

         (j)  Liens existing on the date hereof and disclosed on Schedule 7.1;

         (k) Liens arising under Capitalized Lease Obligations to the extent such Capitalized Lease Obligations are permitted by Subsection 7.2(g);

         (l) expired financing statements, financing statements filed for precautionary purposes in respect of operating leases, and financing statements filed in respect of Liens permitted hereby;

         (m)  Liens not otherwise permitted by the foregoing clauses of this
Section 7.1 securing obligations or other liabilities (other than Indebtedness) of any Loan Party; provided, however, that the aggregate amount of such obligations and liabilities secured by such Liens shall not exceed $5,000,000 at any time outstanding; and

         (n) Liens (i) if any, on Accounts arising by reason of the recharacterization of the sale of such Accounts by the Company or a Guarantor to Funding as part of the Receivables Securitization or pursuant to the Factoring Program or (ii) by reason of the filing of a financing statement in connection with the Receivables Securitization or the Factoring Program naming the Company or such Guarantor as debtor.

         7.2. Indebtedness. No Loan Party shall create or suffer to exist any Indebtedness except:

         (a)  the Obligations;

         (b)  Contingent Obligations permitted by Section 7.11;

         (c) current liabilities for goods or services purchased in the ordinary course of business;

         (d)  Indebtedness (i) owing to any Loan Party by any other Loan Party,
(ii) Indebtedness in an aggregate principal amount at any time outstanding not in excess of $25,000,000 owing to one or more North American Ventures, Foreign Ventures or Minority Interest Ventures by any Loan Party which Indebtedness, in the case of this clause (ii), is subordinated in right of payment to the Obligations and (iii) arising pursuant to the Securitization Documents and evidenced by a note or notes from the Company to Funding in an aggregate principal amount not to exceed $5,000,000 at any time outstanding;

         (e)  Indebtedness secured by Liens permitted by Subsection 7.1(b);

         (f) Indebtedness of any Loan Party under Capitalized Lease Obligations; provided, however, that the aggregate amount of Capitalized Lease Obligations incurred under this clause (f) and the aggregate amount of Indebtedness incurred pursuant to clause (e) above by the Loan Parties shall not exceed $25,000,000 at any one time outstanding;

         (g)  Indebtedness outstanding on the date hereof and listed on
Schedule 4.21 and refinancings thereof without any increase in the amount of such Indebtedness;

         (h) unsecured Indebtedness in an aggregate principal amount at any time outstanding not in excess of $25,000,000;

         (i) Indebtedness, if any, arising by reason of the recharacterization of the sale of Accounts pursuant to the Receivables Securitization;

         (j) Indebtedness, if any, in an aggregate principal amount not to exceed $10,000,000 at any time outstanding arising by reason of the recharacterization of the sale of Accounts pursuant to the Factoring Program;

         (k)  Indebtedness represented by the Convertible Subordinated Notes;
and

         (l) Indebtedness represented by the Senior Notes and Senior Subordinated Notes.

         7.3. Sale/Leasebacks. No Loan Party shall become or remain liable as lessee or guarantor or other surety with respect to any lease, whether an operating lease or a Capitalized Lease, of any property (whether real or personal or mixed), whether now owned or hereafter acquired, which any Loan Party (a) has sold or transferred or is to sell or transfer to any other Person, or (b) intends to use for substantially the same purposes as any other property which has been or is to be sold or transferred by that entity to any other Person in connection with such lease; provided, however, that any Loan Party may become and remain so liable if such sale/leaseback transaction is between Loan Parties; provided, further, that, notwithstanding the provisions of this Section 7.3, the Company may consummate a sale/leaseback transaction with respect to its Cincinnati Properties.

         7.4. Restricted Payments. No Loan Party shall (a) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account or in respect of, or purchase, redeem or otherwise acquire for value, any of its Stock or Stock Equivalents other than
(i) as long as no Event of Default is continuing, declarations and payments of dividends by the Company in respect of its outstanding common stock and purchases, redemptions and other acquisitions of Stock or Stock Equivalents of the Company, in an aggregate amount in any Fiscal Year not in excess of 25% of the Net Income of the Company for the previous Fiscal Year, (ii) (A) purchases, redemptions and other acquisitions of Stock, and (B) settlements of Stock or Stock Equivalents; provided, however, that the aggregate cash payments made by the Company under clauses (ii)(A) and (B) of this Subsection 7.4(a) (as reduced, in the case of all payments under clause (ii)(B) above, by the aggregate payments received by the Company with respect to any such settlements) shall not exceed $20,000,000 in the aggregate from the Effective Date, (iii) declarations and payments of dividends by the Company in respect of its outstanding common stock paid in, and purchases, redemptions and other acquisitions of Stock or Stock Equivalents of the Company effected with, Stock or Stock Equivalents of the Company in respect of which the Company has no purchase, redemption, retirement, defeasance or other acquisition obligation, and (iv) declarations and payments of dividends and other distributions to the Company or any other Guarantor by any Guarantor or (b) purchase, redeem, prepay, defease or otherwise acquire for value or make any payment (other than required purchases, mandatory redemptions and other required payments) on account or in respect of any principal amount of Indebtedness for Borrowed Money, now or hereafter outstanding, except (i) the Loans, (ii) in the case of a Guarantor, payments to the Borrowers or any other Guarantor on account of any Indebtedness owing to the Borrowers or such other Guarantor by such Guarantor and (iii) in connection with a refinancing of any Indebtedness permitted by Section 7.2.

         7.5. Mergers, Borrower Stock Issuances, Sale of Assets, Etc. (a) No Loan Party shall (i) merge with any Person; provided, however, that any Guarantor may merge with and into the Company or any other Guarantor;
(ii) consolidate with any Person; (iii) except in respect of (A) a transaction permitted by clause (i) of this Subsection 7.5(a), (B) an Investment permitted by Section 7.6, or (C) the dissolution of a Guarantor, acquire all or substantially all of the Stock or Stock Equivalents of any Person; (iv) except in respect of (A) a transaction permitted by clause (i) of this Subsection 7.5(a), (B) an Investment permitted by Section 7.6, or (C) the dissolution of a Guarantor, acquire all or substantially all of the assets of any Person or all or substantially all of the assets constituting the business of a division, branch or other unit operation of any Person; (v) enter into any joint venture or partnership with any Person except as permitted by Section 7.6; or (vi) sell, lease, transfer or otherwise dispose of, whether in one transaction or in a series of transactions any of its assets, including, without limitation, substantially all assets constituting the business of a division, branch or other unit operation except as permitted pursuant to Subsection (c) below.

         (b) The Company shall not (i) issue or sell any of its Stock or Stock Equivalents unless immediately after giving effect thereto such issuance or sale does not result in a Change in Control, or (ii) sell, convey, transfer, lease or otherwise dispose of, or permit any Guarantor to sell, convey, transfer, lease or otherwise dispose of, any Stock or Stock Equivalents of any Subsidiary except as permitted by Section 7.7.

         (c) No Loan Party shall sell, convey, transfer, lease or otherwise dispose of any of its assets or any interest therein to any Person, or permit or suffer any other Person to acquire any interest in any of the assets of such Loan Party except (i) the sale or disposition of (A) inventory in the ordinary course of business, (B) equipment or motor vehicles which have become obsolete, are replaced in the ordinary course of business, or which are no longer necessary or useful in the reasonable judgment of such Loan Party for the conduct of its business, or (C) the sale of the Cincinnati Properties, (ii) the lease or sublease of real or personal property (including, without limitation, office and retail space), that is not part of a sale and leaseback that is otherwise prohibited by this Agreement, (iii) any such sale, conveyance, transfer, lease or other disposition to another Loan Party, (iv) licenses of intellectual property in the ordinary course of business to any Foreign Venture, North American Venture or Minority Interest Venture, (v) Liens permitted by
Section 7.1, (vi) Investments permitted by Section 7.6 and sales, liquidations and other dispositions of Cash Equivalents in the ordinary course of business,
(vii) the sale or purported sale of Accounts to Funding in connection with the Receivables Securitization, and (viii) as long as no Default or Event of Default is continuing or would result therefrom, any such sale of any assets for the Fair Market Value thereof not exceeding an aggregate of $25,000,000 in any Fiscal Year.

         (d) The Company shall not sell or otherwise dispose of, or factor, or permit any other Loan Party to sell or otherwise dispose of, or factor, any Accounts except, as long as no Event of Default is continuing or would result therefrom, (i) as permitted by clause (vii) of the immediately preceding paragraph or (ii) pursuant to the Factoring Program; provided, however, that with respect to clause (ii) above, the outstanding face amount of Accounts included in the Factoring Program shall not at any time exceed $10,000,000.

         7.6. Investments in Other Persons. No Loan Party shall, directly or indirectly, make or maintain any loan or advance to any Person or own, purchase or otherwise acquire, any Stock, Stock Equivalents, other equity interest, obligations or other securities of, or any assets constituting the purchase of a business or line of business, or make or maintain any capital contribution to, or otherwise invest in, any other Person (any such transaction being an "Investment"), except:

         (a)  Investments expressly permitted or required hereunder;

         (b) Investments in accounts, contract rights and chattel paper (each as defined in the Uniform Commercial Code), notes receivable and similar items arising or acquired in the ordinary course of business consistent with the past practice of the Company and its Subsidiaries;

         (c)  Investments in Guarantors;

         (d) Investments in Minority Interest Ventures operating in lines of business reasonably related or complementary to the businesses of the Loan Parties and their Subsidiaries, made after the date hereof and not otherwise permitted hereby, in an aggregate amount not in excess of $50,000,000 outstanding at any time (exclusive of appreciation and depreciation in value thereof);

         (e) personal loans or advances to employees of any Loan Party which loans and advances do not in the aggregate exceed $5,000,000 outstanding at any time;

         (f) loans or advances to customers or suppliers of any Loan Party in the ordinary course of business, which loans and advances do not in the aggregate exceed $10,000,000 outstanding at any time;

         (g)  Investments in Cash Equivalents;

         (h) Investments existing on the date hereof and set forth on Schedule 7.6;

         (i) Investments in notes receivable and similar items received in connection with sales and other dispositions of assets in accordance with the terms hereof;

         (j) Investments arising under hedging transactions to the extent permitted under Section 7.15;

         (k) Investments in Funding arising from the transfer by the Company of Accounts to Funding or the issuance by the Company of one or more promissory notes to Funding, in each case in connection with the Receivables Securitization; provided, however, that at the time of and immediately after giving effect to each such Investment, no Default or Event of Default exists or would result and the aggregate amount of such Investments in Funding does not exceed the amount necessary to consummate the transactions contemplated by the Securitization Documents and that the aggregate outstanding principal amount of the Indebtedness of the Company to Funding shall at no time exceed $5,000,000; and

         (l) any Investments not otherwise permitted by the foregoing clauses of this Section 7.6 which, after giving effect to such Investment, would not result in the Company's Maximum Leverage Ratio, on a pro forma consolidated basis after giving effect to the Investment, exceeding 4.0:1.0.

         7.7. Maintenance of Ownership of Subsidiaries. The Company shall not sell or otherwise dispose of any shares of Stock or any Stock Equivalent of any other Loan Party or Funding, or permit any other Loan Party or Funding to issue, sell or otherwise dispose of any shares of its Stock or any Stock Equivalent or, in the case of any Loan Party, the Stock or any Stock Equivalent of any other Loan Party except (a) to a Loan Party and then only if pledged to the Administrative Agent pursuant to the Pledge Agreement or a pledge agreement that is substantially similar thereto, or (b) as permitted by Subsections 7.5(a) and
(c).

         7.8. Change in Nature of Business. No Loan Party shall enter into any type of business other than one carried on at the date hereof and other businesses closely related thereto.

         7.9. Modification of Material Agreements. No Loan Party shall alter, amend, modify, rescind, terminate or waive any of their respective rights under, or fail to comply in all material respects with, any of its material
Contractual Obligations; provided, however, that such Loan Party shall not be deemed in default of this Section 7.9 if all such failures in the aggregate do not have a Material Adverse Effect.

         7.10. Accounting Changes. No Loan Party shall make any change in accounting treatment and reporting practices or tax reporting treatment, except as required by GAAP or law and disclosed in writing to the Administrative Agent.

         7.11. Contingent Obligations. No Loan Party shall incur, assume, endorse, be or become liable for, or guarantee, directly or indirectly, or permit to or suffer to exist, any Contingent Obligation, except for:

         (a) Contingent Obligations (other than Local Currency Guaranties) evidenced by a Loan Document;

         (b) Contingent Obligations (other than Local Currency Guaranties) incurred by the Company or any Guarantor in respect of Indebtedness and other obligations and liabilities of the Company or any Guarantor, to the extent such underlying Indebtedness, obligations and liabilities are permitted hereby; and

         (c) Contingent Obligations incurred by the Company or any Guarantor after the date hereof under Local Currency Guaranties which do not at any time exceed (i) $20,000,000 in the aggregate for all Local Currency Guaranties in respect of Indebtedness and other obligations of Minority Interest Ventures,
(ii) $10,000,000 in the aggregate for all Local Currency Guaranties in respect of Local Currency Letters of Credit and (iii) $50,000,000 in the aggregate for all Local Currency Guaranties.

         7.12. Transactions with Affiliates. No Loan Party shall, except as otherwise expressly permitted herein, do any of the following: (a) make any Investment in an Affiliate of the Company (other than Funding) which Affiliate is not a Guarantor, (b) transfer, sell, lease, assign or otherwise dispose of any asset to any Affiliate of the Company (other than Funding) which is not a Guarantor, (c) merge into or consolidate with or purchase or acquire assets from any Affiliate of the Company other than a Guarantor, (d) repay any Indebtedness to any Affiliate of the Company (other than Indebtedness to Funding incurred in connection with the Receivables Securitization in an aggregate principal amount not exceeding $5,000,000) or (e) enter into any other transaction directly or indirectly with or for the benefit of any Affiliate of the Company which is not a Guarantor (including, without limitation, guaranties and assumptions of obligations of any such Affiliate) except, in the case of each of clause (a) through (e) above, for (i) transactions otherwise permitted herein, on a basis no less favorable to the Company or such Guarantor as would be obtained in a comparable arm's length transaction with a Person not an Affiliate,
(ii) arrangements with Affiliates of the Company or any of its Subsidiaries in existence on the date hereof, (iii) salaries and other compensation of the Company's and its Subsidiaries' respective directors, officers and employees,
(iv) transactions and other arrangements between (A) the Company and/or one or more Guarantors, on the one hand, and (B) one or more North American Ventures, Foreign Ventures and/or Minority Interest Ventures, on the other, to the extent that (1) such transactions and other arrangements are not otherwise prohibited hereby and (2) the business purpose achieved by such transaction or other arrangement renders, in the good faith judgment of the Company and any applicable Guarantor, the terms of such transaction reasonable and in furtherance of the Company's or such Guarantors' businesses, and (v) any transaction required or otherwise expressly permitted by this Agreement.

         7.13. No New Subsidiaries. (a) The Company shall not, and shall not permit any of the Guarantors to, incorporate or otherwise organize any Domestic Subsidiary (other than a North American Venture) which was not in existence on the Effective Date unless (i) such Domestic Subsidiary is a Wholly-Owned Subsidiary, (ii) all of the Stock and Stock Equivalents of such Domestic Subsidiary are pledged to the Administrative Agent pursuant to the Pledge Agreement or a pledge agreement that is substantially similar thereto, (iii) such Domestic Subsidiary (other than Funding) executes and delivers to the Administrative Agent a Subsidiary Security Agreement, (iv) such Domestic Subsidiary becomes a Guarantor under this Agreement pursuant to the terms of
Section 7.13(b) below, and (v) if such Domestic Subsidiary is Funding, the Company pledges to the Administrative Agent, on behalf and for the ratable benefit of the Secured Parties, pursuant to an amendment to the Pledge Agreement in form and substance satisfactory to the Administrative Agent, any note of Funding received by the Company in connection with the Receivables Securitization.

         (b) The Company shall promptly cause any Domestic Subsidiary to become an additional Guarantor under this Agreement by executing an instrument, in form and substance reasonably satisfactory to the Administrative Agent, whereby such Domestic Subsidiary becomes a party to this Agreement as a Guarantor.

         7.14. Terms of Guarantors' Stock. No Guarantor shall make any change in the terms of its outstanding Stock or Stock Equivalents.

         7.15. No Speculative Transactions. No Loan Party shall engage in any transaction involving derivatives or commodity options, futures or forward contracts, except for the sole purpose of hedging in the normal course of business and consistent with past practices.


                             ARTICLE VIII

                           EVENTS OF DEFAULT

         8.1. Events of Default. Each of the following events shall be an Event of Default:

         (a) Any Borrower shall fail to pay any principal of any Loan when the same becomes due and payable; or

         (b) Any Borrower shall fail to pay any interest on any Loan, any fee or any other amount due hereunder or under the other Loan Documents or any of the other monetary Obligations within five days after the same becomes due and payable; or

         (c) Any representation or warranty made or deemed made by any Loan Party in any Loan Document or by any Loan Party (or any of its officers) in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

         (d) Any Loan Party shall fail to perform or observe (i) any term, covenant or agreement contained in Article V, Section 6.4, 6.5, 6.9, 6.10 or
6.11 or Article VII, or (ii) any other term, covenant or agreement contained in this Agreement or in any other Loan Document if such failure under this clause
(ii) shall remain unremedied for 15 days after the earlier of the date on which
(A) a Responsible Officer of the Company becomes aware of such failure or
(B) written notice thereof shall have been given to the Company by the Administrative Agent or any Lender; or

         (e) Any Loan Party shall fail to pay any payment in respect of any Indebtedness for Borrowed Money of such Loan Party (or any Contingent Obligation in respect of Indebtedness for Borrowed Money of any other Person) having a principal amount of $5,000,000 or more (other than the Indebtedness incurred hereunder), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) after giving effect to any applicable grace period or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall become or be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), or any Loan Party shall be required to repurchase or offer to repurchase such Indebtedness, prior to the stated maturity thereof; or

         (f) Any Loan Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against any Loan Party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceedings instituted against any Loan Party (but not instituted by it), either such proceedings shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceedings shall occur; or any Loan Party shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

         (g) Any judgment or order for the payment of money (to the extent not covered by insurance or an indemnity from a creditworthy party who, in either case, has acknowledged coverage or is required to honor the same pursuant to any final judgment or order) in excess of $5,000,000 shall be rendered against any Loan Party and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order, or (ii) there shall be any period of 20 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

         (h) (i) With respect to any Plan, a prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA shall occur which in the reasonable determination of the Majority Lenders has a reasonable likelihood of resulting in direct or indirect liability to any Loan Party, (ii) with respect to any Title IV Plan, the filing of a notice to voluntarily terminate any such plan in a distress termination, (iii) with respect to any Multiemployer Plan, any Loan Party or any ERISA Affiliate shall incur any Withdrawal Liability on account of a partial or complete withdrawal, (iv) with respect to any Qualified Plan, any Loan Party or any ERISA Affiliate shall incur an accumulated funding deficiency or request a funding waiver from the IRS, or (v) with respect to any Title IV Plan or Multiemployer Plan which has an ERISA Event not described in clauses (i) through (iv) hereof, in the reasonable determination of the Majority Lenders there is a reasonable likelihood for termination of any such plan by the PBGC; provided, however, that the events listed in clauses
(i) through (v) hereof shall constitute Events of Default only if the liability, deficiency or waiver request of any Loan Party or any ERISA Affiliate, whether or not assessed, exceeds $5,000,000 in any case set forth in (i) through (v) above, or exceeds $5,000,000 for any three-year period in the aggregate for all such cases;

         (i) Any provision deemed material by the Majority Lenders in their reasonable judgment of any Collateral Document or any Guaranty after delivery thereof under Section 3.1 shall for any reason cease to be valid and binding on, or enforceable against, any Loan Party party thereto, or any Loan Party shall so state in writing; or

         (j) Except as expressly set forth in any of the Collateral Documents or Section 4.10, any Collateral Document after delivery thereof pursuant to
Section 3.1 shall, for any reason, cease to create valid Liens on any of the Collateral purported to be covered thereby, or, except in respect of de minimis portions of the Collateral, such Liens shall cease to be perfected and first priority Liens, or any Loan Party shall so state in writing; or

         (k)  There shall occur any Change of Control; or

         (l) There shall occur any change in the Company's arrangements in respect of the Company's sourcing of its shoe inventory which has a Material Adverse Effect; or

         (m) Any Loan Party shall have entered into any consent or settlement decree or agreement or similar arrangement with any Governmental Authority or any judgment, order, decree or similar action shall have been entered against any Loan Party, in either case based on or arising from the violation of or pursuant to any Environmental Law, or the generation, storage, transportation, treatment, disposal or Release of any Contaminant and, in connection with all the foregoing, the Borrowers and the Guarantors are likely to incur Environmental Liabilities and Costs (to the extent not covered by insurance or an indemnity from a creditworthy party who, in either case, has acknowledged coverage or is required to honor the same pursuant to any final judgment or order) in excess of $10,000,000 in the aggregate.

         8.2. Remedies. If there shall occur and be continuing any Event of Default, the Administrative Agent (a) shall at the request, or may with the consent, of the Majority Lenders by notice to the Company, declare the obligation of each Lender to make Loans and each Issuer to issue a Letter of Credit to be terminated, whereupon the same shall forthwith terminate, and
(b) shall at the request, or may with the consent, of the Majority Lenders by notice to the Company, declare the Loans, all interest thereon and all other amounts and Obligations payable under this Agreement to be forthwith due and payable, whereupon all such interest and all such amounts and Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company and each other Borrower; provided, however, that upon the occurrence of the Event of Default specified in Subsection 8.1(f), (A) the obligation of each Lender to make Loans and of each Issuer to issue Letters of Credit shall automatically be terminated and (B) the Loans, all such interest and all such amounts and Obligations shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Company and each other Borrower. In addition to the remedies set forth in this Agreement, the Administrative Agent may exercise any remedies provided for by the Collateral Documents in accordance with the terms thereof or any other remedies provided by applicable law.

         8.3.  Actions in Respect of Letters of Credit.

         (a) Upon the Termination Date or as required by Section 2.17(b), the Company shall pay to the Administrative Agent in immediately available funds at the Administrative Agent's office referred to in Section 11.2, for deposit in a special interest-bearing cash collateral account (the "L/C Cash Collateral Account") to be maintained with and in the name of the Administrative Agent on behalf of the Secured Parties at such place as shall be designated by the Administrative Agent, an amount equal to the sum of all outstanding Letter of Credit Obligations less the then balance, if any, in the L/C Cash Collateral Account.

         (b)  The Company hereby pledges, and grants to the Administrative
Agent a Lien on all of its right, title and interest in and to all funds held in the L/C Cash Collateral Account from time to time, and all proceeds thereof, as security for the payment of all amounts due and to become due from the Company to the Lenders and the Issuers under the Loan Documents.

         (c) The Administrative Agent may, from time to time after funds are deposited in the L/C Cash Collateral Account, apply funds then held in the L/C Cash Collateral Account to the payment of any amounts, in such order as the Administrative Agent may elect, as shall have become or shall become due and payable by the Company to the Issuers or Lenders in respect of the Letter of Credit Obligations. The Administrative Agent shall promptly give written notice of any such application; provided, however, that the failure to give such written notice shall not invalidate any such application.

         (d) Neither the Company nor any Person claiming on behalf of or through the Company shall have any right to withdraw any of the funds held in the L/C Cash Collateral Account at any time prior to the termination of all outstanding Letters of Credit and the payment in full of all then outstanding and payable monetary Obligations.

         (e) The Company agrees that it will not (i) sell or otherwise dispose of any interest in the L/C Cash Collateral Account or any funds held therein or
(ii) create or permit to exist any Lien upon or with respect to the L/C Cash Collateral Account or any funds held therein, except as provided in or contemplated by this Agreement.

         (f) The Administrative Agent may exercise, in its sole discretion, in respect of the L/C Cash Collateral Account, in addition to the other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the Uniform Commercial Code in effect in the State of New York at that time, and the Administrative Agent may, without notice except as specified below, sell the L/C Cash Collateral Account or any part thereof in one or more sales, at public or private sale, at any of the Administrative Agent's offices or elsewhere, for cash, or credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable. The Company agrees that, to the extent notice of sale shall be required by law, at least 10 days' notice to the Company of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of the L/C Cash Collateral Account, regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

         (g) Any cash held in the L/C Cash Collateral Account, and all cash proceeds received by the Administrative Agent in respect of any sale of, collection from or other realization upon all or any part of the L/C Cash Collateral Account or any of the assets contained therein, may, in the discretion of the Administrative Agent, then or at any time thereafter be applied (after all payments provided for in Subsection 8.3(c), the expiration of all outstanding Letters of Credit and the payment of any amounts payable pursuant to Section 11.4) in whole or in part by the Administrative Agent against all or any part of the other Obligations in such order as the Administrative Agent shall elect. Any surplus of such cash or cash proceeds held by the Administrative Agent and remaining after the indefeasible cash payment in full of all of the Obligations shall be paid over to the Company or to whomsoever may be lawfully entitled to receive such surplus.

                              ARTICLE IX

                       THE ADMINISTRATIVE AGENT

         9.1. Authorization and Action. (a) Each Lender hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Without limitation of the foregoing, each Lender hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

         (b) As to any matters not expressly provided for by this Agreement and the other Loan Documents, the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action which the Administrative Agent in good faith believes exposes it to personal liability or is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by any Loan Party pursuant to the terms of this Agreement or the other Loan Documents.

         9.2.  Administrative Agent's Reliance, Etc.  Neither the
Administrative Agent, nor any of its Affiliates or any of the respective directors, officers, agents or employees of the Administrative Agent or any such Affiliate shall be liable for any action taken or omitted to be taken by it, him, her or them under or in connection with this Agreement or the other Loan Documents, except for its, his, her or their own gross negligence or wilful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent (a) may treat the payee of any Note as the holder thereof until such note has been assigned in accordance with Section 11.7, (b) may rely on the Register to the extent set forth in Subsection 11.7(c), (c) may consult with legal counsel (including, without limitation, counsel to the Company or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (d) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or any of the other Loan Documents,
(e) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any of the other Loan Documents on the part of the Company or any other Loan Party or to inspect the property (including, without limitation, the books and records) of the Company or any other Loan Party, (f) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto, and (g) shall incur no liability under or in respect of this Agreement or any of the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, cable, telex or facsimile transmission) believed by it to be genuine and signed or sent by the proper party or parties.

         9.3. Citibank and Affiliates. With respect to its Revolving Credit Commitment, the Loans made by it and each Note issued to it and Letters of Credit issued by it, Citibank shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include Citibank in its individual capacity. Citibank and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Company or any of its Subsidiaries and any Person who may do business with or own securities of the Company or any of its Subsidiaries, all as if Citibank were not the Administrative Agent and without any duty to account therefor to the Lenders.

         9.4. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements referred to in Article IV and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and other Loan Documents.

         9.5. Indemnification. The Lenders agree to indemnify the Administrative Agent and its Affiliates, and their respective directors, officers, employees, agents and advisors (to the extent not reimbursed by the Company or the other Loan Parties), ratably according to the respective amounts of the aggregate of their Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements (including, without limitation, fees and disbursements of legal counsel) of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against, the Administrative Agent in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by the Administrative Agent under this Agreement or the other Loan Documents; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent's or such Affiliate's gross negligence or wilful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including, without limitation, fees and disbursements of legal counsel) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement or the other Loan Documents, to the extent that the Administrative Agent is not reimbursed for such expenses by the Company or another Loan Party.

         9.6. Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Administrative Agent that is reasonably satisfactory to the Borrower. If no successor Administrative Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent's giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.


                               ARTICLE X

                               GUARANTY

         10.1. Guaranty. The Company and each of the Guarantors hereby jointly and severally unconditionally and irrevocably guarantee the full and prompt payment when due, whether at stated maturity, by acceleration or otherwise, of, and the performance of, the Obligations, including without limitation in the case of the Company the Obligations incurred by any other Borrower or Loan Party, whether now or hereafter existing and whether for principal, interest, fees, expenses or otherwise, and any and all expenses (including, without limitation, reasonable counsel fees and expenses) incurred by any of the Lenders, the Issuers or the Administrative Agent (the "Guarantied Parties") in enforcing any rights hereunder. This Guaranty is an absolute guaranty of payment and performance and not a guaranty of collection.

         10.2. Guaranty Absolute. The Company and each of the Guarantors guarantee that the Obligations will be paid strictly in accordance with the terms of this Agreement and the other Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Guarantied Parties with respect thereto. The liability of the Company and each of the Guarantors under this Guaranty shall be absolute and unconditional irrespective of:

         (i) any lack of validity or enforceability of any provision of this Agreement or any other Loan Document or any other agreement or instrument relating to any Loan Document, or avoidance or subordination of any of the Obligations;

         (ii) any change in the time, manner or place of payment of, or in any other term of, or any increase in the amount of, all or any of the Obligations, or any other amendment or waiver of any term of, or any consent to departure from any requirement of, this Agreement or any of the other Loan Documents;

         (iii) any exchange, release or non-perfection of any Lien on any collateral for, or any release or amendment or waiver of any term of any other guaranty of, or any consent to departure from any requirement of any other guaranty of, all or any of the Obligations;

         (iv) the absence of any attempt to collect any of the Obligations from any Borrower or from any other Guarantor or any other action to enforce the same or the election of any remedy by any of the Guarantied Parties;

         (v) any waiver, consent, extension, forbearance or granting of any indulgence by any of the Guarantied Parties with respect to any provision of this Agreement or any other Loan Document;

         (vi) the election by any of the Guarantied Parties in any proceeding under chapter 11 of the Bankruptcy Code of the application of section 1111(b)(2) of the Bankruptcy Code;

         (vii) any borrowing or grant of a security interest by any borrower, as debtor-in-possession, under section 364 of the Bankruptcy Code;

         (viii) the disallowance, under section 502 of the Bankruptcy Code, of all or any portion of the claims of any of the Guarantied Parties for payment of any of the Obligations; or

         (ix) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a borrower or a guarantor, other than payment in full of the Obligations or the express written release by the Guarantied Parties.

         10.3. Waiver. (a) The Company and each Guarantor, to the fullest extent permitted by law, hereby (i) waives (A) promptness, diligence, notice of acceptance and any and all other notices with respect to any of the Obligations or this Guaranty, except as otherwise specifically provided in this Guaranty,
(B) any requirement that any of the Guarantied Parties protect, secure, perfect or insure any security interest in or other Lien on any property subject thereto or exhaust any right or take any action against any Borrower or any other Person or any Collateral, (C) protest or notice with respect to nonpayment of all or any of the Obligations, (D) the benefit of any statute of limitation, and (E) all demands whatsoever (and any requirement that same be made on the Borrower as a condition precedent to the Guarantors' obligations hereunder), and (ii) subject to the provisions of Section 10.7 hereof, covenants and agrees that this Guaranty will not be discharged except by complete performance of the Obligations and any other obligations of the Guarantors contained herein.

         (b) If, in the exercise of any of its rights and remedies, any of the Guarantied Parties shall forfeit any of its rights or remedies, including, without limitation, its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any applicable law pertaining to "election of remedies" or the like, the Company and each Guarantor hereby consent to such action by such Guarantied Party and waive any claim based upon such action. Any election of remedies which results in the denial or impairment of the right of such Guarantied Party to seek a deficiency judgment against any Borrower shall not impair the obligation of the Company and each Guarantor to pay the full amount of the Obligations or any other obligation of the Company and each Guarantor contained herein.

         (c) The Company and each Guarantor agree that notwithstanding the foregoing and without limiting the generality of the foregoing if, after the occurrence and during the continuance of an Event of Default, the Guarantied Parties are prevented by applicable law from exercising their respective rights to accelerate the maturity of the Obligations, to collect interest on the Obligations, or to enforce or exercise any other right or remedy with respect to the Obligations, or the Administrative Agent is prevented from taking any action to realize on the Collateral, the Company and each Guarantor agree to pay to the Administrative Agent for the account of the Guarantied Parties, upon demand therefor, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Guarantied Parties.

         (d) The Company and each Guarantor hereby assume responsibility for keeping themselves informed of the financial condition of the Borrowers and of each other Guarantor of all or any part of the Obligations, and of all other circumstances bearing upon the risk of nonpayment of the Obligations or any part thereof, that diligent inquiry would reveal. The Company and each Guarantor hereby agree that the Guarantied Parties shall have no duty to advise the Company or any Guarantor of information known to any of the Guarantied Parties regarding such condition or any such circumstance. In the event that any of the Guarantied Parties in its sole discretion undertakes at any time or from time to time to provide any such information to the Company or any Guarantor, such Guarantied Party shall be under no obligation (i) to undertake any investigation not a part of its regular business routine, (ii) to disclose any information which, pursuant to accepted or reasonable banking or commercial finance practices, such Guarantied Party wishes to maintain confidential, or (iii) to make any other or future disclosures of such information or any other information to the Company or any Guarantor.

         (e) The Company and each Guarantor consent and agree that the Guarantied Parties shall be under no obligation to marshall any assets in favor of the Company or any Guarantor or otherwise in connection with obtaining payment of any or all of the Obligations from any Person or source.

         10.4. No Subrogation, Etc. Except as provided in Section 10.8 hereof, the Company and each Guarantor waive and relinquish any and all rights which they may acquire by way of subrogation, contribution or reimbursement by reason of this Guaranty or by any payment made hereunder until the Obligations have been paid in full.

         10.5. Amendments, Etc. No amendment or waiver of any provision of this Guaranty nor consent to any departure by the Company or any Guarantor herefrom shall in any event be effective unless the same shall be in writing, approved by the Majority Lenders and signed by the Administrative Agent, the Company and the Guarantors, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Guarantied Parties, limit the liability of the Company or any Guarantor or postpone any date fixed for payment hereunder.

         10.6. No Waiver; Remedies. (a) No failure on the part of any Guarantied Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or any of the other Loan Documents.

         (b) Failure by any of the Guarantied Parties at any time or times hereafter to require strict performance by the Borrowers, any Guarantor or any other Person of any of the provisions, warranties, terms or conditions contained in this Agreement or any of the Loan Documents now or at any time or times hereafter executed by any Borrower, any Guarantor or such other Person and delivered to any of the Guarantied Parties shall not waive, affect or diminish any right of any of the Guarantied Parties at any time or times hereafter to demand strict performance thereof, and such right shall not be deemed to have been modified or waived by any course of conduct or knowledge of any of the Guarantied Parties or any agent, officer, employee of any of the Guarantied Parties.

         (c) No waiver by the Guarantied Parties of any default shall operate as a waiver of any other default or the same default on a future occasion, and no action by any of the Guarantied Parties permitted hereunder shall in way affect or impair any of the rights of the Guarantied Parties or the obligations of the Company or any of the Guarantors under this Guaranty or under this Agreement or any of the other Loan Documents. Any determination by a court of competent jurisdiction of the amount of any principal and/or interest or other amount constituting any of the Obligations shall be conclusive and binding on the Company and the Guarantors irrespective of whether the Company or any of the Guarantors was a party to the suit or action in which such determination was made.

         10.7. Continuing Guaranty; Termination. (a) This Guaranty is a continuing guaranty and shall (i) remain in full force and effect until payment in full of the Obligations and all other amounts payable under this Guaranty,
(ii) be binding upon the Company and each Guarantor, its successors and assigns, and (iii) inure to the benefit of and be enforceable by the Guarantied Parties and their respective successors and permitted assigns. Without limiting the generality of the foregoing clause (iii), any of the Guarantied Parties may assign or otherwise transfer any Obligation owing to it to any other Person, and such other Person shall thereupon become vested with all the rights in respect thereof granted to such Guarantied Party herein or otherwise with respect to such of the Obligations so transferred or assigned, subject, however, to compliance with the provisions of Section 11.7 of this Agreement in respect of assignments.

         (b) With respect to the Company and each Guarantor, this Guaranty and all of the guaranties and agreements contained herein shall automatically terminate and be of no further force and effect on the date at which (i) the Commitments have been terminated, (ii) all Loans, accrued or matured interest and fees, and other then accrued and payable monetary Obligations have been paid in full (subject to Section 10.9 hereof), and (iii) all Letters of Credit have been terminated, paid in full or fully cash collateralized in a manner satisfactory to the Administrative Agent in its reasonable judgment. Additionally, with respect to the Company and any Guarantor, this Guaranty and all of the guaranties and agreements made by such Guarantor contained herein shall automatically terminate and be of no further force and effect upon the sale by the Company of its entire equity interest in such Guarantor to the extent permitted hereunder. Upon any such termination, the Guarantied Parties shall deliver to any such Guarantor (at such Guarantor's expense) such documents as such Guarantor may reasonably request to evidence such termination.

         10.8. Contribution. To the extent that any Guarantor shall be required hereunder to pay a portion of the Obligations which shall exceed the greater of (a) the amount of the economic benefit actually received by such Guarantor from the Revolving Credit Loans, the Multicurrency Loans, the Swing Loans, the Competitive Loans and the Letters of Credit and (b) the amount which such Guarantor would otherwise have paid if such Guarantor had paid the aggregate amount of Obligations (excluding the amount thereof repaid by any Borrower and the other Guarantors) in the same proportion as such Guarantor's net worth at the date enforcement hereunder is sought bears to the aggregate net worth of all the Guarantors at the date enforcement hereunder is sought, then such Guarantor shall be reimbursed by the other Guarantors for the amount of such excess, pro rata based on the respective net worths of such other Guarantors at the date enforcement hereunder is sought.

         10.9. Reinstatement. This Guaranty shall remain in full force and effect and continue to be effective should any petition be filed by or against any Loan Party for liquidation or reorganization, should any Loan Party become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of any Loan Party's assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations or such part thereof, whether as a "voidable preference", "fraudulent transfer", or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

         10.10. Amendment to Subsidiary Security Agreements. Each Guarantor hereby agrees that the Subsidiary Security Agreement executed by such Guarantor is amended so that references therein to the "Guaranty" are references to the Guaranty as set forth in this Article X and confirms that its obligations under the Subsidiary Security Agreement executed by it remain in full force and effect.


                               ARTICLE XI

                             MISCELLANEOUS

         11.1. Amendments, Etc. No amendment or waiver of any provision of this Agreement nor consent to any departure by the Company therefrom shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) waive any of the conditions specified in Article III except as otherwise provided therein,
(b) increase the Commitments of the Lenders or subject the Lenders to any additional obligations, (c) reduce the principal of, or interest on, the Loans or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Loans or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or the aggregate unpaid principal amount of the Loans or Letter of Credit Obligations which shall be required for the Lenders or any of them to take any action hereunder, (f) release all or substantially all of the Collateral except as shall otherwise be provided in Section 7.5 or in the Collateral Documents, (g) release any Guarantor from a Guaranty, except as shall otherwise be provided in such Guaranty, or (h) amend this Section 11.1 or the definition of the term "Majority Lenders" contained in Section 1.1; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Issuers in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent or the Issuers, respectively, under this Agreement or the other Loan Documents.

         11.2.  Notices, Etc.  All notices and other communications provided for hereunder shall be in writing (including, without limitation, telegraphic, telex, telecopy or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered by hand, if to the Company or any Borrower, at the Company's address at 11933 Westline Industrial Drive, St. Louis, Missouri 63146 (telecopy number: (314) 434-0409) (telephone number: (314) 579-8812),
Attention: Chief Financial Officer, with a copy to the Company at its address at 9 West Broad Street, Stamford, Connecticut 06902 (telecopy number: (203) 978-6020) (telephone number: (203) 328-4386), Attention: General Counsel; if to any Lender, at its Domestic Lending Office specified opposite its name on
Schedule II; if to Citibank in its capacity as Issuer, at its address at 399 Park Avenue, New York, New York 10403 (telecopy number: (212) 793-7585) (telephone number: (212) 559-3215), Attention: Robert Snell; and if to the Administrative Agent, at its address at Citibank Delaware, Global Loan Product Service Center, Suite 200, 2 Penns Way, New Castle, Delaware 19720, (telecopy number (302) 894-6137) (telephone number: (302) 894-6005), Attention: David Meckler; or, as to the Company, any Borrower, any Lender, any Issuer or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Company and the Administrative Agent. All such notices and communications shall, when mailed, telegraphed, telexed, telecopied, cabled or delivered, be effective when deposited in the mails, delivered to the telegraph company, confirmed by telex answerback, telecopied with confirmation of receipt, delivered to the cable company or delivered by hand to the addressee or its agent, respectively, except that notices and communications to the Administrative Agent pursuant to Article II or IX shall not be effective until received by the Administrative Agent.

         11.3. No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

         11.4. Costs; Expenses; Indemnities. (a) The Company agrees to pay promptly after a demand therefor (i) all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, each of the other Loan Documents and each of the other documents to be delivered hereunder and thereunder, including, without limitation, (A) the reasonable fees and out-of-pocket expenses of Weil, Gotshal & Manges LLP, counsel to the Administrative Agent but no other counsel to the Administrative Agent, any Lender or any Issuer without the approval of the Borrower, (B) all filing and recording fees, and all syndication (including printing, distribution and bank meetings), transportation and audit costs and expenses, and (ii) all costs and expenses of the Administrative Agent, each Issuer and each Lender (including, without limitation, the reasonable fees and out-of-pocket expenses of counsel retained by the Administrative Agent, any Issuer or any Lender) in connection with the restructuring or enforcement (whether through negotiation, legal proceedings or otherwise) of this Agreement and the other Loan Documents.

         (b) The Company agrees to indemnify and hold harmless the Administrative Agent, each Issuer and each Lender and their respective Affiliates, and the directors, officers, employees, agents, attorneys, consultants and advisors of or to any of the foregoing (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in Article III) (each of the foregoing being an "Indemnitee") from and against any and all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, suits, costs, disbursements and expenses of any kind or nature (including, without limitation, reasonable fees and disbursements of counsel to any such Indemnitee, but subject to the second proviso contained in this sentence) which may be imposed on, incurred by or asserted against any such Indemnitee in connection with or arising out of any investigation, litigation or proceeding or the preparation of any defense with respect thereto, whether or not any such Indemnitee is a party thereto, whether direct, indirect, or consequential and whether based on any federal, state or local law or other statutory regulation, securities or commercial law or regulation, or under common law or in equity, or on contract, tort or otherwise, in any manner relating to or arising out of this Agreement, any other Loan Document, any Obligation, any Letter of Credit, or any act, event or transaction related or attendant to any thereof, including, without limitation, (i) all Environmental Liabilities and Costs arising from or connected with the past, present or future operations of the Company or any of its Subsidiaries involving any property subject to a Collateral Document, or damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Contaminants on, upon or into such property or any contiguous real estate; (ii) any costs or liabilities incurred in connection with any Remedial Action concerning the Company or any of its Subsidiaries; (iii) any costs or liabilities incurred in connection with any Environmental Lien; (iv) any costs or liabilities incurred in connection with any other matter under any Environmental Law, including, without limitation, CERCLA and applicable state property transfer laws, whether, with respect to any of the foregoing, such Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor in interest to the Company or any of its Subsidiaries, or the owner, lessee or operator of any property of the Company or any of its Subsidiaries by virtue of foreclosure, except, with respect to any of the foregoing referred to in clauses (i), (ii), (iii) and
(iv), as set forth in the following proviso or to the extent (A) incurred following foreclosure by the Administrative Agent, any Issuer or any Lender, or the Administrative Agent, any Issuer or any Lender having become the successor in interest to the Company or any of its Subsidiaries, and (B) attributable solely to acts of the Administrative Agent, such Issuer or such Lender; or (v) the use or intended use of the proceeds of the Loans or Letters of Credit or in connection with any investigation of any potential matter covered hereby (collectively, the "Indemnified Matters"); provided, however, that the Company shall not have any obligation under this Subsection 11.4(b) to an Indemnitee with respect to any Indemnified Matter caused by or resulting from the gross negligence or willful misconduct of that Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order (or by a settlement tantamount to such a final decision), but in no event shall any Indemnitee be liable for any exemplary or punitive damages to the extent permitted by applicable law; and provided further, however, that in connection with any investigation, litigation or proceeding of the type referred to above, or the preparation of a defense with respect thereto, the Company shall not be responsible for, or required to hold harmless any Indemnitee from and against, the fees and disbursements of more than one counsel for all of the Indemnified Parties taken together, except to the extent any such Indemnitee requires its own counsel in order to be adequately represented in the reasonable judgment of counsel for such Indemnitee.

         (c) If any Lender receives any payment of principal of, or is subject to a conversion of, any Eurodollar Rate Loan or Fixed Rate Loan other than on the last day of an Interest Period relating to such Loan, as a result of any payment or conversion made by the Company or acceleration of the maturity of the Loans pursuant to Section 8.2 or for any other reason, the Company shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender all amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment or conversion, including, without limitation, any loss (including, without limitation, loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Loan, assuming for such purpose that, in the case of a Eurodollar Rate Loan, such Lender has funded such Eurodollar Rate Loan in the London interbank eurodollar market with a loan of the same amount and Interest Period as such Eurodollar Rate Loan.

         (d) The Company shall indemnify the Administrative Agent, the Issuers and the Lenders for, and hold the Administrative Agent and the Lenders harmless from and against, any and all claims for brokerage commissions, fees and other compensation made against the Administrative Agent, the Issuers and the Lenders for any broker, finder or consultant with respect to any agreement, arrangement or understanding made by or on behalf of the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

         (e) The Administrative Agent, each Issuer and each Lender agree that in the event that any such investigation, litigation or proceeding set forth in subparagraph (b) above is asserted or threatened in writing or instituted against it or any other Indemnitee, or any Remedial Action is requested of it or any of its officers, directors, agents and employees, for which any Indemnitee may desire indemnity or defense hereunder, such Indemnitee shall promptly notify the Company in writing.

         (f) The Company, at the request of any Indemnitee, shall have the obligation to defend against such investigation, litigation or proceeding or requested Remedial Action, and the Company, in any event, may participate in the defense thereof with legal counsel of the Company's choice. In the event that such Indemnitee requests the Company to defend against such investigation, litigation or proceeding or requested Remedial Action, the Company shall promptly do so and such Indemnitee at its own cost and expense shall have the right to have legal counsel of its choice participate in such defense. No action taken by legal counsel chosen by such Indemnitee in defending against any such investigation, litigation or proceeding or requested Remedial Action, shall vitiate or in any way impair the Company's obligation and duty hereunder to indemnify and hold harmless such Indemnitee.

         (g) The Company agrees that any indemnification or rights in respect thereof provided to any Indemnitee pursuant to this Agreement (including, without limitation, pursuant to this Section 11.4) or any other Loan Document shall (i) survive payment of the Obligations and (ii) inure to the benefit of any Person who was at any time an Indemnitee under this Agreement or any other Loan Document.

         11.5. Right of Set-off. Upon the occurrence and during the continuance of any Event of Default each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of any Borrower or any other Loan Party against any and all of the Obligations now or hereafter existing irrespective of whether or not such Lender shall have made any demand under this Agreement or any Note or any Reimbursement Agreement or any other Loan Document and although such Obligations may be unmatured. Each Lender agrees promptly to notify the relevant Borrower after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section are in addition to the other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have.

         11.6. Binding Effect. This Agreement shall become effective when it shall have been executed by the Company, the other Borrowers, the Guarantors and the Administrative Agent and when the Administrative Agent shall have been notified by each Lender and each Issuer that such Lender and such Issuer has executed it and thereafter shall be binding upon and inure to the benefit of the Company, the other Borrowers, the Guarantors, the Administrative Agent, each Lender and each Issuer and their respective successors and permitted assigns, except that no Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of all the Lenders.

         11.7. Assignments and Participations. (a) Each Lender may sell, transfer, negotiate or assign to one or more Eligible Assignees all or a portion of its Commitments, commitment to issue Letters of Credit, the Loans and Letter of Credit Obligations owing to it and a commensurate portion of its rights and obligations hereunder and under the other Loan Documents; provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Lender's rights and obligations as a Lender making Revolving Credit Loans under this Agreement, (ii) the aggregate amount of the Commitment, Loans and participation in Letter of Credit Obligations being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event (if less than the Assignor's entire interest) be less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof, except, in either case, (A) with the consent of the Company and the Administrative Agent or (B) if such assignment is being made to an existing Lender, (iii) if such Eligible Assignee is not, prior to the date of such assignment, a Lender or an Affiliate of a Lender, such assignment shall be subject to the prior consent of the Administrative Agent and the Company (which consent shall not be unreasonably withheld) and (iv) in the case of any Initial Lender unless such assignment is an assignment of such Initial Lender's entire interest in the Loans such Initial Lender is required to retain an interest in the Loans equal to at least $15,000,000 (except as such Initial Lender's interest in the Loans may be reduced below $15,000,000 by scheduled repayments or prepayments, whether mandatory or optional). The parties to each assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording, an Assignment and Acceptance, together with any Revolving Credit Note (or an Affidavit or Loss and Indemnity with respect to such Revolving Credit Note satisfactory to the Administrative Agent) subject to such assignment. Upon such execution, delivery, acceptance and recording and the receipt by the Administrative Agent from the assignee in respect thereof of an assignment fee in the amount of $2,500, from and after the effective date specified in such Assignment and Acceptance, (A) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender, and if such Lender was an Issuer, of such Issuer hereunder and thereunder, and (B) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except those which survive the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).

         (b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any of the statements, warranties or representations made in or in connection with this Agreement or any other Loan Document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company or any of its Subsidiaries or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document or of any other instrument or document furnished pursuant hereto or thereto; (iii) such assigning Lender confirms that it has delivered to the assignee and the assignee confirms that it has received a copy of this Agreement and each of the Loan Documents together with a copy of the most recent financial statements delivered by the Company to the Lenders pursuant to each of the clauses of Section 6.11 (or if no such statements have been delivered, the financial statements referred to in Section 4.5 of this Agreement) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;
(iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee;
(vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; (vii) Subsection 2.15(f) and Section 11.7 have been complied with; and
(viii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender and if such assignor Lender was the Issuer, as the Issuer.

         (c) The Administrative Agent shall maintain at its address referred to in Section 11.2 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, commitments to issue Letters of Credit, Letter of Credit Obligations owing to, and principal amount of the Loans owing to each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Loan Parties, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender or the Issuer, as the case may be, for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the Administrative Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.

         (d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, the Administrative Agent shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance, together with any Revolving Credit Note, issued pursuant to Section 2.6(h), subject to such assignment, (ii) record the information contained therein in the Register and
(iii) give prompt notice thereof to the Company. Within 10 Business Days after its receipt of such notice and a request therefor, the Company, at its own expense, shall execute and deliver to the Administrative Agent, in exchange for such surrendered Revolving Credit Note, new notes to the order of such Eligible Assignee in an amount equal to the Commitments assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained Commitments hereunder, new notes to the order of the assigning Lender in an amount equal to the Commitments retained by it hereunder.

         (e)  In addition to the other assignment rights provided in this
Section 11.7, each Lender may assign, as collateral or otherwise, any of its rights under this Agreement to any Federal Reserve Bank without notice to or consent of the Company or the Administrative Agent; provided, however, that no such assignment shall release the assigning Lender from any of its obligations hereunder. The terms and conditions of any such assignment and the documentation evidencing such assignment shall be in form and substance satisfactory to the assigning Lender and the assignee Federal Reserve Bank.

         (f) Each Lender may sell participations to one or more banks or other Persons in or to all or a portion of its rights and obligations under the Loan Documents (including, without limitation, all or a portion of its Commitments, commitment to issue Letters of Credit, the Letter of Credit Obligations owing to it, and the Loans owing to it). Each Lender will notify the Administrative Agent (which shall promptly notify the Borrower) of any such participations.
The terms of such participation shall not, in any event, require the participant's consent to any amendments, waivers or other modifications of any provision of any Loan Documents, the consent to any departure by any Loan Party therefrom, or to the exercising or refraining from exercising any powers or rights which such Lender may have under or in respect of the Loan Documents (including, without limitation, the right to enforce the obligations of the Loan Parties), except if any such amendment, waiver or other modification or consent would (i) reduce the amount, or postpone any date fixed for, any amount (whether of principal, interest or fees) payable to such participant under the Loan Documents, to which such participant would otherwise be entitled under such participation or (ii) result in the release of all or substantially all of the Collateral other than in accordance with the Loan Documents. In the event of the sale of any participation by any Lender, (A) such Lender's obligations under the Loan Documents (including, without limitation, its Commitments and commitment hereunder to issue Letters of Credit) shall remain unchanged,
(B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) such Lender shall remain the holder of such Notes and Obligations for all purposes of this Agreement, and (D) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.

         (g) The Issuer may at any time assign its rights and obligations hereunder to any other Lender by an instrument in form and substance satisfactory to the Administrative Agent and the parties thereto.

         (h) Subject to clause (D) of the last sentence of Subsection 11.7(f), each participant shall be entitled to the benefits of Sections 2.11, 2.13 and
2.15 as if it were a Lender; provided, however, that anything herein to the contrary notwithstanding, the Company shall not, at any time, be obligated to pay, in the aggregate, to or for the benefit of the participants of the interest of any Lender and such Lender, under Section 2.11, 2.13 or 2.15, any sum in excess of the sum which the Company would have been obligated to pay to such assigning Lender in respect of such interest had such participations not been sold.

         11.8. Additional Borrowers. The Company may from time to time cause any Subsidiary to become an additional Borrower under this Agreement (a "New Borrower") by causing such New Borrower to execute a Borrower Accession Agreement substantially in the form of Exhibit N hereto, or such other writing reasonably satisfactory to the Administrative Agent. No New Borrower will be entitled to borrow under this Agreement until the Administrative Agent has received, with respect to each New Borrower, the items referred to in Sections 3.1(a) - (d) and 3.1(g), together with a legal opinion from independent counsel in the jurisdiction of incorporation of such New Borrower, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders.

         11.9. Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

         11.10. Submission to Jurisdiction; Service of Process. (a) Any legal action or proceeding with respect to this Agreement or any document related thereto may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, each Loan Party hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each Loan Party hereto, the Administrative Agent and each Lender hereby irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

         (b) Each Loan Party irrevocably consents to the service of process of any of the aforesaid courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such Loan Party at its address provided herein.

         (c) Each Loan Party hereby irrevocably designates, appoints and empowers Corporation Service Company, 80 State Street, Albany, New York 12207 (telephone no: 1-800-833-9848)(telecopy no: 518-433-4741) (the "Process Agent"), in the case of any suit, action or proceeding brought in the United States of America as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of or in connection with this Agreement or any Loan Document. Such service may be made by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to the relevant Loan Party in care of the Process Agent at the Process Agent's above address, and each Loan Party hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, each Loan Party also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing (by registered or certified mail, postage prepaid) of copies of such process to such Loan Party at its address specified in Section 11.02. Each Loan Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

         (d) Nothing contained in this Section 11.10 shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by law or commence legal proceedings or otherwise proceed against the Company in any other jurisdiction.

         (e) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase Dollars with such other currency at the spot rate of exchange quoted by the Administrative Agent at 11:00 A.M. (New York time) on the Business Day preceding that on which final judgment is given, for the purchase of Dollars, for delivery two Business Days thereafter.

         (f) The obligation of each Loan Party in respect of any sum due from it to any Lender, any Multicurrency Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than Dollars, be discharged only to the extent that on the Business Day following receipt by such Lender, such Multicurrency Lender or the Administrative Agent, as the case may be, of any sum adjudged to be so due in such other currency such Lender, such Multicurrency Lender or the Administrative Agent, as the case may be, may in accordance with normal banking procedures purchase Dollars with such other currency. If the Dollars so purchased are less than the sum originally due to such Lender, such Multicurrency Lender or the Administrative Agent, as the case may be, in Dollars the relevant Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender, such Multicurrency Lender or the Administrative Agent, as the case may be, against such loss, and if the Dollars so purchased exceed the sum originally due to the Lenders, the Multicurrency Lenders or the Administrative Agent in Dollars, such Lender, such Multicurrency Lender or the Administrative Agent, as the case may be, agrees to remit to such Loan Party such excess.

         11.11. Section Titles. The Section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

         11.12. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

         11.13. Entire Agreement. This Agreement, together with all of the other Loan Documents and all certificates and documents delivered hereunder or thereunder, and the fee agreements referred to in Section 2.4 embody the entire agreement of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof.

         11.14. Confidentiality. Each Lender and the Administrative Agent agree to keep information (including, without limitation, the Environmental Reports) obtained by it pursuant hereto and the other Loan Documents confidential in accordance with such Lender's or the Administrative Agent's, as the case may be, customary practices and agrees that it will only use such information in connection with the transactions contemplated by this Agreement and not disclose any of such information other than (a) to such Lender's or the Administrative Agent's, as the case may be, employees, representatives, agents and affiliates who are or are expected to be involved in the evaluation of such information in connection with the transactions contemplated by this Agreement and who are advised of the confidential nature of such information, (b) to the extent such information presently is or hereafter becomes available to such Lender or the Administrative Agent, as the case may be, on a non-confidential basis from a source other than the Company or any of its Subsidiaries, (c) to the extent disclosure is required by law, regulation or judicial order or requested or required by bank regulators or auditors, or (d) to assignees or participants or potential assignees or participants who agree in writing for the benefit of the Company to be bound by the provisions of this sentence.

         11.15. Waiver of Jury Trial. Each of the parties hereto waives any right it may have to trial by jury in respect of any litigation based on, or arising out of, under or in connection with this Agreement or any other Loan Document, or any course of conduct, course of dealing, oral or written statement or action of any party hereto.

         11.16. Surrender of Original Notes. Each Lender shall surrender the original Notes held by it with respect to the Term Loan and Revolving Credit Commitments of such Lender outstanding under the Existing Credit Agreement as at the Effective Date.


          Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                  Borrowers
                  ---------
                  NINE WEST GROUP INC.
                  By: /s/ Robert C. Galvin
                     Title: Executive Vice President, Chief
                            Financial Officer and Treasurer


                  NINE WEST UK HOLDINGS LIMITED

                  By: /s/ Robert C. Galvin
                     Title: Vice President


                  NINE WEST ASIA LTD.

                  By: /s/ Robert C. Galvin
                     Title: Vice President


                  NINE WEST MELBOURNE PTY LTD

                  By: /s/ Robert C. Galvin
                     Title:  Vice President


                  NINE WEST CANADA CORPORATION

                  By: /s/ Noel E. Hord
                     Title: President and Cheif Operating Officer



                  Guarantors
                  ----------
                  NINE WEST GROUP INC.

                  By: /s/ Robert C. Galvin
                     Title:


                  NINE WEST MANUFACTURING
                  CORPORATION

                  By: /s/ Robert C. Galvin
                     Title: Executive Vice President, Chief
                            Financial Officer and Treasurer

                  NINE WEST FOOTWEAR CORPORATION

                  By: /s/ Robert C. Galvin
                     Title: Executive Vice President, Chief
                            Financial Officer and Treasurer


                  NINE WEST DISTRIBUTION CORPORATION



                  By: /s/ Robert C. Galvin
                     Title: Executive Vice President, Chief
                            Financial Officer and Treasurer


                  NINE WEST DEVELOPMENT CORPORATION

                  By: /s/ Robert C. Galvin
                     Title: Executive Vice President, Chief
                            Financial Officer and Treasurer


                  NINE WEST BOOT CORPORATION

                  By: /s/ Robert C. Galvin
                     Title: Executive Vice President, Chief
                            Financial Officer and Treasurer


                  COMMUNITY URBAN REDEVELOPMENT
                  OF DUCK CREEK, INC.



                  By: /s/ Robert C. Galvin
                     Title: Executive Vice President, Chief
                            Financial Officer and Treasurer


                  Administrative Agent
                  --------------------
                  CITIBANK, N.A.,

                  By: /s/ Allen Fisher
                      Title: Vice President


                  Lenders
                  -------
                  CITIBANK, N.A.
                  as Managing Agent, Lender and Issuer

                  By: /s/ Allen Fisher
                      Title: Vice President


                  BANK OF AMERICA ILLINOIS
                  as Managing Agent and Lender

                  By: /s/ Jody Pritchard
                      Title: Assistant Vice President


                  BANK OF MONTREAL
                  as Managing Agent and Lender

                  By: /s/  D.W. Rourke
                      Title: Director


                  THE BANK OF NEW YORK
                  as Managing Agent and Lender

                  By: /s/ Michael Flannery
                      Title: Vice President


                  THE BANK OF NOVA SCOTIA
                  as Managing Agent and Lender

                  By: /s/ F.C.M. Ashby
                      Title: Senior Manager Loan Operations


                  NATIONSBANK, N.A.
                  as Managing Agent and Lender

                  By: /s/ Jaun A. Cazorla
                      Title: Vice President


                  BANK OF BOSTON CONNECTICUT
                  as Managing Agent and Lender

                  By: /s/ W. Lincoln Schoff
                      Title: Director


                  DEUTSCHE BANK AG, NEW YORK AND/OR
                  CAYMAN ISLANDS BRANCH
                  as Managing Agent and Lender

                  By: /s/ Joel D. Makowsky
                      Title: Assistant Vice President

                  By: /s/ Elizabeth Hope Tallmadge
                      Title: Director


                  CREDIT LYONNAIS NEW YORK BRANCH
                  as Co-Agent and Lender

                  By: /s/ Rod Hurst
                      Title: Vice President


                  THE INDUSTRIAL BANK OF JAPAN, LIMITED
                  as Co-Agent and Lender

                  By: /s/ Takuya Honjo

                      Title: Senior Vice President


                  MERCANTILE BANK OF ST. LOUIS, NA
                  as Lender

                  By: /s/ Timothy W. Hassler
                      Title: Assistant Vice President


                  THE SANWA BANK, LTD.
                  as Lender

                  By: /s/ Dominic J. Sorresso
                      Title: Vice President


                  THE FIRST NATIONAL BANK OF CHICAGO
                  as Lender

                  By: /s/ John Runger
                      Title: Managing Director


                  THE SUMITOMO BANK, LIMITED
                  as Lender

                  By: /s/ Michael F. Murphy
                      Title: Vice President and Manager

                  By: /s/ H.W. Redding
                      Title: Vice President and Manager


                  ALLIED IRISH BANK
                  as Lender

                  By: /s/ Marcia Meeker
                      Title: Vice President

                  By: /s/ W.J. Strickland
                      Title: Senior Vice President



                          PERFORMANCE PRICING SCHEDULE
                        (in percentage points per annum)

       Applicable Base Rate Margin, LIBOR Margin, Facility Fees and Letter of Credit Fees
     The Applicable Base Rate Margin, LIBOR Margin, Facility Fees and Letter of Credit Fees shall remain the same, increase or decrease, as the case may be, in accordance with the following schedule:
     Facility Fee is payable quarterly in arrears on the first day of each calendar quarter and computed on a 360-day basis.


Basis for Pricing *         LEVEL I       LEVEL II      LEVEL III      LEVEL IV     LEVEL V
-------------------      ------------    ----------    -----------    ----------    -------

If the ratio of
Indebtedness for
Borrowed Money to
EBITDA ("Leverage        <2.00           =>2.00 and    =>2.50 and     =>3.25 and    =>3.50
Ratio") is:                                 <2.50         <3.25          <3.50
           or
the Facility
 Rating** is:            BBB- or Baa3    BB+ or Ba1

Facility Fee
(Undrawn cost)           0.125           0.17          0.20           0.225         0.25

LIBOR Margin             0.275           0.355         0.425          0.525         0.625

Drawn cost
(Facility Fee+
LIBOR Margin)            0.40            0.525         0.625          0.75          0.875

Base Rate Margin         0.00            0.00          0.00           0.00          0.00

The fee in respect
of Standby Letters
of Credit                0.275           0.40          0.55           0.625         0.75

The fee in respect
of Documentary
Letters of Credit        0.10            0.15          0.25           0.35          0.40

* If, as a result of a differential between the Leverage Ratio and the Facility Rating, there is a discrepancy of more than one pricing level at any time, applicable pricing will be determined by reference to the pricing level which is one level lower than the highest of such pricing levels. If the Facility Rating is ever below BB+/Ba1, then the Leverage Ratio alone will determine pricing. However, if the Leverage Ratio is at Level V, Level V pricing will apply in all circumstances.

** The Facility Rating, where applicable, is the current rating by either Moody's or S&P of the Company's obligations under the Credit Agreement. If there is a discrepancy of one "notch" in the ratings ascribed by Moody's and S&P, the rating which corresponds to the lower pricing level will apply in order to determine pricing; provided, however, that if at any time there is a discrepancy of more than one notch, the pricing level will be one level lower than the highest applicable pricing level.